As filed with the Securities and Exchange Commission on September 30, 1997
                                                    Registration No. 333-xxxxxx

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          UNION NATIONAL BANCORP, INC.
                 (Name of Small Business Issuer in its Charter)

          Maryland                                   6712                                 52-1862338
(State or other jurisdiction of           (Primary Standard Industrial             (I.R.S. Employer Identification
incorporation or organization)            Classification Code Number)                              Number)


                              117 East Main Street
                           Westminster, Maryland 21157
                                 (410) 848-7200

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Virginia W. Smith
                      President and Chief Executive Officer
                          Union National Bancorp, Inc.
        117 East Main Street, Westminster, Maryland 21157; (410) 848-7200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copies to:
                          Abba David Poliakoff, Esquire
             Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
                             233 E. Redwood Street
                            Baltimore, Maryland 21202
                                 (410) 576-4067

Approximate date of commencement of the proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

===============================================================================================================================
                                               CALCULATION OF REGISTRATION FEE
===============================================================================================================================
                                                          Proposed Maximum          Proposed Maximum
    Title of Shares to be           Amount to be         Offering Price Per        Aggregate Offering          Amount of
         Registered                  Registered               Share(1)                  Price(1)            Registration Fee
-------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01 per share           150,000 shares              $32.25                  $4,837,500                $1,466
===============================================================================================================================

(1) Estimated pursuant to Rule 457(c) solely for purposes of calculating the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commissioner, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Prospectus                                                SUBJECT TO COMPLETION
                                                             September 30, 1997

                          Union National Bancorp, Inc.

               1997 Dividend Reinvestment and Stock Purchase Plan
                         150,000 Shares of Common Stock

         This Prospectus relates to 150,000 shares of common stock, par value $.01 per share (the "Common Stock") of Union National Bancorp, Inc. ("Union National"), a Maryland corporation, which may be issued from time to time pursuant to Union National's Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Plan offer holders of shares of Common Stock of Union National an opportunity to automatically reinvest their cash dividends in shares of Common Stock. The Plan also provides participating shareholders with a convenient and economical way to voluntarily purchase additional shares of Common Stock through voluntary cash payments of not less than $100 nor more than $10,000 per calendar quarter.

         Pursuant to the Plan, cash dividends on all shares which are registered in a participant's name or which are kept in a participant's account under the Plan are automatically reinvested in additional shares of Common Stock. Shares acquired for the Plan will be purchased directly from Union National, in the open market, or in negotiated transactions. The purchase price of shares purchased from Union National will be the fair market value per share, as defined in the Plan, on the date of purchase. Participating shareholders will receive a 3% discount for shares purchased through the Plan. The purchase price of shares purchased in the open market or in negotiated transactions will be the weighted average of the prices actually paid for the shares, excluding all fees, brokerage commission and expenses, less the 3% discount. Shareholders who do not elect to participate in the Plan will receive dividends, as declared and paid, by check or advice of credit to their account.

         The Plan does not represent a change in Union National's dividend policy or a guarantee of future dividends. The declaration of dividends will continue to depend on earnings, financial requirements and other factors.

         Any holder of record of Common Stock is eligible to participate in the Plan. Beneficial owners interested in participating in the Plan indirectly through brokers or nominee shareholders should contact their brokers or nominee holders to determine whether and to what extent such indirect participation is available to them.

         An investment in Common Stock held in the Plan account has the same market risks as an investment in Common Stock held in certificate form. Participants bear the risk of loss (and receive benefit of gain) occurring by reason of fluctuations in the market price of the Common Stock held in the Plan account.

         It  is  recommended   that  this  Prospectus  be  retained  for  future
reference.
                           --------------------------

              See "Risk Factors" beginning on page 6 for information to be considered by prospective investors.
                           --------------------------

        THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS
              AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
                  CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE COMMISSION OR ANY STATE
                 SECURITIES COMMISSION PASSED UPON THE ACCURACY
                       OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                           --------------------------

                      The date of this Prospectus is , 1997

                              AVAILABLE INFORMATION

         Union National is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Union National can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission also maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of such site is http:\\www.sec.gov.

         Union National has filed with the Commission a Registration Statement (the "Registration Statement") on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. This Prospectus, which constitutes part of the Registration
Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. For further information with respect to Union National and the offered securities, reference is made to the Registration Statement. The material provisions of any contract or other document referred to herein are described in this Prospectus; statements concerning the contents of such contracts and documents, however, are not necessarily complete, and in each such instance reference is made to the copy of such contract or other document filed as an exhibit to such Registration Statement, each such statement being qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by Union National with the Commission (File No. 0- 22523) are incorporated herein by reference:

         (a) Registration Statement on Form 10 dated May 5, 1997, as amended on August 5, 1997; and

         (b)  Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

         All documents filed by Union National pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing such documents. Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in the Registration Statement, this Prospectus, or any other subsequently filed document that is also incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Union National hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated herein by reference (other than exhibits to those documents unless the exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates by reference). Requests should be directed to the Secretary, 117 East Main Street, Westminster, Maryland 21157, telephone number
(410) 848-7200.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and subject to, the more detailed information and financial statements and notes thereto included in this Prospectus. Each investor is encouraged to read this Prospectus in its entirety. Investors should carefully consider the information set forth under the caption "Risk Factors."

                                   The Company

         Union National is a one-bank holding company headquartered in Westminster, Maryland. Through its sole, wholly-owned subsidiary, Union National Bank ("UNB"), Union National is primarily engaged in commercial and retail banking services and in related businesses. UNB was founded in Westminster in 1816 under the name Bank of Westminster, and was briefly known during the period of 1821 to 1830 as a branch of the Farmers & Mechanics Bank of Frederick. In 1865, UNB became known as "The Union National Bank of Westminster." UNB is currently in its 180th year of operation.

         UNB converted to a bank holding company structure on January 19, 1994, when it formed Union National, a Maryland corporation, to serve as the holding company. The principal executive office of Union National is located at 117 East Main Street, Westminster, Maryland 21157, and its telephone number is (410) 848-7200.

                  Dividend Reinvestment and Stock Purchase Plan

 Purpose The purpose of the Dividend Reinvestment and Stock Purchase Plan (the "Plan") of Union National Bancorp, Inc. ("Union National") is designed to provide the holders of Union National's Common Stock with a convenient and economical way to voluntarily purchase additional shares of Common Stock. Under to the Plan, cash dividends on all shares which are registered in a participant's name or which are held in a participant's Plan account are automatically reinvested in additional shares of Common Stock. Participants will pay no brokerage commission or service charges in acquiring additional shares of Common Stock under the Plan, and will receive a 3% discount for shares purchased through the Plan.

 Administration     The Plan will be administered by American Stock Transfer and
                    Trust Company (the "Plan Administrator"), which is also the stock transfer agent for Union National's Common Stock. The
                    Plan Administrator, among other things, keep the records and send detailed statements of account to participants.

 Eligibility        Generally,  all record and beneficial owners are eligible to participate in the Plan. An eligible shareholder may join the Plan by completing and signing an authorization form appointing the Plan Administrator as his or her agent to reinvest dividends paid on some or all of his or her shares in the Common Stock of Union National.

 Purchases          The  number of shares  to be  purchased  under the Plan will depend on the amount of dividends and voluntary cash investments to be reinvested and the applicable purchase price of the Common Stock. Common Stock will be purchased by the Plan Administrator not later than five business days after the Investment Date, as that term is defined in the Plan, at the fair market value of the Common Stock less a 3% discount on such purchases. The fair market value is determined by averaging the "daily average trades" for the ten (10) trading days preceding the relevant Investment
                    Date, as reported by one or more brokerage firms selected by Union National. Shareholders who do not wish to participate in the Plan will receive cash dividends, as and if declared, by check or advice of credit to their account.

 Voluntary
 Cash Purchases     Voluntary  cash  payments  may be  made  by participants  to purchase additional shares in amounts of not less than $100 no more than $10,000 per calendar quarter.

 Reports Each participant will receive a statement of account after each dividend payment date describing cash dividends and voluntary cash investments received, the number of shares purchased, the price per share and the total number of
                    shares   accumulated   under   the   Plan.

 Withdrawal of
 Participation      A participant may withdraw  his  or  her participation under
                    the   Plan  by   sending   written   notice   to  the   Plan
                    Administrator.   The  Plan   Administrator   will   issue  a
                    certificate for whole shares credited to the participant's account and a check representing the value of any fractional shares based on the then current market value per share of Union National's Common Stock.

 Withdrawal of
 Shares A participant can withdraw some or all of the shares of Common Stock credited to his or her account by completing a withdrawal notification specifying the number of shares to be withdrawn. Participants may also request that the Plan Administrator sell the shares being withdrawn from his or her account under the Plan. In such case, participants are responsible for fees, brokerage commission, and services charges incurred in connection with such sales.

                                  The Offering

Common Stock to be Issued............................  Up to 150,000 shares

Common Stock Outstanding.............................  834,000 shares

Proposed Use of Proceeds.............................  The proceeds from the sale of shares to the Plan will be used for working capital and general corporate
                                                       purposes.  See "Use of Proceeds."

No Market for the Shares.............................  The Common Stock is not listed on any stock exchange or quoted on an automated national quotation system,
                                                       and no application is being made at this time to so list
                                                       or quote the Common Stock.  The bid and asked prices
                                                       of the Common Stock are reported on the pink sheets
                                                       and on various bulletin boards under the symbol
                                                       "UNNL".

                                  Risk Factors

         Prospective investors in the Common Stock should carefully consider the factors set forth under the caption "Risk Factors" beginning on page 6.

                       Summary Consolidated Financial Data

(In Thousands of Dollars Except Per Share Data)           Six Months Ended June 30,             Year Ended December 31,
                                                          ------------------------- -----------------------------------------------
                                                              1997      1996       1996      1995       1994       1993      1992
                                                              ----      ----       ----      ----       ----       ----      ----
RESULTS FROM OPERATIONS
Interest Income                                             $8,877     $8,665   $17,361    $17,091   $15,109    $14,789   $  14,804
Interest Expense                                             4,046      4,042     8,099      8,092     6,289      6,170       6,967
                                                            ------     ------   -------    -------   -------    -------   ---------
  Net Interest Income                                        4,831      4,623     9,262      8,999     8,820      8,619       7,837
Provision for Credit Losses                                    116        191       329        212       342        425         470
                                                            ------     ------   -------    -------   -------    -------   ---------
  Net Interest Income after Provision for
    Credit Losses                                            4,715      4,432     8,933      8,787     8,478      8,194       7,367
Non-Interest Income                                            636        497     1,086        978     1,315      1,029         874
Non-Interest Expense                                         3,601      3,411     7,200      7,058     6,800      6,179       5,595
                                                            ------     ------   -------    -------   -------    -------   ---------
  Income Before Income Taxes                                 1,750      1,518     2,819      2,707     2,993      3,044       2,646
Applicable Income Taxes                                        575        527       955        912       990      1,009         867
                                                            ------     ------   -------    -------   -------    -------   ---------
Net Income before effect of accounting change                1,175        991     1,864      1,795     2,003      2,034       1,780
Effect of accounting change                                      0          0         0          0         0          0         248
                                                            ------     ------   -------    -------   -------    -------   ---------
Net Income                                                  $1,175     $  991   $ 1,864    $ 1,795   $ 2,003    $ 2,034   $   2,028
                                                            ======     ======   =======    =======   =======    =======   =========

FINANCIAL CONDITION
Total assets                                              $235,565   $219,801  $225,036   $218,816  $207,226   $192,290    $175,511
Investment securities (including available for sale)        63,445     53,264    55,940     52,421    54,938     48,724      38,659
Loans, net of unearned income                              148,093    147,349   147,351    146,822   139,730    128,498     127,652
Allowance for loan losses                                    1,848      1,796     1,772      1,769     1,671      1,503       1,365
Deposits                                                   205,596    197,390    199,291   193,462   182,533    172,816     160,367
Shareholders' equity                                        19,064     17,045    18,053     16,540    13,948     14,061      12,125

PER SHARE DATA
Net income                                                 $  1.41    $  1.29   $   2.23  $   2.15  $   2.40   $   2.44    $   2.43
Dividends                                                     0.31       0.29       0.57      0.52      0.50       0.46        0.38
Shareholders' equity                                         22.85      20.44      21.65     19.83     16.72      16.86       14.54

PERFORMANCE RATIOS
Return on average assets                                      1.09%      0.85%      0.84%     0.84%     1.00%      1.10%       1.06%
Return on average equity                                     12.55      10.83      10.80     11.55     14.34      15.63       15.77
Net interest margin on average earning assets                 4.51       4.48       4.53      4.56      4.83       5.12        5.13
Efficiency (non-interest expense / (net interest
  income + non-interest income))                             65.87      66.62      69.58     70.75     67.09      64.04       64.22

LIQUIDITY AND CAPITAL RATIOS
Shareholders' equity (% assets)                               8.09%      7.75%      8.02%     7.56%     6.73%      7.31%       6.91%
Risk-based:
  Tier 1 Capital                                             11.91      10.98      11.72     10.86     10.42      10.62        9.83
  Total Capital                                              13.07      12.12      12.87     12.01     11.77      10.94       10.75
Dividends (% net income)                                     22.01      23.56      25.51     24.16     20.82      18.86       17.80
Loans to deposits                                            72.03      74.65      73.94     75.89     76.55      74.36       79.60

ASSET QUALITY RATIOS
Allowance for credit losses to total loans                    1.25%      1.22%      1.20%    1.20%      1.20%      1.17%       1.07%
Allowance for credit losses to non-performing loans         262.50     217.96     136.34   322.24     717.14     167.23      201.99
Net loan charge-offs to average total loans                   0.07       0.03       0.22     0.08       0.13       0.22        0.16


                                                   RISK FACTORS

         In addition to the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of Union National's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. Union National's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed below, as well as herein. The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the shares of Common Stock offered hereby.

Limited History of Profitability; Dependence on Subsidiary Bank

         Union National's sole business activity for the foreseeable future will be to act as the holding company of UNB; therefore, the profitability of Union National will be dependent on the results of the operations of UNB. Adverse results or events at UNB would have a significant impact on Union National's results of operations and financial condition. Although Union National's operations have been profitable, there can be no assurance that it will be as profitable or profitable at all in the future. Among many factors which could adversely affect Union National's financial performance are government regulation, increased competition, and unfavorable economic conditions. See "--Impact of Government Regulation on Operating Results, --Highly Competitive Market and --Impact on Economic Conditions and Monetary Policy on Operating Results."

Concentrations in Real Estate Lending and Related Risks

         UNB is currently dependent on real estate lending activities, which on June 30, 1997, had produced real estate loans totaling approximately 64% of Union National's loan portfolio. Real estate loan origination activity, including refinancings, generally is greater during periods of declining interest rates and favorable economic conditions, and has been favorably affected by relatively lower market interest rates during the past several years. There is no assurance that such favorable conditions will continue.

         Real estate loans are subject to the risk that real estate values in a geographical area or for a particular type of real estate will decrease, and to the risk that borrowers will be unable to meet their loan obligations. Union National attempts to minimize these risks by making real estate loans that are secured by a variety of different types of real estate, adhering to standard debt to income ratios and requiring Private Mortgage Insurance for loans where the loan to value ratio is greater than 80%. In addition, Union National reviews the potential borrower's ability to meet debt service obligations. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

Risk of Loan Losses

         The risk of credit losses on loans varies with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan being made, the value and marketability of the collateral for the loan. Management maintains an allowance for loan losses based upon, among other things, historical experience, an evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectability of the loan portfolio and provides an allowance for loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectability is considered questionable. If management's assumptions and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb future losses, or if the bank regulatory authorities require UNB to increase the allowance for loan losses as a part of their examination process, UNB's earnings could be significantly and adversely affected. Although UNB's loans are typically secured, certain lending activities may involve greater risks and the percentage applied to specific loan types may vary.

         As of June 30, 1997, the allowance for loan losses was $1,848,176, which represented 1.25% of outstanding loans, net of unearned income. At such date, Union National had non-accrual loans totalling approximately $824,317. UNB actively manages its non-performing loans in an effort to minimize credit losses and monitors its asset quality to maintain an adequate allowance for credit losses. Although management believes that its allowance for loan losses is adequate, there can be no assurance that the allowance will prove sufficient to cover future loan losses. Further, although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to UNB's non-performing or performing loans. Material additions to UNB's allowance for loan losses would result in a decrease in UNB's net income and capital, and could have a material adverse effect on Union National. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Impact of Economic Conditions and Monetary Policy on Operating Results

         The operating results of Union National will depend to a great extent upon the rate differentials which result from the difference between the income it receives from its loans, securities and other earning assets and the interest expense it pays on its deposits and other interest-bearing liabilities. These rate differentials are highly sensitive to many factors beyond the control of Union National, including general economic conditions and the policies of various governmental and regulatory authorities, in particular the Board of Governors of the Federal Reserve System (the "FRB"). Also, adverse changes in general economic conditions could impair borrowers' ability to repay loans as they mature, thus reducing the income Union National receives from loans and reducing the amount of rate differentials.

         Like other depositary institutions, Union National is affected by the monetary policies implemented by the FRB and other federal instrumentalities. A primary instrument of monetary policy employed by the FRB is the restriction or expansion of the money supply through open market operations including the purchase and sale of government securities and the adjustment of reserve requirements. These actions may at times result in significant fluctuations in interest rates, which could have adverse effects on the operations of Union National. In particular, Union National's ability to make loans and attract deposits, as well as public demand for loans, could be adversely affected. See "Supervision and Regulation--Monetary Policy."

Impact of Government Regulation on Operating Results

         The operations of Union National and UNB are and will be affected by current and future legislation and by the policies established from time to time by various federal and state regulatory authorities. UNB is subject to supervision and periodic examination by the Office of the Comptroller of the Currency ("OCC"). Union National is also subject to supervision by the FRB and the Maryland Commissioner of Financial Regulation ("Commissioner"). Banking regulations, designed primarily for the safety of depositors, may limit a financial institution's growth and the return to its investors by restricting such activities as the payment of dividends, mergers with or acquisitions by other institutions, investments, loans and interest rates, interest rates paid on deposits, expansion of branch offices, and the provision of securities or trust services. UNB also is subject to capitalization guidelines set forth in federal legislation, and could be subject to enforcement actions to the extent that UNB is found by regulatory examiners to be undercapitalized. It is not possible to predict what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on the future business and earnings prospects of Union National and UNB. The cost of compliance with regulatory requirements may adversely affect Union National's ability to operate profitably. See "Supervision and Regulation."

Highly Competitive Market

         Union National and UNB operate in a competitive market, competing for deposits and loans with commercial banks, thrifts and other financial entities. Numerous mergers and consolidations involving banks in the market in which UNB operates have occurred recently, resulting in an intensification of competition in the banking industry in Union National's geographical market. Competition for deposits comes primarily from other commercial banks, savings associations, credit unions, money market and mutual funds and other investment alternatives. Competition for loans comes primarily from other commercial banks, savings associations, mortgage banking firms, credit unions and other financial intermediaries. Many of the financial intermediaries operating in Union National's market area offer certain services, such as trust and international banking services, which Union National does not offer. In addition, banks with a larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the needs of larger customers.

         Recent changes in federal banking laws facilitate interstate branching and merger activity among banks. Since September, 1995, certain banking holding companies are authorized to acquire banks throughout the United States. In addition, on and after June 1, 1997, certain banks will be permit to merge with banks organized under the laws of different states. Such changes may result in an even greater degree of competition in the banking industry and Union National may be brought into competition with institutions with which it does not presently compete. There can be no assurance that the profitability of Union National will not be adversely affected by the increased competition which may characterize the banking industry in the future. See "Supervision and Regulation -- Interstate Banking Legislation."

Lack of Trading Market

         There is a very limited public market for the Common Stock of Union National, and there can be no assurance that a more active trading market will develop.

Limitations on Payment of Dividends

         Union National's principal business operations are conducted through UNB and therefore, cash available to pay dividends or dividends eligible for reinvestment pursuant to the Plan would be derived from dividends paid to it by UNB. UNB's ability to pay dividends to Union National and Union National's ability to pay dividends to shareholders on the Common Stock are also subject to and limited by certain legal and regulatory restrictions. See "Supervision and Regulation --Limits on Dividends and Other Payments" and "Dividend Policy."

Anti-Takeover Measures

         The Articles of Incorporation (the "Articles") and Bylaws of Union National contain certain provisions designed to enhance the ability of the Board of Directors to deal with attempts to acquire control of Union National. These provisions provide for the classification of Union National's Board of Directors into three classes; directors of each class will serve for staggered three year periods and that no director may be removed except for cause and then only by the affirmative vote of at least two-thirds of the total eligible shareholder votes. In addition, the Maryland General Corporation Law contains certain anti-takeover provisions that apply to Union National. While these provisions may provide flexibility in connection with acquisitions and other corporate purposes, they could discourage or make more difficult a merger, tender offer or proxy contest, even though certain shareholders may wish to participate in such a transaction. Further, such provisions could potentially adversely affect the market price of the Common Stock. See "Description of Common Stock."

                                   THE COMPANY

         Union National is a one-bank holding company headquartered in Westminster, Maryland. Through its sole, wholly-owned subsidiary, UNB, Union National is primarily engaged in commercial and retail banking services and in related businesses. UNB was founded in Westminster in 1816 under the name Bank of Westminster, and was briefly known during the period of 1821 to 1830 as a branch of the Farmers & Mechanics Bank of Frederick. In 1865, UNB became known as "The Union National Bank of Westminster." UNB is currently in its 18th year of operation.

         UNB converted to a bank holding company structure on January 19, 1994, when it formed Union National, a Maryland corporation, to serve as the holding company. The principal executive office of Union National is located at 117 East Main Street, Westminster, Maryland 21157, and its telephone number is (410) 848-7200.


               1997 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

         The following, in a question and answer format, is Union National's 1997 Dividend Reinvestment and Stock Purchase Plan (the "Plan"). Those holders of the Common Stock who do not participate in the Plan will continue to receive cash dividend payments if and when dividends are declared and paid.

Purpose

1.       What is the purpose of the Plan?

         The purpose of the Plan is to provide holders of Union National's Common Stock with a convenient and economical method of investing cash dividends and voluntary cash payments to purchase additional shares of Common Stock of Union National.

         The Plan allows participants to increase their ownership interest in Union National through the receipt of Common Stock in lieu of cash dividends, without requiring participants to purchase Common Stock in the open market. Accordingly, participants will pay no brokerage commissions or service charges in acquiring additional shares of Common Stock through the Plan. To the extent that the additional shares are purchased directly from Union National, the proceeds will be used by Union National for its general corporate purposes. See "Use of Proceeds."

         Neither Union National nor the Plan Administrator (as defined in No. 3 below) provide any assurance that shares purchased under the Plan will, at any particular time, be worth more or less than their purchase price.

Advantages

2.       What are the advantages of the Plan?

         o Reinvest cash dividends and invest voluntary cash payments (within specified limits) in additional shares of Common Stock at a 3% discount, without payment of any service charges or brokerage commissions (see No. 13 below).

         o Invest the full amount of all dividends in shares of Common Stock including fractional shares, which also earn dividends under the Plan (see No. 11 below).

         o Avoid safekeeping and record keeping costs through the free custodial and reporting services furnished by the Plan (see No. 18 below).

         o Regularly receive a detailed statement, in book entry form, of account transactions (see No. 17 below).

Administration

3.       Who administers the Plan for participants?

         American Stock Transfer and Trust Company (the "Plan Administrator") will administer the Plan as the agent for the participants, and in such capacity will hold shares in the name of its nominee as agent for Plan participants, the Plan Administrator will keep and maintain records, provide detailed statements of account to participants, and perform other duties related to the Plan. Any notices, questions, or other communications relating to the Plan should include the participant's account number and tax identification number and should be addressed to:

                               Plan Administrator
                    American Stock Transfer and Trust Company
                                 40 Wall Street
                            New York, New York 10005
                                 (800) 278-4353

         In the event that the Plan Administrator should resign or otherwise cease to act as the agent, Union National will make such other arrangements as it deems appropriate for the administration of the Plan. In addition, Union National may replace the Plan Administrator as the agent at any time.

Participation

4.       Who is eligible to participate?

         All holders of Common Stock are eligible to participate in the Plan. Holders may participate in the Plan with respect to all or any portion of their shares. Record holders of Common Stock are eligible to participate in the Plan directly. Beneficial owners of the Common Stock whose shares are registered in names other than their own (e.g., in the name of a broker, bank nominee or trustee) must either become shareholders of record by having all or portion of their shares transferred into their own names or make appropriate arrangements for their broker or nominee to participate on their behalf. Shareholders will not be eligible to participate in the Plan if they reside in a jurisdiction in which it is unlawful under state or local securities or "blue sky" laws for Union National to permit their participation.

5.       How does an eligible shareholder become a participant?

         All eligible shareholders may join the Plan at any time by completing and signing the accompanying authorization form ("Authorization Form") and returning it to the Plan Administrator.
Additional Authorization Forms may be obtained from Union National.

6.       What does the Authorization Form provide?

         The Authorization Form appoints the Plan Administrator as the agent to reinvest dividends on some or all shares registered under the Plan, and to purchase additional shares with voluntary cash investments.

7.       When may a shareholder join the Plan?

         A shareholder may join the Plan at any time if a properly completed Authorization Form is received by the Plan Administrator at least five (5) business days before a dividend record date, the dividends then payable will be reinvested in Union National's Common Stock under the Plan. Historically, dividends declared on the Common Stock have been declared and paid on a quarterly basis. Union National's Board of Directors reserves the right to change the dividend record and payment dates, if and when dividends are declared.

8.       Is partial participation possible under the Plan?

         Yes. A record holder may register all or any portion of his or her shares in the Plan. However, dividends will be reinvested as to all shares registered under the Plan in the holder's name.

9.       Is the right to participate in the Plan transferable?

         No. The right to participate in the Plan is not transferable. A shareholder participating in the Plan will continue to be a participant until the Plan is terminated or until such shareholder gives notice to the Plan Administrator withdrawing from or terminating his or her participation in the Plan.

Purchases

10.      What is the source for shares of Common Stock purchased under the Plan?

         Plan shares will be purchased by the Plan Administrator, at Union National's discretion, directly from Union National, on the open market or in negotiated transactions, or a combination of the foregoing.

11. How many shares of Common Stock will be purchased for a participant under the Plan?

         The number of shares to be purchased for each participant will depend on the amount of a participant's dividends that are to be reinvested, the amount of voluntary cash investment, and the applicable purchase price of the Common Stock. Each participant's account will be credited with that number of shares, including any fractional shares computed to three decimal places, equal to the total amount to be invested divided by the applicable purchase price. All dividends on shares held in a participant's account, whether purchased through dividend reinvestment or voluntary cash investment, will be automatically reinvested in additional shares of Common Stock.

12. When will shares of Common Stock be purchased for a participant under the Plan?

         Cash dividends and voluntary cash investments will be used to purchase Common Stock as soon as reasonably possible after the applicable dividend payment date, but not more than five business days after such date. The date on which dividends and voluntary cash investments are reinvested is hereinafter referred to as the "Investment Date."

13.      At what price will shares of Common Stock be purchased under the Plan?

         In the case of purchase of shares of Common Stock from Union National, the purchase price will be the fair market value of the Common Stock as of the relevant Investment Date, less a 3% discount. The fair market value of the Common Stock will be determined by averaging the "daily average trades" for the 10 trading days preceding the relevant Investment Date, as reported by one or more brokerage firms selected by Union National that make a market in Union National's Common Stock.

         In the event that there were no trades, or an insufficient number of trades (generally less than 500 shares) upon which to form a basis to determine fair market value within the 10 trading days prior to the relevant Investment Date, then the fair market value of the Common Stock may be determined by reference to other factors deemed by Union National to be appropriate. Such other factors may include, but are not limited to, in Union National's sole discretion: (a) average trades reported by market makers on dates that are recent but are prior to the 10 trading day period immediately preceding the Investment Date; (b) prices at which the stock is known to have been traded in recent transactions; (c) a multiple of Union National's book value per share which Union National believes is consistent with the multiple of trading prices of companies similar to Union National but whose stock is more readily traded and quoted in the public markets; and (d) a multiple of Union National's annualized earnings per share. In the case of purchases of shares of Common Stock on the open market or in negotiated transactions, the purchase price will be the weighted average of the prices actually paid for shares purchased for the relevant Investment Date (excluding all fees, brokerage commissions and expenses), less a 3% discount.

Voluntary Cash Payments

14.      Who will be eligible to make voluntary cash investments?

         All holders of shares of Common Stock who elect to have dividends reinvested in accordance with provisions of the Plan may also elect to made voluntary cash payments.

15. What are the timing requirements and other limitations on voluntary cash payments?

         Voluntary cash payments to be applied to the purchase of shares on any given Investment Date must be received by the Plan Administrator not more than 30 calendar days prior to the Investment Date nor less then five business days prior to the Investment Date. Voluntary cash payments received too early or too late will be returned to the participant. Voluntary cash payments may not be less than $100 per calendar quarter or total more than $10,000 in any calendar quarter. Union National reserves the right in its sole discretion to determine whether voluntary cash payments are made on behalf of an eligible participant.

16.      How does the voluntary cash payment option work?

         Voluntary cash payments may be made by participants enclosing a check or money order with the Authorization Form, and by existing participants by forwarding a check or money order to the Plan Administrator with a Payment Form which will be sent to participants with each statement of account. Checks and money orders should be made payable to "American Stock Transfer and Trust Company, Plan Administrator" and should include the participant's social security number or taxpayer identification number, and his or her account number under the Plan.

         Any voluntary cash payment received by the Plan Administrator within the period described above (see no. 12) will be applied to the purchase of shares of Common Stock on the upcoming Investment Date at a price determined in accordance with provisions of the Plan (see No. 13 above). Voluntary cash payments made by check or other draft will not be applied to the purchase of shares of Common Stock on or for such Investment Date unless such check or draft has cleared prior to such Investment Date. The Plan Administrator will promptly send an acknowledgement to participants confirming that his or her funds had been received and posted in time for investment on a particular Investment Date. A participant may obtain the return of any voluntary cash payment upon request received by the Plan Administrator on or before the second business day prior to the Investment Date on which it is to be invested. Interest will not be paid on voluntary cash payments.

Reports to Participants

17.      What kind of reports will be sent to participants in the Plan?

         Each participant in the Plan will receive a statement of account subsequent to each dividend payment date describing cash dividends and voluntary cash investments received, the number of shares purchased, the price per share and total shares accumulated under the Plan. These statements will provide a record of the dates and costs of purchases on a quarterly basis and should be retained for income tax purposes. Participants will also receive Union National's annual and quarterly reports to shareholders, notices of shareholder meetings, proxy statements, and Internal Revenue Service information for reporting dividends received and commission expenses paid on their behalf.

Share Certificates; Safekeeping

18.      Will certificates be issued for shares of Common Stock purchased?

         Unless requested in writing by a participant, certificates for shares of Common Stock purchased under the Plan will not be issued. The number of shares credited to a participant's account under the Plan will be shown on the participant's periodic statements of account. This safekeeping feature protects against loss, theft or destruction of stock certificates. Certificates will be issued for whole shares withdrawn from the Plan. All certificates delivered for safekeeping must be enrolled in the Plan. Certificates will be cancelled and new certificates will be issued in the name of the Plan Administrator; upon withdrawal, those certificates will be cancelled and new certificates will be reissued in the name of the participant.

19. In whose name will certificates be registered when issued to partici-pants?

         Unless the participant otherwise directs, upon withdrawals from the Plan certificates will be issued in the name in which the participant's dividend reinvestment account is maintained. If a participant requests a certificate to be issued in a name other than that of the account registration, the request must bear his or her own signature. If the account is registered in multiple names, all signatures must appear on the request. In both cases, the signature(s) must be guaranteed by a financial institution or broker or dealer that is a member of the Securities Transfer Agents Medallion Program. Upon a participant's death, the Plan Administrator will follow the instructions of the decedent's personal representative upon submission of appropriate proof of authority.

Withdrawal of Shares in Plan Accounts

20.      How may a participant withdraw shares purchased under the Plan?

         A participant may withdraw all or any portion of the shares of Common Stock credited to his or her account by completing the withdrawal notification information set forth on the reverse side of the account statement and specifying the number of shares to be withdrawn. This request for withdrawal should be mailed to the Plan Administrator at the address provided on the account statement. Certificates for whole shares of Common Stock so withdrawn will be registered in the name of and issued to the participant (see No. 18 above). Any request for withdrawal of shares of Common Stock credited to a participant's account received less than five business days before an Investment Date will not be effective until after the dividends are reinvested and the shares are credited to the participant's account. Any other request for withdrawal of a portion of the shares of Common Stock credited to a participant's account will be effective upon receipt of such request by the Plan Administrator. Dividends will continue to be reinvested on shares remaining in a participant's account unless the participant withdraws all of the whole and fractional shares from his or her account, which will be treated as a termination of participation in the Plan (see No. 22 below).

21.      May a participant elect to have the withdrawn shares sold?

         Yes. Participants may request the Plan Administrator to sell the shares being withdrawn from their account under the Plan. A request to sell all shares of Common Stock credited to a participant's account received from a participant after the ex-dividend date for a dividend will not be effective until the participant's dividends for the applicable record date have been reinvested and the shares credited to the participant's account. A request to sell a portion of the shares of Common Stock credited to a participant's account will be declared effective upon receipt by the Plan Administrator. Participants should specify in their request for withdrawal the number of shares to be sold.

         The Plan Administrator will arrange for the sale of such shares within 20 business days after receipt of the notice, and deliver to the participant a check for the net proceeds of the sale. The proceeds of the sale will be applied first to pay fees, brokerage commissions, applicable withholding taxes and transfer taxes (if any) incurred in connection with the sale. A fee of $10 (but not more than the proceeds of the sale of a fractional share) is charged by the Plan Administrator for the sale of shares held under the Plan. A request for shares to be sold must be signed by all persons in whose names the account appears, with signatures guaranteed, as specified in No. 19 above.

Termination of Participation in Dividend Reinvestment

22.      How does a participant withdraw from the Plan?

         Participation in the Plan is entirely voluntary and participants may terminate their participation at any time by sending written notice to the Plan Administrator. When a participant terminates from the Plan or upon termination of the Plan by Union National, the Plan Administrator will deliver to the participant a certificate for the number of whole shares credited to the participant's account, and a check representing the value of any fractional shares (less the applicable fee for the sale of the fractional share) based on the then current market value per share. Thereafter, all dividends will be paid in cash (or in stock dividends, if so declared by the Board of Directors on all Common Stock) to the shareholder who withdraws from the Plan. Any participant who elects to discontinue participation shall not be eligible to make voluntary cash payments.

         Any notice of termination received less than five business days prior to an Investment Date will not be effective until the dividends have been reinvested and the shares have been credited to the participant's account. A shareholder may elect to re-enroll in the Plan at any time.

Federal Tax Information

23. What are the federal income tax consequences of participation in the Plan?

         Reinvestment Dividends. A shareholder who participates in the plan will be treated as having received, with respect to the cash dividend and reinvestment, a distribution to which Section 301 of the Internal Revenue Code of 1984, as amended (the "Code"), applies. The amount of the distribution will be the fair market value of the stock received on the date the stock is purchased. The amount of the distribution that will be includible in income as a dividend will be that amount that is paid out of Union National's current and/or accumulated earnings and profits. The distribution, to the extent it exceeds such earnings and profits, will be a return of capital and reduce the adjusted basis of the stock. The portion of the distribution that exceeds such earnings and profits and the adjusted basis of the stock will be treated as gain from the sale or exchange of property.

         Voluntary Cash Payments. A shareholder who makes a voluntary cash payment for the purchase of stock under the plan will be treated as having received a distribution to which Section 301 of the Code applies in an amount equal to the excess of the fair market value of the stock received on the date of the purchase over the amount of the voluntary cash payment made by the shareholder. The federal income tax treatment of the distribution would depend upon the amount of Union National's current and/or accumulated earnings and profits as discussed above.

         Brokerage Commissions. Each shareholder receiving a distribution, as discussed above, will also be treated as receiving a distribution to which
Section 301 of the Code applies in an amount equal to a pro rata share of any brokerage commission or other related charges paid by Union National in connection with the purchase of stock on behalf of the shareholder. The federal income tax treatment of any such distribution would depend upon the amount of Union National's current and/or accumulated earnings and profits as discussed above.

         Additional Information. A shareholder's tax basis in the stock acquired under the plan will generally equal the total amount of the distribution that the shareholder is treated as receiving, as discussed above, plus, in the case of a shareholder who makes a voluntary cash payment, the amount of such payment. A shareholder's holding period in such stock generally begins on the date following the date on which the stock is credited to the shareholder's plan account. In the case of any shareholder as to whom federal income tax withholding on distributions is required, and in the case of any foreign shareholder whose taxable income under the Plan is subject to federal income tax withholding, dividends will be reinvested net of the required amount of tax withheld.

         THE FOREGOING SUMMARY IS BASED UPON AN INTERPRETATION OF CURRENT FEDERAL INCOME TAX LAWS. PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF PARTICULAR ACCOUNT TRANSACTIONS INCLUDING STATE CONSEQUENCES. CERTAIN TAX INFORMATION WILL BE PROVIDED TO PARTICIPANTS BY THE PLAN ADMINISTRATOR.

Other Information

24. What happens if Union National declares a stock dividend or effects a stock split?

         Any shares of Common Stock issued in connection with a stock split or stock dividend on Common Stock held under the Plan will be added to the participant's account under the Plan. Stock dividends or split shares distributed on shares held directly by a participant will be mailed to the participant in the same manner as to shareholders who do not participate in the Plan.

25. If Union National has a rights offering, how will a participant's entitlement be computed?

         A participant's entitlement in a rights offering will be based upon his or her total holdings in the same manner as dividends are computed currently. Rights certificates will be issued for the number of whole shares only, however, and rights based on a fraction of a share held in a participant's account will be sold for his or her account and the proceeds, less commissions and taxes, if any, will be mailed directly to the participant.

26. How will shares credited to a participant's account be voted at a meeting of the shareholders?

         If on a record date for a meeting of shareholders there are shares credited to a participant's account under the Plan, the participant will be sent proxy materials for the meeting. A participant will be entitled to vote all shares of Common Stock credited to his or her account. The participant may also vote his or her shares at the meeting in person or by proxy.

27. What are the responsibilities and liabilities of Union National and the Plan Administrator?

         Union National and the Plan Administrator shall not be liable for any act taken in good faith or for any good faith omission to act, including without limitation, any claims of liability: (a) arising out of a failure to terminate a participant's account upon his or her death; (b) with respect to the prices at which shares of Union National's Common Stock are purchased or sold, the times when or the manner in which such purchases or sales are made, the decision whether to purchase such shares of Common Stock on the open market, from Union National or in private transactions, or fluctuations in the market value of the Common Stock; and (c) any matters relating to the operation or management of the Plan.

         Participants should recognize that Union National can make no assurance of any profit on, or protect against a loss from, the Common Stock purchased by or for participants under the Plan.

         All transactions in connection with the Plan will be governed by the laws of the State of Maryland, and are subject to all applicable federal tax or securities laws.

28.      May the Plan be amended, modified or discontinued?

         Yes. The Board of Directors of Union National, at its discretion, may amend, modify, suspend or terminate the Plan and will endeavor to notify participants of any such amendment, modification, suspension or termination. The Board of Directors may, for whatever reason at any time as it may determine in its sole discretion, terminate a participant's participation in the Plan after mailing a notice of intention to terminate to the participant at the address as it appears on the records of the Plan Administrator. In addition, the Board of Directors of Union National and the Plan Administrator may each adopt reasonable procedures for the administration of the Plan. The Board of Directors has the sole authority to interpret the Plan in the manner that it deems appropriate in its absolute discretion.

29.      Who will bear the costs of the purchases made under the Plan?

         All costs of administration of the Plan will be paid by Union National. Participants will incur no brokerage commissions or other charges for purchases made under the Plan.

         A participant who requests that the Plan Administrator sell shares of Common Stock held in his or her account will incur any brokerage fees incurred in connection with such sale.

30.      May a participant pledge shares purchased under the Plan?

         No. A participant who wishes to pledge shares credited to his account must request the withdrawal of such shares in accordance with the procedures outlined in response to Question No. 20 above.

31.      Can adjustments be made in the number of shares subject to the Plan?

         This Plan pertains to an aggregate of 150,000 shares of Common Stock of Union National registered with the Commission for purposes of the Plan, subject to adjustment as follows:

                  (a) In the event that a dividend shall be declared upon the Common Stock payable in shares of Common Stock, the number of shares of Common Stock available for issuance pursuant to the Plan shall be adjusted by adding thereto the number of shares which would have been distributable thereon if such shares had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend.

                  (b) In the event that the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of Union National or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger, or consolidation, then there shall be substituted for the shares available for issuance pursuant to the Plan, the number and kind of shares of stock or other securities which would have been substituted therefor if such shares of stock or other securities had been outstanding on the date fixed for determining the shareholders entitled to receive such changed or substituted stock or other securities.

                  (c) In the event there shall be any change, other than specified above, in the number or kind of outstanding shares of Common Stock of Union National or of any stock or other securities into which such Common Stock shall be changed or for which it shall have been exchanged, then if the Board of Directors of Union National shall determine, in it discretion, that such change equitably requires an adjustment in the number or kind of shares which available for issuance pursuant to the Plan, such adjustment shall be made by the Board of Directors and shall be effective and binding for all purposes of the Plan.

                  (d) No adjustment or substitution provided for herein shall require Union National to issue or to sell a fractional share of Common Stock under the Plan and the total adjustment or substitution may be limited accordingly.

         In addition, the Board of Directors may at any time and from time to time increase the number of shares of Common Stock that may be issued pursuant to the Plan. The number of shares so made available will be reserved by the Board of Directors for issuance under the Plan.


       [The Authorization Form may be found at the end of this Prospectus]

                           MARKET PRICES AND DIVIDENDS

         There is no established public trading market for Union National's Shares. Accordingly, there is no comprehensive record of trades or the prices of any such trades. The following table reflects stock prices for Union National's Common Stock to the extent such information is available, and the dividends declared with respect thereto during the preceding two years and the first three quarters of 1997:

                                                              1995
                                                              ----
                                                Price Range
                                              Low        High       Dividends
                                              ---        ----       ---------

             1st Quarter                    $26.00      $27.00        $0.13
             2nd Quarter                     26.50       27.00         0.13
             3rd Quarter                     29.00       30.25         0.13
             4th Quarter                     30.00       30.00         0.13

                                                                1996
                                                                ----
                                                Price Range
                                              Low        High       Dividends
                                              ---        ----       ---------

             1st Quarter                    $28.00      $28.00        $0.14
             2nd Quarter                     31.00       32.00         0.14
             3rd Quarter                     30.00       33.75         0.14
             4th Quarter                     32.00       35.88         0.15


                                                                1997
                                                                ----
                                                Price Range
                                              Low        High       Dividends
                                              ---        ----       ---------

             1st Quarter                    $32.00      $37.00        $0.15
             2nd Quarter                     33.00       37.25         0.16
             3rd Quarter (through            33.25       37.00         0.18
                          September 17)

         As of July 31, 1997, the approximate number of holders of record of Union National's Common Stock was 143. At such date, 834,000 shares of Common Stock were outstanding.

         The Union National Board of Directors reviews its dividend policy at least annually. The amount of the dividend, while in its sole discretion of the Board, depends in part upon the performance of UNB. Union National's ability to pay dividends is also subject to the restrictions imposed by Maryland law. Generally, Maryland law prohibits corporations from paying dividends if the corporation is insolvent or if the dividend would cause a corporation to be unable to pay indebtedness of the corporation as the indebtedness becomes due in the usual course of business or the corporations's total assets would be less than the sum of its total liabilities plus the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. There can be no assurance that dividends will be declared in the future or the rate that such dividends, if any, will be paid.

         Union National is also subject to the dividend restrictions applicable to national banks because its only source of income is from the dividends paid by UNB to Union National. Under the National Bank Act, dividends may be paid only out retained earnings as defined in the statute. The approval of the OCC is required if the dividends for any year exceed the net profits, as defined, for that year plus the retained net profits for the preceding two years. In addition, unless a national bank's capital surplus equals or exceeds the stated capital for its common stock, no dividends may be declared unless the bank makes transfers from retained earnings to capital surplus. See "Supervision and Regulation."

                                 USE OF PROCEEDS

         Union National knows neither the number of shares that will ultimately be purchased under the Plan nor the prices at which such shares will be purchased. Union National intends to use the proceeds from such purchases, when and as received, for working capital and general corporate purposes, which may include contributions to UNB to increase UNB's capital and to permit additional growth in UNB's assets. A change in the use of proceeds or timing of such use will be at Union National's discretion.


                                 CAPITALIZATION

The following table sets forth the consolidated historical capitalization, including deposits, of Union National at June 30, 1997. The information set forth below should be read in conjunction with the Consolidated Financial Statements of Union National included elsewhere in this prospectus.

                                                             June 30, 1997
                                                             -------------

Deposits:
         Total deposits                                          205,595,805
Securities sold under agreements to repurchase                    10,012,991
Federal Home Loan Bank Borrowing

STOCKHOLDERS' EQUITY
Common stock - $.01 par; 10,000,000 shares authorized;
  834,000 shares issued and outstanding                                8.340
Surplus                                                            8,342,055
Unrealized appreciation (depreciation) on securities available
  for sale (net of related tax effects)                               36,702
Retained earnings                                                 10,677,043
                                                                  ----------

         Total stockholders' equity                               19,064,140

                         SELECTED FINANCIAL INFORMATION

         The following selected financial data should be read in conjunction with Union National's consolidated financial statements, related notes and other financial information included herein and Management's Discussion and Analysis of Financial Condition and Results of Operations.

(In Thousands of Dollars Except Per Share Data)        Six Months Ended June 30,                    Year Ended December 31,
                                                       -------------------------                    -----------------------
                                                           1997       1996        1996       1995        1994       1993       1992
                                                           ----       ----        ----       ----        ----       ----       ----
RESULTS FROM OPERATIONS
Interest Income                                        $  8,877   $  8,665    $ 17,361   $ 17,091    $ 15,109   $ 14,789   $ 14,804
Interest Expense                                          4,046      4,042       8,099      8,092       6,289      6,170      6,967
                                                          -----      -----       -----      -----       -----      -----      -----
  Net Interest Income                                     4,831      4,623       9,262      8,999       8,820      8,619      7,837
Provision for Credit Losses                                 116        191         329        212         342        425        470
                                                            ---        ---         ---        ---         ---        ---        ---
  Net Interest Income after Provision for
    Credit Losses                                         4,715      4,432       8,933      8,787       8,478      8,194      7,367
Non-Interest Income                                         636        497       1,086        978       1,315      1,029        874
Non-Interest Expense                                      3,601      3,411       7,200      7,058       6,800      6,179      5,595
                                                          -----      -----       -----      -----       -----      -----      -----
  Income Before Income Taxes                              1,750      1,518       2,819      2,707       2,993      3,044      2,646
Applicable Income Taxes                                     575        527         955        912         990      1,009        867
                                                            ---        ---         ---        ---         ---      -----        ---
Net Income before effect of accounting change             1,175        991       1,864      1,795       2,003      2,034      1,780
Effect of accounting change                                   0          0           0          0           0          0        248
                                                       --------   --------    --------   --------    --------   --------   --------
Net Income                                             $  1,175   $    991    $  1,864   $  1,795    $  2,003   $  2,034   $  2,028
                                                       ========   ========    ========   ========    ========   ========   ========

FINANCIAL CONDITION
Total assets                                           $235,565   $219,801    $225,036   $218,816    $207,226   $192,290   $175,511
Investment securities (including available for sale)     63,445     53,264      55,940     52,421      54,938     48,724     38,659
Loans, net of unearned income                           148,093    147,349     147,351    146,822     139,730    128,498    127,652
Allowance for loan losses                                 1,848      1,796       1,772      1,769       1,671      1,503      1,365
Deposits                                                205,596    197,390     199,291    193,462     182,533    172,816    160,367
Shareholders' equity                                     19,064     17,045      18,053     16,540      13,948     14,061     12,125

PER SHARE DATA
Net income                                             $   1.41   $   1.29    $   2.23   $   2.15    $   2.40   $   2.44   $   2.43
Dividends                                                  0.31       0.29        0.57       0.52        0.50       0.46       0.38
Shareholders' equity                                      22.85      20.44       21.65      19.83       16.72      16.86      14.54

PERFORMANCE RATIOS
Return on average assets                                   1.09%      0.85%       0.84       0.84%       1.00%      1.10%      1.06%
Return on average equity                                  12.55      10.83       10.80      11.55       14.34      15.63      15.77
Net interest margin on average earning assets              4.51       4.48        4.53       4.56        4.83       5.12       5.13
Efficiency (non-interest expense / (net interest
  income + non-interest income))                          65.87      66.62       69.58      70.75       67.09      64.04      64.22

LIQUIDITY AND CAPITAL RATIOS
Shareholders' equity (% assets)                            8.09%      7.75        8.02%      7.56%       6.73%      7.31%      6.91%
Risk-based:
  Tier 1 Capital                                          11.91      10.98       11.72      10.86       10.42      10.62       9.83
  Total Capital                                           13.07      12.12       12.87      12.01       11.77      10.94      10.75
Dividends (% net income)                                  22.01      23.56       25.51      24.16       20.82      18.86      17.80
Loans to deposits                                         72.03      74.65       73.94      75.89       76.55      74.36      79.60

ASSET QUALITY RATIOS
Allowance for credit losses to total loans                 1.25%      1.22%       1.20%      1.20%       1.20%      1.17%      1.07%
Allowance for credit losses to non-performing loans      262.50     217.96      136.34     322.24      717.14     167.23     201.99
Net loan charge-offs to average total loans                0.07       0.03        0.22       0.08        0.13       0.22       0.16

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. In addition to the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of Union National's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. Union National's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this section and in "Risk Factors."

                           FISCAL YEARS 1996 AND 1995


OVERVIEW

         On June 30, 1994, Union National commenced operations as the parent company of its sole subsidiary, UNB, which has conducted the business of banking since 1816. Since UNB is the primary possession of the holding company, the assets and liabilities of the holding company are made up almost entirely of the assets and liabilities of UNB. The same is true for the income and expense of Union National with the exception of activities conducted at the holding company level only, such as mergers and acquisitions. All data for 1996, 1995, and 1994 is presented in this analysis in consolidated form and is compared to like data for UNB for prior years.

         Union National has increased in asset size by 44% since 1991. This growth generally was achieved internally without the benefit of geographical expansion or acquisition. Over that period UNB faced drastic changes in the structure of the financial services industry, ever stronger competition for both deposits and loans, rapidly changing technology, both an economic recession and a strong expansion with low levels of inflation, a return to low interest rates interrupted by a sudden increase in rates, and continued changes in law and regulation.

         Total assets were $225.0 million at December 31, 1996, an increase of $6.2 million or 2.8% over one year earlier. The primary source of these funds was certificates of deposit. Growth in deposits has declined in recent years as depositors have sought other avenues of investment to enhance their yields. In 1995, total assets increased $11.6 million or 5.6%. Loan growth slowed during the second half of 1995 and remained sluggish throughout 1996. Other investments have increased as loan growth has declined.

         Net income rose 3.9% in 1996 to $1,863,522 from net income of $1,794,228 in 1995 after a 10.5% decline from $2,003,837 in 1994. The return on average assets was .84% in 1996 and 1995, and 1.0% in 1994. The return on average equity was 10.80% in 1996, 11.55% in 1995, and 14.34% in 1994.

         Dividends on common stock rose to $.57 in 1996 from $.52 in 1995, a 9.6% increase. In 1995, dividends were increased 4.0% from $.50 in 1994. As a percent of income, dividends rose to 25.51% in 1996 from 24.16% in 1995 which had risen from 20.82% in 1994. As of December 31, 1993, UNB adopted a change in accounting method whereby certain securities must be designated "available for sale". Any gain or loss in fair value must be shown as an adjustment to equity, net of taxes. Initially, capital rose as a result of this change, but the effect quickly turned negative in 1994 as interest rates rose and the fair value of available-for-sale securities declined. During 1995, that process was reversed and continued throughout 1996 as interest rates declined and fair value for those securities increased. Except for this equity adjustment, retained earnings continue to be the chief source of increases in stockholders' equity.

         Union National has not experienced material changes in its financial condition or results of operations from December 31, 1996 to the six months ended June 30, 1997. Additionally, there have been no material changes for the six months ended June 30, 1996 compared to the six months ended June 30, 1997.

NET INTEREST INCOME

         Net interest income is the major component of Union National's earnings, and it consists of the excess of interest income from earning assets less the expense of interest bearing liabilities. Earning assets are composed primarily of loans and securities, while deposits and short-term borrowings represent the major portion of interest bearing liabilities. Changes in the volume and mix of these assets and liabilities, as well as changes in the yields earned and rates paid, are determinants of the changes in net interest income. The net interest margin is calculated as tax-equivalent net interest income (income plus the tax savings from tax-exempt loans and investments) divided by average earning assets, and represents the net yield on earning assets.

         Net interest  income was  $9,262,338 in 1996,  $8,999,263 in 1995,  and
$8,819,983 in 1994. These levels represent increases of $263,075 (2.9%) for 1996 and $179,280 (2.0%) for 1995. On a tax-equivalent basis, the respective net interest incomes for 1996, 1995, and 1994, respectively, were $9,502,375, $9,240,655, and $9,097,956. In 1994, the growth in net interest income slowed because the growth of earning assets as well as the spread between the rate of interest earned and that paid were declining. This trend has continued, but it improved in 1996. The net interest spread dropped to 3.95% in 1996 from 4.01% in 1995, which was down from 4.38% in 1994. The net interest margin as a percentage of earning assets was 4.53%, down slightly from 4.56% in 1995, which was down significantly from 4.83% in 1994.

         Average earning assets were $209,432,784 in 1996, up 3.4% from $202,610,060 in 1995 which were 7.5% more than the $188,516,880 in 1994. Total interest income, on a tax-equivalent basis, was $17,600,904 in 1996, up $269,145 or 1.6% from $17,331,759 in 1995 which was up $1,934,937 or 12.5% from the 1994 level. The tax equivalent yield on earning assets during 1996 fell to 8.40% from 8.55% in 1995 which was up from 8.16% in 1994.

         Average interest bearing liabilities were $181,883,747 in 1996, up 2.1% from $178,138,810 in 1995 which were up 7.2% from $166,247,829 in 1994. These funds made up 82.24% of average assets in 1996 compared to 83.01% in 1995 and 83.08% in 1994. Total interest expense was $8,098,529 in 1996, up $6,425 or .1%
from $8,092,104 in 1995 which was 28.7% higher than the 1994 level.

         During both 1995 and 1996, certificates of deposit were the primary source of funds as customers were seeking a higher return. In addition, some deposits were lost to investment markets, thus contributing to a lower growth in the deposit base than in previous years. For several years prior to 1995, the weighted interest rate of Union National's funds cost had declined. This trend was reversed in late 1994 because money rates had increased, and Union National increased its rates to attract the funds, resulting in a significant increase in the cost of funds and a lower net interest margin in 1995. Yields on loans and securities could not be raised enough to offset the cost. The margin bottomed out in late 1995. The cost of funds declined throughout 1996, as Union National reduced interest rates in an effort to manage the level of the net interest margin.

         In 1996 interest income from loans increased only slightly because of both lower yields and low volume growth. Commercial loan volume declined during much of the year primarily because of competition, and rates were reduced in an effort to compete. The situation was similar in other sectors. In addition, a growth control measure, the Interim Development Control Ordinance ("IDCO"), was passed by the Carroll County Commissioners in an effort to balance the growth in needs of the population for services with the ability to provide them. This move is not expected to have an extended impact on business within the county in the future. The impact of this ordinance on future loan growth is not expected to be material, since the new construction segment of the portfolio represents only a small portion of the anticipated growth. In 1995, the commercial sector reflected growth in volume as well as higher yields which were brought about by increases in the prime rate in 1994. Real estate lending declined in 1995 due to increased competition.

         The following table illustrates average balances of assets, liabilities, and stockholders' equity as well as the related income and expense for each item and the average yields and cost for the years of 1994 through 1996:

                    AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(In thousands-tax equivalent basis)

                                                        1996                           1995                          1994
                                                        ----                           ----                          ----

                                           Average                 Yield/ Average               Yield/  Average              Yield/
                                           Balance    Interest      Rate  Balance    Interest    Rate   Balance    Interest   Rate
                                           -------    --------      ----  -------    --------    ----   -------    --------   ----

ASSETS
  Loans:
    Real estate
        Mortgage                           $  90,443  $   8,728     9.65% $  86,718  $   8,412   9.70%  $  83,808  $   7,970   9.51%
        Construction                           1,843        184     9.98%     3,527        351   9.95%      4,147        403   9.72%
    Installment                               22,039      1,903     8.64%    23,147      2,025   8.75%     16,189      1,331   8.22%
    Commercial                                30,482      2,783     9.13%    30,055      2,800   9.32%     25,549      2,149   8.41%
    Tax-exempt                                 1,672        164     9.79%     1,195        112   9.38%      1,228        127  10.36%
    Other Loans                                    0          0     0.00%         0          0   0.00%          0          0   0.00%
                                             -------     ------             -------     ------            -------     ------
      Total Loans                            146,479     13,762     9.39%   144,642     13,700   9.47%    130,921     11,980   9.15%
                                             -------     ------             -------     ------            -------     ------

  Investment securities
  available for sale:                         31,609      1,942     6.14%    27,342      1,698   6.21%     34,781      1,924   5.53%
    Non-taxable                                  598         65    10.89%     3,729        327   8.78%      4,557        429   9.41%
                                              ------      -----              ------      -----             ------      -----
      Total securities available
       for sale                               32,207      2,007     6.23%    31,071      2,025   6.52%     39,338      2,353   5.98%
                                              ------      -----              ------      -----             ------      -----

  Investment securities held to maturity:
    Taxable                                   15,198        859     5.65%    20,819      1,164   5.59%     13,423        718   5.35%
    Non-taxable                                6,350        482     7.59%     3,222        270   8.37%      2,862        262   9.16%
                                              ------      -----              ------      -----             ------        ---
      Total securities held
       to maturity                            21,548      1,341     6.22%    24,041      1,434   5.96%     16,285        980   6.02%
                                              ------      -----              ------      -----             ------        ---
  Time deposits with other banks               1,101         61     5.54%       328         20   6.10%          0          0   0.00%
  Federal funds sold                           8,098        430     5.31%     2,528        153   6.05%      1,973         73   3.70%
                                             -------     ------     -----   -------     ------   -----    -------     ------   -----
       Total Earning Assets                  209,433     17,601     8.40%   202,610     17,332   8.55%    188,517     15,386   8.16%
                                                         ------                         ------                        ------

  Less: allowance for credit                  (1,768)                        (1,759)                       (1,621)
     losses
  Cash and due from banks                      5,838                          6,034                         6,164
  UNB premises and equipment,                  3,854                          3,596                         3,304
     net
  Other Assets                                 3,779                          4,128                         3,740
                                               -----                          -----                         -----
    Total Assets                           $ 221,136                      $ 214,609                    $  200,104
                                           =========                      =========                    ==========




                                            1996                         1995                        1994
                                            ----                         ----                        ----
                                 Average           Yield/   Average             Yield/    Average                 Yield/
                                 Balance  Interest  Rate    Balance    Interest  Rate     Balance  Interest        Rate
                                 -------  --------  ----    -------    --------  ----     -------  --------        ----

LIABILITIES AND
  STOCKHOLDERS'  EQUITY
 Interest-bearing demand        $   18,462     379  2.05%   $  16,357       373  2.28%   $  16,463      403        2.45%
    deposits
 Regular savings deposits          33,190      909  2.74%      38,182     1,177  3.08%      47,675    1,543        3.24%
 Money market savings deposits     18,528      586  3.16%      18,357       586  3.19%      20,349      618        3.04%
 Time deposits                    102,739    5,829  5.67%      89,308     5,056  5.66%      72,213    3,351        4.64%
                                  -------    -----             ------     -----             ------    -----
   Total Interest-Bearing
      Deposits                    172,919    7,703  4.45%     162,204     7,192  4.43%     156,700    5,915        3.77%
 Other borrowings                   8,965      396  4.42%      15,935       900  5.65%       9,548      374        3.92%
                                  -------    -----            -------     -----            -------                 ----


   Total Interest-Bearing         181,884    8,099  4.45%     178,139     8,092  4.54%     166,248    6,289        3.78%
      Liabilities                 -------    -----            -------     -----            -------    -----

   Net interest spread                        9,502 3.95%                  9,240 4.01%                 9,097       4.38%
                                              ===== ====                   ===== ====                  =====       ====
 Non-interest bearing demand
   deposits                        20,976                      19,997                       19,194
 Accrued expenses and other
   liabilities                      1,017                         943                          688
 Stockholders' equity              17,259                      15,530                       13,974
                                   ------                      ------                       ------
   Total Liabilities and
      Stockholders' Equity      $ 221,136                   $ 214,609                    $ 200,104
                                =========                   =========                    =========

Net interest income/earning                          8.40%                       8.55%                             8.16%
    assets
Net interest expense/earning                         3.87%                       3.99%                             3.33%
                                                     -----                       -----                             -----
    assets
Net interest margin                                  4.53%                       4.56%                             4.83%
                                                     ====                        ====                              ====
--------------------------

1. Loan fee income is included in interest income for each loan category and yields are stated to include all income earned.

2. Balances of non-accrual loans and related income have been included for computational purposes.

3. Tax-exempt income has been converted to a tax-equivalent basis using an incremental rate of 34%.

         The following table describes the impact comparison on net interest income resulting from changes in average balances and rates. The change in interest due to both volume and rate has been allocated to volume and rate changes in the proportion to the relationship of the absolute dollar amounts of the change in each.

                            RATE AND VOLUME ANALYSIS

(In thousands-tax equivalent basis)

                                                                 Years ended December 31,
                                                                 ------------------------
                                              1996 Compared to 1995                   1995 Compared to 1994
                                              --------------------------        ---------------------------
                                        Increase        Change Due to            Increase        Change Due to
                                                        -------------                            -------------
                                       (Decrease)     Rate        Volume        (Decrease)     Rate        Volume
                                       ----------     ----        ------        ----------     ----        ------

INTEREST INCOME:
   Loans:
      Real estate                      $     (17)   $     7       $  (24)      $    (264)  $   (138)     $   (126)
      Consumer                                 5        (24)          29             605          3           602
      Commercial                              22       (106)         128           1,394        609           785
      Tax-exempt                              52          6           46             (15)       (12)           (3)
                                       ---------    -------       ------       ----------  ---------     ---------
         Other Loans                      --           --           --             --          --           --
         Total Loans                          62       (118)         179           1,720        462         1,258
                                       ---------    -------       ------       ----------  ---------     ---------
Investment securities available for sale:
   Taxable                                   244        (20)         264            (226)       211          (437)
   Non-taxable                              (262)        46         (308)           (102)       (27)          (75)
                                       ---------    -------       ------       ----------  ---------     ---------
Total securities available for sale          (18)        26          (44)           (328)       184          (512)
                                       ---------    -------       ------       ----------  ---------     ---------
Investment securities held to maturity:
   Taxable                                  (305)        11         (316)            446         41           405
   Non-taxable                               212        (37)         250               8        (24)           32
                                       ---------    -------       ------       ----------  ---------     ---------
Total securities held to maturity            (93)       (26)         (66)            454         17           437
   Time deposits with other banks             41         (2)          43              20     --                20
   Federal funds sold                        277        (39)         316              80         53            27
                                       ---------    -------       ------       ----------  ---------     ---------
      Total Interest Income                  269       (159)         428           1,946        716         1,230
                                       ---------    -------       ------       ----------  ---------     ---------

INTEREST EXPENSE:
   Interest-bearing demand deposits            6        (40)          46             (30)       (27)           (3)
   Regular savings deposits                 (268)      (123)        (145)           (366)       (66)         (300)
   Money market savings deposits          --             (5)           5             (32)        30           (62)
   Time deposits                             773         12          761           1,705        824           881
                                       ---------    -------       ------       ----------  ---------     ---------
      Total Interest-Bearing Deposits        511       (156)         667           1,277        761           516
   Other borrowings                         (504)      (153)        (351)            526        221           305
                                       ---------    -------       ------       ----------  ---------     ---------
      Total Interest Expense                   7       (309)         316           1,803        982           821
                                       ---------    -------       ------       ----------  ---------     ---------
Net Interest Income                    $     262    $   150       $  112       $     143   $   (266)     $    409
                                       =========    =======       ======       =========   ========      =========
-----------------------------

(1) The change in interest due to both volume and rate has been allocated to change due to volume and change to rate in proportion to the absolute volume of each.
(2) Balances of non-accrual loans and related income have been included for computational purposes.
(3) Tax-exempt income has been converted to a tax-equivalent basis using an incremental rate of 34%.


NON-INTEREST INCOME

         Total non-interest income was $1,085,800 in 1996, up $108,250 or 11.1% from $977,550 in 1995 which was $337,782 or 25.7% lower than in 1994.

          Service charge income on deposit accounts was $796,490 in 1996, up $73,469 or 10.2% from $723,021 in 1995 which was $467,558 or 39.2% below the
$1,190,579 in 1994. In 1996, fees were increased. In 1995, high volume check processing for a group of related accounts was largely curtailed, resulting in lower fee income and a return to historical levels. Other service charge income was $152,765 in 1996, down $5,581 or 3.5% from $158,346 in 1995 which was up
$30,593 or 23.9% from  $127,753 in 1994.  Other income was $116,754 in 1996,  up
$23,806 or 25.6% from  $92,948 in 1995 which was up $44,696 or 92.6% from 48,252 in 1994. In 1996, recoveries of prior expenses or losses occurred which totaled $44,486. In 1995 two recoveries of prior losses occurred which totaled $58,205. Gains on the sales of loans were $19,791 in 1996, $4,300 in 1995 and $39,453 in 1994. There were no securities gains or losses in 1996 compared to losses of $1,065 in 1995 and losses of $90,705 in 1994.

NON-INTEREST EXPENSE

         Non-interest expense in 1996 was $7,200,410, an increase of $141,773 or 2.0% from $7,058,637 in 1995 which was $259,103 or 3.8% over $6,799,534 in 1994.
These increases are generally direct reflections of the growth in assets as well as the related investment in services, branches, and facilities. However, in 1996, overall operating expenses declined, and the expenses related to the termination of the acquisition of Maryland Permanent Bank resulted in the increase over 1995.

         Salaries and benefits totaled $3,879,323 in 1996, up $157,893 or 4.2% from $3,721,430 in 1995 which was $328,145 or 9.7% over 1994. Personnel expense represented 53.9% of total non-interest expense in 1996 compared to 52.7% in 1995 and 49.9% in 1994. Full-time equivalent employees at year end were 114 in 1996, 113 in 1995, and 109 in 1994. The expense increase was due mainly to normal increases and pension plan expenses partially offset by decreases in health insurance and other benefits in 1996, loan department expansion and pension plan expenses in 1995 and salary increases and pension plan expenses offset by outsourcing the proof function in 1994. While the total staff has generally grown, the average assets per employee have increased from $1.80 million in 1994 to $1.92 million in 1995 and $1.93 million in 1996. This shows increased automation of functions as well as a general improvement in the efficient allocation of resources since assets have grown more rapidly than the size of the staff to support the business. This effect slowed in 1996 as asset growth slowed.

         Occupancy expense was $802,443 in 1996, up $136,373 or 20.5% from the $666,070 of 1995 which was $54,844 or 9.0% above 1994. Equipment expense was $335,136 in 1995, down $6,595 or 1.9% from $341,731 in 1995 which was up $11,651 or 3.5% from 1994.

         Other operating expense was $2,183,508 in 1996, down $145,898 or 6.3% from $2,329,406 in 1995 which was $135,537 or 5.5% under 1994. In 1996 and 1995,
156.2% and 120.6%, respectively, of the decline in other operating expenses was due to reduced Federal Deposit Insurance Corporation ("FDIC") premiums. In addition, significant reductions occurred in 1996 in marketing expenses, and check processing fees. These reductions were partially offset by the one-time write-off of expenses related to the aborted acquisition of Maryland Permanent Bank. In 1995, check processing fees fell significantly due to the processing reduction discussed in the non-interest income section. These reductions were partially offset by abnormally high legal and professional fees and increases in other expenses. The high legal fees were incurred by UNB in successfully defending a lawsuit in which UNB and one of its customers were named as defendants. The higher professional fees were for consulting services provided by third party vendors for internal bank-wide training, strategic planning services and assistance in hiring a new chief executive officer.

INCOME TAXES

         Income tax expense was $955,206 in 1996, $911,948 in 1995, and $989,944 in 1994. The 1996 expense was 4.7% over 1995 which was down 7.9% from the year before. Income taxes were 33.9% of net income before taxes in 1996, 33.7% in 1995, and 33.1% in 1994. Federal income tax accounted for 81.8% of total tax in 1996 compared to 79.6% in 1995 and 78.6% in 1994. As non-taxable income declines as a result of the 1986 Tax Reform Act, tax expense rises faster than net income, and federal tax is making up an increasing portion of the total.

SECURITIES PORTFOLIO

         The  following   table  presents  the  composition  of  the  securities
portfolio for the periods indicated:

                                    INVESTMENT SECURITIES PORTFOLIO COMPOSITION

                                                              1996                    1995               1994
                                                              ----                    ----               ----

U.S. Government Treasury and Agency Securities          $   26,115,700          $ 18,082,210        $   22,449,299
State and Municipal Obligations                              6,250,734             7,362,851             7,356,224
Mortgage-backed Securities                                  22,368,159            25,791,958            24,124,429
Other Securities                                             1,205,179             1,183,512             1,007,775
                                                        --------------          ------------        --------------
      Total Investment Securities                       $   55,939,772          $ 52,420,531        $   54,937,727
                                                        ==============          ============        ==============

Available for Sale (Fair Value)                         $   38,866,761          $ 27,040,617        $   31,079,845
Held to Maturity (Amortized Cost)                           17,073,011            25,379,914            23,857,882
                                                        --------------          ------------        --------------
     Total Investment Securities                        $   55,939,772          $ 52,420,531        $   54,937,727
                                                        ==============          ============        ==============

         Total holdings in the investment portfolio at year-end were $55,939,772 in 1996, $52,420,531 in 1995, and $54,937,727 in 1994. The portfolio was expanded during 1994 as short term borrowings were used to take advantage of the rising interest rates of investment instruments. Liquidity declined as loans grew sharply in late 1994 and early 1995 and as deposit growth declined. As a result, the portfolio declined during 1995. Even though liquidity improved in the second half of 1995, the portfolio was not increased since the rates on overnight funds were as high as longer term rates, thereby curtailing the incentive to extend maturities. During 1996, the portfolio was increased as the spread of longer term investments to overnight funds widened, and further additions will settle early in 1997. Holdings of tax-free securities fell 15.1% after a .1% rise in 1995 and a .5% decline in 1994. The total portfolio had an average maturity of 2.9 years on December 31, 1996 compared with 3.8 years in 1995 and 2.9 years in 1994. These maturities represent estimates of the actual life of instruments considering mortgage-back pay downs and puts for tax-free securities.

          The Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115") in 1993, requiring securities to be classified according to the bank's ability and intent to hold securities until maturity. Any instruments for which Union National wishes to reserve the right to sell prior to maturity must be classified as available for sale, and their carrying values must regularly be adjusted to fair value with an offsetting adjustment, net of taxes, to the bank's stockholders' equity. This change was implemented as of December 31, 1993. In 1996, there were $38,866,761 classified as available for sale and $17,073,011 as held to maturity compared with $27,040,617 and $25,379,914, respectively, in 1995 and $31,079,845 and $23,857,882, respectively, in 1994. The change resulted in an initial increase in carrying value of $464,591 in 1993, but an increase in interest rates caused the carrying value to decline by $2,768,472 in 1994 because of this change. In 1995, this increase in rates was reversed, and the fair value of available for sale securities exceeded amortized cost by $197,175 at year-end. In 1996, declines in some rates caused a small increase in values, and the fair value was $207,716 above amortized cost by year-end. In September, 1994, $10,000,000 of available for sale securities were transferred to held to maturity. In December, 1995, $6,300,000 of available for sale securities were transferred to held to maturity, and $1,500,000 were transferred from held to maturity to available for sale. The remaining securities now classified held to maturity that were originally available for sale currently have a fair value that is $303,162 under the amortized cost. For 1996, the equity adjustment for the reclassified securities from available-for-sale to held-to-maturity was an unrealized loss of $186,080.

         In recent years mortgage-backed securities ("MBS") have become an important source of investment securities for financial institutions. The degree of risk inherent in each of these products varies significantly by product type. UNB purchases only MBS that are backed by the following federal agencies:
Government National Mortgage Association, Federal National Mortgage Association, and

 Federal Home Loan Mortgage Corporation. Securities issued by these agencies are secured by the residential mortgages.

         For the type of MBS that UNB purchases, interest rate risk is moderate and price fluctuations are comparable to Treasury securities with a similar weighted average life. Most federally backed MBS are liquid investments because there is an active and well-established secondary market. Each month management reviews an MBS performance analysis to insure that the portfolio is within the target ranges for duration, prepayment assumptions, and a rate shock test to quantify the impact of changing interest rates on the value. As of March 1997, the average duration on UNB's MBS portfolio was 3.42 years.

         The following table sets forth the maturity distribution and weighted average yields of the securities portfolio as of December 31, 1996. The weighted average yields are calculated on the basis of the carrying value of the securities and their related interest income adjusted for the amortization of premium and accretion of discount. Yields on tax-exempt securities have been computed on a tax-equivalent basis, assuming a federal tax rate of 34%.

                 MATURITY OF THE INVESTMENT SECURITIES PORTFOLIO

                                      1 Year or Less          1-5 Years             5-10 Years     Over 10 Years        Totals
                                      --------------          ---------             ----------     -------------        ------
                                     Book     Average     Book     Average     Book    Average   Book    Average   Book      Average
                                     ----     -------     ----     -------     ----    -------   ----    -------   ----      -------
                                     Value     Yield      Value     Yield      Value   Yield     Value   Yield     Value      Yield
                                     -----     -----      -----     -----      -----   -----     -----   -----     -----      -----

HELD TO MATURITY
U.S.Government Treasury & Agency
  Securities                       $     0            $2,550,751   5.78%   $       0           $    0             $2,550,751   5.78%
State, County, & Municipal
  Obligations                      400,040    11.59%   1,729,985   7.09%   3,518,208  7.20%         0              5,648,233   7.46%
Mortgage-backed Securities               0             4,345,009   7.30%   4,529,018  7.58%         0              8,874,027   7.45%
                                   -------             ---------           ---------           ------              ---------
     Total Held to Maturity        400,040    11.59%   8,625,745   6.81%   8,047,226  7.41%         0             17,073,011   7.20%
                                   -------             ---------           ---------           ------              ---------

AVAILABLE FOR SALE
U.S. Government Treasury & Agency
  Securities                     2,505,450     5.65%  19,059,500   6.57%   2,000,000  7.07%         0             23,564,950   6.50%
State, County, & Municipal
  Obligations                            0                     0             602,500 14.10%         0                602,500  14.11%
Mortgage-backed Securities               0             1,952,837   5.97%   2,801,035  6.24%   8,740,260   6.42%   13,494,132   6.32%
Equity Securities                        0                     0                   0          1,205,179   6.67%    1,205,179   6.67%
                                   -------             ---------           ---------           ------              ---------

     Total Available for Sale    2,505,450     5.65%  21,012,337   6.51%   5,403,535  7.28%   9,945,439   6.53%   38,866,761   6.56%
                                   -------             ---------           ---------           ------              ---------

          Total Securities     $ 2,905,490     6.47% $29,638,082   6.60% $13,450,761  7.36%  $9,945,439   6.53%  $55,939,772   6.73%
                               ===========           ===========         ===========         ==========          ===========


LOAN PORTFOLIO

         Total loans outstanding on December 31, 1996 were $147,350,540 compared with $146,821,594 in 1995 and $139,729,907 in 1994. The portfolio represented 65.5% of total assets on December 31,1996 compared with 67.1% and 67.4% in 1995 and 1994, respectively.

         UNB's loan portfolio is composed of commercial loans (including commercial real estate), residential loans, and consumer installment loans (including indirect auto). The commercial portfolio represents 57% of the total portfolio and is comprised of commercial real estate mortgages, lines of credit, tax-exempt loans through local municipalities, lines of credit, and demand notes for various purposes, including but not limited to, working capital and equipment purchases. The greatest majority of commercial loans are collateralized by some form of real estate. The residential portfolio represents 22% of the overall loan portfolio and is a mix of well-seasoned mortgages along with more recent loans. Only a minimal number of these mortgages have a loan to value greater than 80%. Most residential mortgages are kept "in house", however UNB is involved in selling mortgages on the secondary market. The consumer portfolio makes up the remaining 21% of the loan portfolio. Included in the consumer portfolio are direct installment loans for purposes such as vehicle purchases, debt consolidation, home improvements, and indirect installment loans purchased from approximately six auto dealerships, both new and used, and one farm equipment dealer. Home equity loans (fixed term and variable rate lines of credit) are also part of the consumer portfolio. Unsecured personal lines of credit and personal time and demand loans comprise the remainder of the portfolio. UNB does not engage in foreign lending, and involvement in speculative real estate and land development is minimal. It is UNB's practice to lend primarily in the Carroll County market area and to meet the needs of the community.

         Some risk is involved in all types of lending. UNB, however, attempts to manage that risk to minimize potential losses in all portfolios. Concentrations in commercial loans continue to be minimal except in the general area of real estate secured loans. Despite some recent devaluation in property values, the portion of such loans at risk is not large barring any future major economic crises. Additionally, financial analysis has become a helpful tool to identify potential risk in the commercial portfolio. Residential loans are generally well secured. Standard debt to income ratios are adhered to, and loan to value ratios greater than 80% require Private Mortgage Insurance, again reducing risk. The largest segment of the consumer portfolio is secured by motor vehicles. Use of debt to income ratios and recent Credit Bureau scores have assisted in the approval process. The collection department works delinquent accounts quickly and attempts to minimize losses in the consumer portfolio.

         The following table summarizes the composition of the loan portfolio at the periods indicated:

                                                  LOAN PORTFOLIO

                                                                     December 31,
                                                                     ------------
                                        1996             1995            1994             1993          1992
                                        ----             ----            ----             ----          ----

Commercial                          $ 27,563,398    $ 28,929,165     $ 28,265,832    $ 26,132,068    $ 23,824,480
Real Estate--Construction              1,842,538       2,494,150        4,147,476       4,147,986       6,901,377
Real Estate--Mortgage                 91,262,059      89,709,340       85,709,692      84,728,316      86,999,214
Installment                           27,219,780      26,368,732       22,313,141      14,259,506      10,863,282
                                    ------------    ------------     ------------    ------------    ------------

  Total Loans                        147,887,775     147,501,387      140,436,141     129,267,876     128,588,353
Deferred Loan Fees                      (537,235)       (679,793)        (706,234)       (769,906)       (936,142)
                                    ------------    ------------     ------------    ------------    ------------
  Total Loans (net of deferred fees) 147,350,540     146,821,594      139,729,907     128,497,970     127,652,211
Allowance for Loan Losses             (1,772,433)     (1,769,077)      (1,670,940)     (1,503,371)     (1,365,464)
                                    ------------    ------------     ------------    ------------    ------------
  Net Loans                         $145,578,107    $145,052,517     $138,058,967    $126,994,599    $126,286,747
                                    ============    ============     ============    ============    ============


         The table below details the maturity distribution as well as the fixed and variable rate distribution of the loan portfolio as of December 31, 1996:

                           MATURITY SCHEDULE OF LOANS

                                          One Year     Over One within       Over Five           Total
                                           or Less       Five Years            Years             Loans
                                           -------       ----------            -----             -----

Commercial                            $  19,010,868    $  5,238,564       $   3,527,252    $    27,776,684
Real Estate--Construction                   973,675         167,661             600,764          1,742,100
Real Estate--Mortgage                    44,291,334      20,830,557          26,036,438         91,158,329
Installment                               7,087,545      19,753,423             369,694         27,210,662
                                          ---------      ----------             -------         ----------
  Total                               $  71,363,422    $ 45,990,205       $  30,534,148    $   147,887,775
                                      =============    ============       =============    ===============

Total Loans w/Predetermined Rates         2,426,236      32,601,535          30,403,842         65,431,613
Total Loans w/Variable Rates             68,937,186      13,388,670             130,306         82,456,162
                                         ----------      ----------             -------         ----------
  Total                               $  71,363,422    $ 45,990,205       $  30,534,148    $   147,887,775
                                      =============    ============       =============    ===============

ALLOWANCE FOR CREDIT LOSSES AND MANAGEMENT OF CREDIT RISK

         A comparative analysis of the allowance for credit losses, including charge-off activity, is presented below:

                                            ALLOWANCE FOR CREDIT LOSSES

                                        1996             1995            1994             1993           1992
                                        ----             ----            ----             ----           ----
Average Total Loans                  $146,478,690    $144,641,805     $130,920,960    $130,726,190   $116,005,632
                                     ============    ============     ============    ============   ============

Balance, beginning of period            1,769,077       1,670,940        1,503,371       1,365,464      1,080,735
                                     ------------    ------------     ------------    ------------   ------------
Less Charge-offs:
  Commercial                              263,682          84,063           87,845          26,429         96,153
  Installment                             123,050         122,824          116,007         236,044        128,888
  Residential Real Estate                      --              --           32,483          69,247             --
                                     ------------    ------------     ------------    ------------   ------------
    Total Charge-offs                     386,732         206,887          236,335         331,720        225,041
                                     ------------    ------------     ------------    ------------   ------------
Plus Recoveries:
  Commercial                               17,051           2,668            1,249          12,359          6,954
  Installment                              44,037          37,356           60,655          32,268         32,816
  Residential Real Estate                      --          53,000               --              --             --
                                     ------------    ------------     ------------    ------------   ------------
    Total Recoveries                       61,088          93,024           61,904          44,627         39,770
                                     ------------    ------------     ------------    ------------   ------------
Net Charge-offs                           325,644         113,863          174,431         287,093        185,271
                                     ------------    ------------     ------------    ------------   ------------
Provision for Loan Losses                 329,000         212,000          342,000         425,000        470,000
                                     ------------    ------------     ------------    ------------   ------------
Balance, end of period               $  1,772,433    $  1,769,077     $  1,670,940    $  1,503,371   $  1,365,464
                                     ============    ============     ============    ============   ============

Allowance for credit losses to period--
 end total loans                              1.20%           1.21%            1.20%           1.17%         1.07%
Allowance for credit losses to
 nonaccrual  loans                          140.72          322.48           716.00          478.92        398.65
Net charge-offs to average loans
 (annualized)                                 0.22            0.08             0.13            0.22          0.16

         The following table reflects the allocation of the allowance for credit losses by loan type. The allowance has been allocated to the various categories of loans. For 1996, a more structured and defined process was implemented to provide a more focused analysis of the allocation of the reserve. This new process considers all "problem loans," including classified, criticized, and monitored loans, and allocates a portion of the reserve to each of these categories. The excess allowance is then considered the unallocated portion. Prior to 1996, monitored and special mention loans were included in the unallocated portion. This allocation method is not intended to limit the amount of the allowance available to absorb losses from any specific type of loan and should not be viewed as an indicator of the specific amount or specific categories in which future charge-offs may ultimately occur. Although utilizing this new allocation process resulted in a 64% decrease in the unallocated portion of the allowance when compared to 1995, the total amount of the reserve did not charge significantly. Management believes that this new process will provide a consistent method of allocation in future years.

              ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES IN DOLLARS

                                                1996          1995          1994           1993           1992
                                                ----          ----          ----           ----           ----
Commercial                                  $   853,418    $   455,916   $   572,029   $   255,993   $    475,995
Real Estate Construction                             --          4,095            --            --             --
Real Estate Mortgage                            302,760        110,694       163,717       156,327        201,901
Installment                                     309,883        355,320       467,891       245,136        327,243
Unallocated Portion                             306,372        843,052       467,303       845,915        360,325
                                            -----------    -----------   -----------   -----------   ------------
  Total Allowance for Credit Losses         $ 1,772,433    $ 1,769,077   $ 1,670,940   $ 1,503,371   $  1,365,464
                                            ===========    ===========   ===========   ===========   ============

                                       29

         The following table breaks down the loan portfolio by category as a percentage of the whole:

                                          LOAN CATEGORIES BY PERCENTAGES

                                                 June, 30,                        December 31,
                                                 ---------                        ------------
                                                  1997     1996        1995       1994        1993       1992
                                                  ----     ----        ----       ----        ----       ----

Commercial                                          19%     19%         20%        20%         20%        19%
Real Estate-Construction                             1%      1%          2%         3%          3%         5%
Real Estate-Mortgage                                63%     62%         61%        61%         66%        68%
Installment                                         18%     18%         18%        16%         11%         8%
                                                   ---     ---         ---        ---         ---        ---
  Total                                            100%    100%        100%       100%        100%       100%
                                                   ===     ===         ===        ===         ===        ===

         Any increase in the level of the allowance is warranted because of the increase in the size of the loan portfolio and the risk factors of the loans. Management uses a detailed analyses of the portfolio to determine the adequacy of the allowance for credit losses. Prior loss history along with current trends, both nationally and locally, are taken into consideration: (i) specific reserves are established on all classified loans where a loss seems imminent;
(ii) a general reserve is established on identified problem loans where specific potential losses are not yet determined, but likely; (iii) smaller reserves are also established on criticized loans that have identifiable weaknesses but are not yet classified; and (iv) a general overall reserve is calculated on the entire remainder of the portfolio by loan type and included as an unallocated reserve allowance. In addition, it is UNB's practice to manage the risk elements of lending through rigorous credit evaluation of prospective borrowers, continuous review of the portfolio, diversification of the types of borrowers, and by maintaining a well collateralized portfolio.

         The following table details information concerning non-accrual, restructured, and past due loans, as well as foreclosed assets. It is the policy of UNB to consider a loan not in process of collection when there is doubt to the full repayment of the principal and interest or when the loan is 90 days past due. When either event occurs, the loan is placed on non-accrual status, any previously accrued income is charged against income, and no future income is accrued until performance is restored. The increase in non-accrual loans in 1996 compared to 1995 is attributable to two loans classified as non-performing. These loans are primarily fully secured real estate loans; consequently management believes that UNB's exposure may be limited to the opportunity costs of the interest not being earned. Management believes that its current level of reserve is sufficient to cover non-performing loans.

                              NON-PERFORMING ASSETS

                                                                            December 31,
                                                                            ------------
                                                      1996          1995        1994         1993         1992
                                                      ----          ----        ----         ----         ----

Nonaccrual loans                             $    1,259,558     $    548,578   $  233,373  $   313,911     342,521
Restructured loans                                       --               --           --           --          --
Loans Past Due 90 or more days
 accruing interest                                   40,192               --           --      585,044      333,745
                                             --------------     ------------   ----------  -----------   ----------
  Total Non-performing loans                      1,299,750          548,578      233,373      898,955      676,266
Foreclosed Assets                                   391,236          183,067      288,960      159,844           --
                                             --------------     ------------   ----------  -----------   ----------
  Total Non-performing assets                $    1,690,986     $    731,645   $  522,333  $ 1,058,799   $  676,266
                                             ==============     ============   ==========  ===========   ==========
Non-performing loans to total loans at period end      0.88%            0.37%        0.17%        0.70%        0.53%
Non-performing assets to period-end total loans plus
 foreclosed assets                                     1.14%            0.50%        0.37%        0.82%        0.53%

         The loans listed above as not accruing are significantly past due and are not considered to be in the process of collection. Income was recorded on these loans in 1996 in the amount of $41,050 compared to income anticipated under the original loan agreements of $136,213. In 1995, those amounts were $24,774 and $66,798, respectively. Once the collection is deemed to be unlikely over the foreseeable future, a loan is charged off. Even though a loan is charged off, UNB continues to work with a borrower to collect that loan wherever possible. In addition to the above loans, certain other loans, estimated to aggregate $3,921,754 at December 31, 1996, are currently being paid out in accordance with their terms but, in the opinion of management, there is doubt as to the ability of the borrowers to comply with the repayment terms in the future. While management does not anticipate any loss not previously provided for these loans, economic conditions may be such as to necessitate future modifications in the repayment terms.

DEPOSITS

         UNB uses deposits as the primary source of funding of its assets. UNB has experienced continuous growth of deposits, especially in certificates of deposit. UNB offers individuals, businesses and non-profit organizations a variety of accounts. These accounts, including checking, savings, money market, and CD's, are obtained primarily from the communities which UNB services. The following table details the average amount, the average rate paid on, and the percent of the total of, the following primary deposit categories for the past three years:

                                       AVERAGE DEPOSIT COMPOSITION AND COST

(In thousands of dollars)

                                             1996                                   1995                             1994
                                 ---------------------------------  ----------------------------------  ----------------------------
                                   Average                 % of        Average                  % of       Average             % of
                                   Balance       Rate      Total       Balance      Rate        Total      Balance   Rate      Total
                                   -------       ----      -----       -------      ----        -----      -------   ----      -----

Non-interest bearing demand
  deposits                        $ 20,986                 10.82%     $ 19,997                 10.98%    $  19,194            10.91%
                                  --------                 ------     --------                 ------    -  ------            ------
Interest-bearing demand
  deposits                          18,462      2.05%       9.52%       16,357      2.28%       8.98%       16,463   2.45%     9.36%
Regular savings deposits            33,190      2.74%      17.12%       38,182      3.08%      20.96%       47,675   3.24%    27.10%
Money market savings deposits       18,528      3.16%       9.56%       18,357      3.19%      10.08%       20,349   3.04%    11.57%
Time deposits                      102,739      5.67%      52.98%       89,308      5.66%      49.02%       72,213   4.64%    41.05%
                                   -------      -----      ------       ------      -----      ------       ------   -----    ------

   Total Interest-Bearing
     Deposits                      172,919      4.45%      89.18%      162,204      4.43%      89.02%      156,700   3.77%    89.09%
                                   -------      -----      ------      -------      -----      ------      -------   -----    ------

       Total Deposits           $  193,905      3.97%     100.00%    $ 182,201      3.95%     100.00%    $ 175,894   3.36%   100.00%
                                ==========      ====      ======     =========      ====      ======     =========   ====    ======



         Total deposits were $199,291,435 on December 31, 1996 as compared to $193,461,842 and $182,533,052 one and two years earlier, respectively. The main source area in 1996 was certificates of deposits which grew $5.6 million or 5.6%. In addition, checking accounts rose $4.5 million or 11.2%. This growth was partially offset by declines in regular savings of $2.2 million or 6.6%, and $2.0 million or 10.4% in money market accounts. The main source area in 1995 was certificates of deposits which grew $22.9 million or 29.9%. This growth was partially offset by declines in checking accounts of $1.1 million or 4.7%, and $10.8 million or 24.1% in regular savings.

         The following is a summary of the maturity distribution of certificates of deposit in the amounts of $100,000 or more as of December 31, 1996:

    MATURITIES OR REPRICING OF CD'S OF $100,000 OR MORE ON DECEMBER 31, 1996

(In thousands of dollars)
                                                       Amount          Percent
                                                       ------          -------
Three months or less                                 $  3,176          13.56%
Over three months through six months                    4,983          21.29%
Over six months through twelve months                  11,195          47.83%
Over twelve months                                      4,053          17.32%
                                                        -----          -----
                                                     $ 23,407          100.00%
                                                     ========          ======

SHORT-TERM BORROWINGS

         Short-term borrowings consist of federal funds purchased, repurchase agreements, and borrowings from the Federal Reserve Bank or the Federal Home Loan Bank. Because deposit and loan growth occurred at different times, borrowed funds were utilized increasingly during 1994 and 1995, until curtailed in 1996, to fund loan growth and securities purchases. Management drew on lines of credit with the Federal Home Loan Bank and a correspondent bank.

         Repurchase agreements averaged $8,555,503 during 1996 compared to $9,827,234 in 1995 and $9,548,185 in 1994. At year end, they were $6,808,596 in
1996,  $3,140,710 in 1995, and $9,877,312 in 1994. These funds included customer repurchase agreements in addition to those funds which were obtained solely to provide liquidity. Borrowings from the Federal Home Loan Bank averaged $409,651 during 1996 and $6,107,439 during 1995. This source was not utilized during 1994. At year end, they totaled $5,000,000 in 1995 only.

LIQUIDITY

         Assuring adequate liquidity involves meeting future cash flow needs. This liquidity can be provided by reducing asset balances and increasing deposits and short term borrowing, or a combination of both may be employed.
Traditionally, UNB has maintained a strong liquidity position because of a concentration of core deposits such as regular savings and checking accounts. A high percentage of money market accounts and certificates of deposit can also be considered core deposits. Federal funds sold is UNB most liquid earning asset. Other sources include money market instruments and securities classified available for sale. In addition to these sources, UNB has total credit lines of $43 million available from correspondent banks.

         On December 31, 1996 securities available for sale and federal funds sold totaled $47,749,311 compared with $30,090,617 in 1995 and $31,079,844 in
1994.  These  funds  averaged  $40,304,499  in 1996,  $33,599,064  in 1995,  and
$41,311,299 in 1994. (No securities were classified available for sale until December 31, 1993. Asset liquidity is also provided by managing the maturities of loans, securities, and certificates of deposit.

INTEREST RATE SENSITIVITY

         An important element of both earnings performance and the maintenance of sufficient liquidity is maintaining an appropriate balance between rate-sensitive assets and rate-sensitive liabilities. Interest rate sensitivity analysis is the measure of the vulnerability of net interest income to changes in the level of rates. An interest rate sensitivity gap results when assets and liabilities reprice at different intervals. If the gap is negative or liability sensitive, the impact on earnings is negative if rates rise. A positive or asset sensitive gap implies the risk of lower earnings if rates decline. To offset this risk, UNB regularly forecasts its exposure to rate changes and monitors its performance. In addition, the net interest margin is calculated weekly so that interest rate changes and asset restructuring may be made as needed.

         UNB's rate-sensitivity position reflects a small liability sensitive position on a cumulative basis through one year and a decidedly cumulative asset sensitive position in later periods. This analysis makes several assumptions. First, both non-interest bearing and regular savings accounts are not rate sensitive. Second, mortgage-backed securities are projected at the average levels experienced over the most recent three months. Finally, repayment of loan principal is projected at the most recent level.

         The following table illustrates the interest rate sensitivity gap of Union National as of December 31, 1996. This table presents a position that existed at a particular point in time. Although that position can change continually, this position is also similar to other times as well.

                     INTEREST RATE SENSITIVITY ANALYSIS (1)


                                                                                 December 31, 1996
                                                                                 -----------------
                                                                               Maturing or repricing in:
                                                                               -------------------------
                                                               1-90     91-180     181-365      1-5      Over 5
                                                               Days      Days       Days       Years      Years
                                                               ----      ----       ----       -----      -----
RATE SENSITIVE ASSETS
  Loans                                                      $ 67,554  $ 8,529    $ 8,875    $ 43,305   $18,558
  Securities                                                   12,659    3,997      4,022      30,089     6,654
  Federal funds sold                                            3,050        0          0           0         0
                                                             --------  -------    -------    --------   -------
    Total rate sensitive assets                                83,263   12,526     12,897      73,394    25,212
                                                             --------  -------    -------    --------   -------
  Cumulative rate sensitive assets                             83,263   95,789    108,686     182,080   207,292
                                                             --------  -------    -------    --------   -------

RATE SENSITIVE LIABILITIES
  Interest bearing checking                                     8,411        0          0           0     8,411
  Money market deposits                                         9,801        0          0           0     9,801
  Regular savings                                              17,052        0          0           0    17,052
  Certificates of deposits                                     46,901    8,505     12,751      30,583     1,102
  Short-term borrowings                                         8,141        0          0           0         0
                                                             --------  -------    -------    --------   -------
    Total rate sensitive liabilities                           90,306    8,505      12,751     30,583    36,366
                                                             --------  -------    --------   --------   -------
  Cumulative rate sensitive liabilities                      $ 90,306  $98,811    $111,562   $142,145   $178,511
                                                             --------  -------    --------   --------   --------
Period gap                                                     (7,043)   4,021         146     42,811   (11,154)
Cumulative gap                                                 (7,043)  (3,022)     (2,876)    39,935    28,781
Cumulative rate sensitive assets to rate sensitive liabilities  92.20%   96.94%      97.42%    128.09%   116.12%
Cumulative gap to total assets                                  (3.13)%  (1.38)%     (1.39)%    20.77%    16.40%


-----------------------------
(1) The following are assumptions that have been made in our model. Non-Interest bearing categories are shown in the last period. Savings and NOW Accounts are shown in the last period, management can change these rates, but such changes are infrequent and incrementally small. History has shown little to no run-off if rates change in this product. Repayment of principal for Mortgage Backed Securities are projected at the average rate actually experienced for the most recent three months. Repayment of principal for Loan Categories are projected at various rates based on recent experience.

         Our GAP guidelines are +10% of assets for the three month GAP, +15% of assets for the one year GAP, and +20% of assets for the three year GAP. The Asset/Liability Committee (ALCO) and the Board review these guidelines monthly to insure compliance. ALCO reviews their assumptions monthly and reviews if the GAP is correctly predicting the net interest margin. In determining risk exposure limits, ALCO considers the nature of UNB's strategies and activities, its past performance, the level of earnings and capital available to absorb potential losses. Historically, UNB's performance has been within the guidelines set for GAP. If, in the future, it appears the guidelines may be breached, ALCO would implement actions to be taken to prevent a breach of the guidelines. Some of the strategies used by banks to assure compliance with GAP guidelines are controlling its interest rates, increasing or decreasing the duration of the portfolio, raising additional capital, selling assets to enhance liquidity, hedging and interest rate swaps.

OFF-BALANCE SHEET RISK

         In the normal course of business, the company enters into financial commitments with off-balance sheet risk. The company's maximum exposure to accounting loss, based upon the credit risk associated with unfunded loan commitments and letters of credit outstanding, is represented by the contract amount of these items as of the dates indicated in the following table:

(In thousands of dollars)
                                                   December 31,
                                                   ------------
                                      1996             1995         1994
                                      ----             ----         ----

Commitments to extend credit        $   17,438      $    16,947   $   18,080
Standby letters of credit           $    2,308      $     1,688   $    1,712

         Many of such commitments to extend credit may expire without being drawn upon and, therefore, the total commitment amounts do not necessarily represent future cash flow requirements. In making the commitments, the company applies the same credit standards used in its lending process, and it periodically reassesses the customer's credit worthiness through ongoing credit reviews. The risks associated with making these commitments are also included in the overall credit risk in determining the allowance for possible loan losses.

CAPITAL MANAGEMENT

         Banking regulatory authorities have implemented strict capital guidelines directly related to the credit risk associated with an institution's assets. Banks and bank holding companies are required to maintain capital levels based on their "risk-adjusted" assets so that categories of assets with higher "defined credit risks will require more capital support than assets with lower risk. Additionally, capital must be maintained to support certain off-balance sheet instruments.

         Capital is classified Tier I common stockholders' equity less certain intangible assets) and Total capital (Tier I plus the allowance for credit losses). Minimum required levels must at least equal 4% for Tier I capital and 8% for Total capital. In addition, institutions must maintain a minimum of a 3% leverage capital ratio (Tier I capital to average total assets).

         Union National's capital position is presented in the following table:

                                                   December 31,      Regulatory
                                                1996        1995     Requirement
                                                ----        ----     -----------

Tier 1 capital to risk weighted assets.......  11.7%       10.9%         4.0%
Total capital to risk weighted assets........  12.9%       12.0%         8.0%
Capital leverage ratio.......................   8.0%        7.6%         3.0%


FAIR MARKET VALUE

         The Financial Accounting Standards Board, through its Statement No. 107 ("FASB 107"), and the FDIC Improvement Act of 1991 require banks to disclose the fair value of all financial instruments. Approximately 90% of total assets, 95% of total liabilities, and almost all off-balance sheet financial contracts in a depository institution come under the definition. This disclosure is required for banks with assets in excess of $150 million beginning with the 1992 annual report.

         The fair market values of all financial instruments held by Union National are disclosed in the independent auditor's report. For those financial instruments which are traded in active financial markets, the fair value is the market price. For loans and deposits with no quoted prices, FASB 107 provides that the value be determined by means of discounted present value models or option pricing models. The valuing technique employed for each group of instruments is based upon the characteristics of each instrument.

RECENT ACCOUNTING PRONOUNCEMENTS

         Effective January 1, 1995, Union National adopted the provisions of the Statement of Financial Accounting Standards Board No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114") and No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures" ("SFAS 118"). The new statements require impaired loans to be measured at the present value of expected cash flows by discounting those cash flows generally at the effective interest rate or, a practical expedient, at the loan's observable market price or fair value of the collateral if the loan is collateral dependent. The new statements also require troubled debt restructuring involving a modification of terms to be remeasured on a discounted basis. This information is included in the independent auditor's report under the footnote for loans.

         Effective January 1, 1996, Union National adopted the provisions of the Statement of Financial Accounting Standards Board No. 121, "Accounting of Long-Lived Assets and for Long -Lived Assets to be Disposed of" ("SFAS 121"). This standard requires that long-lived assets be evaluated regularly for other than temporary impairment. If circumstances suggest that their value may be impaired, an assessment of recoverability is performed prior to any write-down of the asset.

         Effective January 1, 1997, Union National adopted the provisions of the Statement of Financial Accounting Standards Board No. 125, "Accounting of Long-Lived Assets and for Long -Lived Assets to be Disposed of" ("SFAS 121"). This standard provides for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

         In February 1997, Statement of Financial Accounting Standards Board No. 128, Earnings per Share ("SFAS 128"), was issued and establishes new standards for computing and presenting earnings per share. SFAS 128 is effective for the Union National's December 31, 1997, financial statements, including restatements of interim periods; earlier application is not permitted. The effect of the new standard will not be material.

         In June 1997, Statement of Financial Accounting Standards Board No. 130, Reporting Comprehensive Income ("SFAS 130"), was issued and establishes standards for reporting and displaying comprehensive income and its components. SFAS 130 requires comprehensive income and its components, as recognized under the accounting standards, to be displayed in a financial statement with the same prominence as other financial statements. Union National plans to adopt the standard, as required, beginning in 1998; adoption is not expected to have a material impact on Union National.

         Statement of Financial Accounting Standards Board No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"), also issued in June 1997, establishes new standards for reporting information about operating segments in annual and interim financial statements. The standard also requires descriptive information about the way the operating segments are determined, the products and services provided by the segments and the nature of differences between reportable segment measurements and those used for the consolidated enterprise. This standard is effective for years beginning after December 15, 1997. Adoption in interim financial statements is not required until the year after initial adoption, however comparative prior period information is required. Adoption of this standard is not expected to have a significant financial impact on Union National.

                     SIX MONTHS ENDED JUNE 30, 1997 AND 1996

Overview

         Total assets were $235.6 million at June 30, 1997, an increase of $15.8 million or 6.7% over one year earlier. The primary source of these funds was certificates of deposit. Growth in deposits has declined in recent years as depositors have sought other avenues of investment to enhance their yields. Loan growth slowed during the second half of 1996 and remained sluggish throughout 1997. Other investments have increased as loan growth has declined.

         Net income rose 18.5% in the first half of 1997 to $1,174,725 from net income of $991,339 in the same period of 1996. The return on average assets for the six months ended June 30, 1997 was 1.04% and .91% for the same period in 1996. The return on average equity was 12.84% for the six months ended June 30,1997 and 11.68% for the six months ended June 30,1996.

Net Interest Income

         Net interest income is the major component of the UNB's earnings, and it consists of the excess of interest income from earning assets less the expense of interest bearing liabilities. Earning assets are composed primarily of loans and securities, while deposits and short-term borrowings represent the major portion of interest bearing liabilities. Changes in the volume and mix of these assets and liabilities, as well as changes in the yields earned and rates paid, are determinants of the changes in net interest income. The net interest margin is calculated as tax-equivalent net interest income (income plus the tax savings from tax-exempt loans and investments) divided by average earning assets and represents UNB's net yield on its earning assets.

         First half net interest income before provision for loan losses was $4,830,700 in 1997, $4,623,011 in 1996. These levels represent increases of $208,689 (4.5%) for 1997. On a tax-equivalent basis, the respective net interest incomes for the first half 1997 and 1996, respectively, were $4,913,508 and $4,701,286. In 1996, the growth in net interest income slowed because the growth of earning assets as well as the spread between the rate of interest earned and that paid were declining. This trend has continued, but it improved in 1997. The net interest spread rose to 4.03% in the first half of 1997 from 4.01% in the same period of 1996. The net interest margin as a percentage of earning assets was 4.62% for the first half, up slightly from 4.59% in 1996.

Non-Interest Income

         Total non-interest income for the first six months of 1997 was $636,355 up $139,323 or 28.0% from $497,032 for the first six months in 1996. This increase is principally attributed to a $128,747 increase in service charge fees. In addition, recoveries of prior expenses or losses totaled $9,444, and an increase of $17,431 was realized for other servicing commissions.

         For the second quarter of 1997 total non-interest income was $315,653, up $78,838 or 33.3% from $236,815 for the second quarter of 1996. This increase is due to the same factors described above; increased servicing fees contributed $60,189 and recoveries contributed $39,805 to these results.

Non-Interest Expense

         Non-interest expense for the first six months of 1997 was $3,601,135, an increase of $189,998 or 5.6% from $3,411,137 in 1996. These increases are generally direct reflections of the growth in assets as well as the related investment in services, branches, and facilities.

         In the first half 1997 salaries and benefits totaled $2,064,670, up $173,805 or 9.2% from $1,890,865 in the second quarter of 1996. Personnel expense represented 57.3% of total non-interest expense in the second quarter of 1997 compared to 55.6% in the same period of 1996. The average assets per employee increased for the first six months from $1.87 million in 1996 to $1.97 million in 1997. This is due to increased automation of functions as well as a general improvement in the efficient allocation of resources.

         Occupancy expense for the first half was $358,585 in 1997, down $28,685 or 7.4% from $387,270 of the first half of 1996. The primary source of this decrease is due to a 70.4% increase in rental income associated with a increase activity in non-traditional products. Rental expenses for the first half was $126,266 in 1997, up $25,209 or 24.9% from $101,057 of the first half of 1996.
This increase in expense was due to expansion of branch locations.

         Other operating expense was $1,179,880 for the first half of 1997, up $46,880 or 4.1% from $1,133,000 for the first half of 1996. An increase in checks, account and cash loss of $58,973 or 87.1% in the first half was offset by a reduction of computer service expense of $39,433 or 14.1%.

Income Taxes

         Income tax expense for the first half of 1997 and 1996 were $575,195 and $526,567, respectively. Income taxes were 32.9% of net income before taxes for the first half of 1997 and 34.7% for the first half of 1996. Federal income tax accounted for 84.3% of total tax for the first half of 1997 compared to 76.0% for the first half of 1996. As non-taxable income declines tax expense becomes a larger portion of total expenses.

Securities Portfolio

         Total holdings in the investment portfolio at June 30,1997 were $63,445,149 and at year-end 1996 were $55,939,772. In aggregate, investment securities increased $7,505,377 or 13.4% in the first half of the year. During 1996 and 1997, the portfolio was increased as the spread of longer term investments to overnight funds widened, and further additions settled early in 1997. The total portfolio had an average maturity of 2.9 years on June 30, 1997 compared with 3.8 years on June 30,1996. These maturities represent estimates of the actual life of the instruments, considering pay downs on the mortgage-backed securities and puts of tax-free securities

Loan Portfolio

         Total loans outstanding on June 30,1997 were $148,093,328 and on December 31,1996 were $147,350,540. The loan portfolio increased $742,788 or
 .51% in the first half of the year. The portfolio represented 62.9% of total assets on June 30,1997 and 65.5% of total assets on December 31,1996.

         UNB's loan portfolio is composed of commercial loans (including commercial real estate), residential loans, and consumer installment loans. The commercial portfolio represents 57% of the total portfolio. The greatest majority of commercial loans, approximately 70%, are well collateralized by some form of real estate. The residential portfolio represents 21% of the overall loan portfolio. Most residential mortgages are kept "in house" and the majority have a loan to value ratio of less than 80%. For those residential mortgages with loan to value ratio greater than 80%, private mortgage insurance is required to reduce risk. The consumer portfolio makes up the remaining 22% of the loan portfolio. The consumer portfolio consists of installment loans made for such purposes as vehicle purchases, debt consolidation, and home improvement, and also contains indirect auto loans (both new and used) purchased from approximately six dealerships. The main emphasis of the first half of 1997 has been in home equity loans (fixed term), which are also part of the consumer portfolio. Use of debt to income ratios and recent credit bureau scores help minimize losses in the consumer portfolio.

         UNB does not engage in foreign lending, and involvement in speculative real estate and land development are minimal. It is UNB's practice to lend in the Carroll County market area and to meet the needs of the community.

         In the first half of 1997 the commercial loan portfolio decreased $3,617,343 or 15.1% although commercial mortgages increased $5,788,618 or 10.5%. Residential real estate declined $1,574,560 or 5.1%. The installment portfolio increased $288,912 or .8%. The home equity portfolio increased 2,513,293 or 47.3% while the direct and indirect portfolio decreased $2,033,112 or 8.1%. Non-accrual loans represent .6% of the total loan portfolio or $824,317. Of the total non-accrual 92% or $757,129 are secured by real estate. The largest portion of the non-accruals are in the commercial portfolio.

Allowance for Credit Losses

         The allowance for loan losses on June 30, 1997, was $1,848,177 and on December 31, 1996, was $1,772,433. This is an increase of $75,743 or 4.3%. The ratio of allowance to total loans was 1.20% at year end 1996 and 1.25% at the end of the first half of 1997.

         An analysis of the allowance and the changes over the first half of 1997 follows:

                   Analysis of the Allowance for Credit Losses

                           Description                                                         Amount
                           -----------                                                         ------

Balance at beginning of period (1/1/97)                                                     $  1,772,433
                     Charge-offs first quarter 1997            $ 48,024
                      Charge-offs second quarter 1997          $ 15,338
                                                               --------
Gross Charge-offs for first half of 1997                                    $  63,362

                     Recoveries first quarter 1997             $ 20,267
                     Recoveries second quarter 1997            $  3,838

                     Provision first quarter 1997              $ 60,000
                     Provision second quarter 1997             $ 55,000
                                                               --------
Gross Recoveries and Allocations                                            $ 139,105

Net Change since end of 1996                                                                $     75,743
                        ----                                                                ------------

Balance at end of period (6/30/97)                                                          $  1,848,176
                         == == ==                                                           ============

Net Charge-offs as a percentage of average total loans:                  Midyear:                 0.0267%
                                                                         Annualized:              0.0534%

         The methodology used in determining the allowance is calculated quarterly. The methodology is performed in accordance with Banking Circular 201 and assesses risk based on the following categories: levels of, and trends, in delinquencies and nonaccruals; trends in volume and terms of loans; effects of any changes in lending policies and procedures; experience, ability, and depth of lending management and staff; national and local economic trends and conditions; and concentrations of credit that may affect loss experience. In addition, historical loss data for both our bank and peers are considered. A "reserve range" is then determined and a comparison made of the actual allowance to the estimated potential loss of the entire loan portfolio.

         Current level of charge-offs is low, however personal bankruptcies continue at a high level. Several commercial loans currently classified as substandard could become partial charge-offs by the end of the year. The allowance, however, as presented above, is believed to be adequate given current trends.

Deposits

         UNB uses deposits as the primary source of funding of its assets. UNB has experienced continuous growth of deposits, especially in certificates of deposit.

         Total deposits were  $205,595,805 on June 30, 1997, and $199,291,435 on
December 31, 1996. The main source area in both 1997 and 1996 was certificates of deposits which grew $3.4 million or 3.1%. In addition, checking accounts rose $2.3 million or 5.1%. Both regular savings and money market remained approximately the same, 257,820 or .81% and 112,211 or .64% increases respectively.

Short-Term Borrowings

         Short-term borrowings consist of Federal funds purchased, repurchase agreements, and borrowings from the Federal Reserve Bank or the Federal Home Loan Bank and correspondent bank lines.

         Repurchase agreements averaged $10,513,697 during 1997 compared to $ 8,555,503 in 1996. At June 30, 1997, there were $10,012,991 and at year-end
1996, they were $6,808,596. These funds included customer repurchase agreements in addition to those funds which were obtained solely to provide liquidity.

Liquidity

         Traditionally, UNB has maintained a strong liquidity position because of a concentration of core deposits such as regular savings and checking accounts. A high percentage of money market accounts and certificates of deposit can also be considered core deposits. Federal funds sold is UNB's most liquid earning asset. Other sources include money market instruments and securities classified available for sale. In addition to these sources, UNB has total credit lines of $33 million available from correspondent banks as of June 30, 1997.

         On June 30, 1997, securities available for sale and federal funds sold totaled $59,689,437 compared with $47,749,311 for the year ended December 31, 1996. These funds averaged $53,631,971 for the six months ended June 30,1997, and $40,304,499 for the year ended December 31, 1996. (No securities were classified available for sale until December 31, 1993.) Asset liquidity is also provided by managing the maturities of loans, securities, and certificates of deposit.

Capital Management

         Union National's capital position is presented in the following table:

                                                            June 30,          December 31,        Regulatory
                                                              1997                 1996           Requirement
                                                              ----                 ----           -----------
Tier 1 capital to risk weighted assets                       11.9%                11.7%               4.0%
Total capital to risk weighted assets                        13.0%                12.9%               8.0%
Capital leverage ratio                                        8.1%                 8.0%               3.0%


                                    BUSINESS

Market Areas

         The primary service area of UNB consists of all of Carroll County, Maryland, the western portion of Baltimore County, Maryland, and the very northern edge of Howard County, Maryland.

         Union National does not maintain data on specific characteristics of its market area. The geographic market information concerning Carroll County is taken from "Demographic & Development Data Manual" published by the Carroll County Department of Planning (July 1995) and "Brief Economic Facts of Carroll County, Maryland" published by the Carroll County Department Economic Development (1995-1996).

         Carroll County (the "County"), one of seven jurisdictions of the Baltimore metropolitan area, lies 31 miles northwest of Baltimore and 56 miles north of Washington, D.C. The County seat is Westminster, and it includes seven other incorporated towns. While farming and agri-business remain an important and vital part of Carroll County's economy, commercial and industrial activities have gained in economic importance. The largest business clusters are located in the central, western and southern portions of the County.

         Carroll County has experienced a growth in population of approximately 13% overall during the past five years. Approximately 54% of the County's population commutes to work to areas outside of Carroll County. The County labor force is highly independent and rooted in strong, rural, work ethic tradition. Manufacturing accounts for over 14% of total employment. During 1995, Carroll County experienced an unemployment rate of 4.5%, up just slightly from 4.4% in 1994. No significant change is expected in the unemployment rate as industry and business continues to grow in Carroll County.

         Based on UNB's experience in real estate lending transactions and the appraisals obtained for such transactions, real estate values in Carroll County remained relatively flat for the past five years, with a mild decline in values over the past two years.

         UNB has eight full service banking offices in Carroll County, four of which are located in Westminster, one in Finksburg, one in Hampstead, one in Eldersburg, and one in Sykesville. UNB also has one loan production office, which is located in the same building as Union National's office headquarters in Westminster, Maryland.

Lending and Deposit Activities

         Lending Activities

         UNB provides a full range of retail and commercial banking services designed to meet the borrowing and depository needs of small and medium sized businesses and consumers in local areas. Substantially all of UNB's loans are to customers located within its service area. UNB has no foreign loans or highly leveraged transaction loans, as defined by the Federal Reserve Board ("FRB"). All of the loans in UNB's loan portfolio have been originated by UNB. UNB conducts its lending activities pursuant to the loan policies adopted by its Board of Directors. These loan policies grant individual loan officers authority to make secured and unsecured loans in specific dollar amounts; larger loans must be approved by senior officers or various loan committees. UNB's management information systems and loan review policies are designed to monitor lending sufficiently to ensure adherence to UNB's loan policies.

         The commercial loans offered by UNB include (i) commercial real estate loans, (ii) working capital and other commercial loans, (iii) construction loans, (iv) SBA-guaranteed loans, and (v) agricultural loans. UNB's commercial real estate loans are used to provide permanent financing for retail and office buildings, multiple-family buildings and churches. Commercial real estate secured loans are generally written for a fifteen year term or amortized over a longer period with balloon payment by the fifteenth year. Personal guarantees are obtained on nearly all commercial loans. Credit analyses, loan review and an effective collections process are also used to minimize any potential losses. UNB employs five full-time commercial loan officers.

         Consumer loans offered by UNB include (i) residential real estate loans, (ii) personal unsecured lines of credit, (iii) personal installment loans (including indirect lending through auto sales companies), and (iv) home equity loans (fixed-rate term and open ended revolving lines of credits).

         Residential mortgage products include adjustable rate as well as conventional, fixed-rate loans. Terms vary from a five-year balloon to a 30-year fully amortized loan. UNB does not purchase loans but is active in secondary market lending and is also a member of the Federal Home Loan Bank of Atlanta. Personal unsecured revolving lines of credit with variable interest rates and principal amounts ranging from $1,000 to $10,000 are offered to credit-worthy bank customers. The largest segment of UNB's installment loan portfolio is secured by motor vehicles and are fixed-rate loans. "Indirect dealer paper" accounts for most of the loans, although direct auto loans are also available with terms of 30 to 48 months for used cars and up to 60 months for new cars. Credit checks, credit scoring and debt to income ratios of 40% or less are used to qualify borrowers. Home equity products include both a fixed-rate term product and an open-end revolving line of credit with maximum loan to value ratios of 85% of current appraisal or 80% of current tax assessment.

         Lending in the residential area remained constant in 1996 while the installment area saw growth of 3.2%. Industry standard debt to income ratios are used to qualify borrowers on all consumer loans. Managers and assistant managers have retail lending authorities at each of the branch locations. In addition, UNB employs two full-time retail lenders and one mortgage lender in the central loan production office in Westminster, Maryland.

         Loan Approval

         Individual loan authorities are established by UNB's Board of Directors upon recommendation by the Senior Credit Officer. In establishing individual loan authority the experience of the lender is taken into consideration, as well as the type of lending in which the officer is involved. The Officer's Loan Committee consists of the President of UNB, the Senior Credit Officer, Senior Commercial Loan Officer and at least one other Commercial Loan Officer and the Credit Analyst. The Officer's Loan Committee has the authority to approve and consummate loans up to $1,600,000. The full Board of Directors reviews on a monthly basis all commercial and residential loans approved by individual officers and the Officer's Loan Committee. All loan requests exceeding $1,600,000 must be approved by the Management Oversight Committee. These requests come to the Committee with a review, analysis and recommendation by the lender and the Officer's Loan Committee.

         UNB generally requires that loans secured by first mortgages on real estate have loan to value ratios within specified limits, ranging from 65% for loans secured by raw land to 80% for improved property, with the exception of secondary market programs which allow loan to value ratios as high as 97%. UNB also makes loans secured by second mortgages on real estate. UNB offers Adjustable Rate Mortgage products, as well as conventional fixed rate products.

         UNB participates in various community development programs in an effort to meet its responsibilities under the Community Reinvestment Act ("CRA"). UNB has consistently rated a "Satisfactory" record in meeting its obligations under the CRA.

         Deposit Activities

         UNB also offers a full range of deposit and personal banking services insured by the FDIC, including (i) commercial checking and small business checking products, (ii) trust and cash management services, (iii) retirement accounts such as Individual Retirement Accounts ("IRA") and Simplified Employee Pension accounts, retail deposit services such as certificates of deposit, money market accounts, savings accounts, checking account products and Automated Teller Machines ("ATMs"), Point of Sale and other electronic services, and (iv) other personal miscellaneous services such as safe deposit boxes, foreign draft, foreign currency exchanges, night depository services, travelers checks, merchant credit cards, direct deposit of payroll, U.S. savings bonds, official bank checks and money orders. UNB offers credit cards and a full range of trust services through one of its correspondent banking relationships.

         The principal sources of funds for UNB are core deposits (demand deposits, interest-bearing transaction accounts, money market accounts, savings deposits and certificates of deposit). UNB solicits these deposits from individuals, businesses, foundations and governmental authorities. Substantially all of UNB's deposits are from the local market areas surrounding each of its offices.

Investment Portfolio and Activities

         UNB's investment portfolio has several objectives. A key objective is to provide a balance in UNB's asset mix of loans and investments consistent with its liability structure, and to assist in management of interest rate risk. The investments augment UNB's capital position in the risk based capital formula, providing the necessary liquidity to meet fluctuations in credit demands of the community and fluctuations in deposit levels. In addition, the portfolio provides collateral for pledging against public funds, and a reasonable allowance for control of tax liabilities. Finally, the investment portfolio is designed to provide income for UNB. In view of the above objectives, the portfolio is treated conservatively by management, and only securities that pass conservative investment criteria are purchased. UNB does not engage in any derivatives trading. The portfolio will commonly fluctuate between 20% and 30% of UNB's assets.

Additional Activities

         UNB provides its customers with access to investment products through a third party vendor, Primevest Financial Services, Inc., which offers annuities and mutual fund products and is based in Minnesota.

Competition

         UNB operates in a highly competitive environment, competing for deposits and loans with commercial banks, savings banks, thrift institutions, credit unions, and finance and mortgage companies. Some of these competitors possess substantially greater financial resources than those available to UNB. Also, certain of these institutions have significantly higher lending limits than UNB and may provide various services for their customers, such as trust services, which UNB does not offer directly to its customers.

         UNB does not maintain data concerning its competitive position within its market area. Occasionally, limited market share data is produced by third parties. According to a 1996 publication by the FDIC, at June 30, 1996 UNB had a 13.7% market share of deposits held by the Carroll County branches of banks, savings associations and credit unions. Two other institutions had larger deposit market shares (28.8% and 14.2%) for their Carroll County branches.

         Financial institutions compete generally on the basis of rates and service. In its lending business, UNB is subject to increasing competition from consumer finance companies and mortgage companies which are not subject to the same kind of regulatory restrictions as banks. Union National anticipates that the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, will increase competitive pressures in UNB's market by permitting entry of additional competitors.

         While UNB will seek to remain competitive with the interest rates that it charges on loans and offers on deposits, UNB believes that its success has been and will continue to be due to its emphasis on its community banking, customer service and relationships. With the continuing consolidation in the banking industry, particularly in UNB's markets, smaller profitable banks are gaining opportunities where larger institutions exit markets that are only marginally profitable for them. Management of Union

National believes it can profitably utilize such opportunities by establishing a local presence in these areas to provide community banking services.

Seasonality

         Management does not believe that the deposits or the business of UNB in general are seasonal in nature. The deposits may, however, vary with local and national economic conditions but should not have a material effect on planning and policy making.


                           SUPERVISION AND REGULATION

         General. Union National and UNB are extensively regulated under federal and state law. Generally, these laws and regulations are intended to protect depositors, not shareholders. The following is a summary description of certain provisions of certain laws which affect the regulation of bank holding companies and banks. The discussion is qualified in its entirety by reference to applicable laws and regulations. Changes in such laws and regulations may have a material effect on the business and prospects of the Union National and UNB.

         Federal Bank Holding Company Regulation and Structure. Union National is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended, and as such, it is subject to regulation, supervision, and examination by the FRB. Union National is required to file annual and quarterly reports with the FRB and to provide the FRB with such additional information as the FRB may require. The FRB may conduct examinations of Union National and its subsidiaries.

         With certain limited exceptions, Union National is required to obtain prior approval from the FRB before acquiring direct or indirect ownership or control of more than 5% of any voting securities or substantially all of the assets of a bank or bank holding company, or before merging or consolidating with another bank holding company. Additionally, with certain exceptions, any person proposing to acquire control through direct or indirect ownership of 25% or more of any voting securities of Union National is required to give 60 days written notice of the acquisition to the FRB, which may prohibit the transaction, and to publish notice to the public.

         Generally, a bank holding company may not engage in any activities other than banking, managing or controlling its bank and other authorized subsidiaries, and providing services to these subsidiaries. With prior approval of the FRB, Union National may acquire more than 5% of the assets or outstanding shares of a company engaging in non-bank activities determined by the FRB to be closely related to the business of banking or of managing or controlling banks. The FRB provides expedited procedures for expansion into approved categories of non-bank activities.

         Subsidiary banks of a bank holding company are subject to certain quantitative and qualitative restrictions on extensions of credit to the bank holding company or its subsidiaries, on investments in their securities and on the use of their securities as collateral for loans to any borrower. These regulations and restrictions may limit Union National's ability to obtain funds from UNB for its cash needs, including funds for the payment of dividends, interest and operating expenses. Further, subject to certain exceptions, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. For example, UNB may not generally require a customer to obtain other services from itself or Union National, and may not require that a customer promise not to obtain other services from a competitor as a condition to and extension of credit to the customer.

         Under FRB policy, a bank holding company is expected to act as a source of financial strength to its subsidiary banks and to make capital injections into a troubled subsidiary bank, and the FRB may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to a subsidiary bank when required. A required capital injection may be called for at a time when the holding company does not have the resources to provide it. In addition, depository institutions insured by the FDIC can be held liable for any losses incurred by, or reasonably anticipated to be incurred by, the FDIC in connection with the default of, or assistance provided to, a commonly controlled FDIC-insured depository institution. Accordingly, in the event that any insured subsidiary of Union National causes a loss to the FDIC, other insured subsidiaries of Union National could be required to compensate the FDIC by reimbursing it for the estimated amount of such loss. Such cross guaranty liabilities generally are superior in priority to the obligations of the depository institution to its shareholders due solely to their status as shareholders and obligations to other affiliates.

         State Bank Holding Company Regulation. As a Maryland bank holding company, Union National is subject to various restrictions on its activities as set forth in Maryland law, in addition to those restrictions set forth in federal law. See "Supervision and Regulation--Federal Bank Holding Company Regulation and Structure." Under Maryland law, a bank holding company that desires to acquire a bank or bank holding company that has its principal place of business in Maryland must obtain approval from the Commissioner. Also, a bank holding company and any Maryland state-chartered bank or trust company it controls cannot directly or indirectly acquire banking or non-banking subsidiaries or affiliates until the bank or trust company receives the approval of the Commissioner.

         Federal Bank Regulation. Union National's banking subsidiary is a federally-chartered national bank regulated by the Office of Comptroller of the Currency ("OCC"). The OCC may prohibit the institutions over which it has supervisory authority from engaging in activities or investments that the agency believes constitutes unsafe or unsound banking practices. Federal banking regulators have extensive enforcement authority over the institutions they regulate to prohibit or correct activities which violate law, regulation or a regulatory agreement or which are deemed to constitute unsafe or unsound practices. Enforcement actions may include the appointment of a conservator or receiver, the issuance of a cease and desist order, the termination of deposit insurance, the imposition of civil money penalties on the institution, its directors, officers, employees and institution-affiliated parties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the removal of or restrictions on directors, officers, employees and institution-affiliated parties, and the enforcement of any such mechanisms through restraining orders or other court actions.

         UNB is subject to certain restrictions on extensions of credit to executive officers, directors, principal shareholders or any related interest of such persons which generally require that such credit extensions be made on substantially the same terms as are available to third persons dealing with UNB and not involve more than the normal risk of repayment. Other laws tie the maximum amount which may be loaned to any one customer and its related interests to capital levels.

         Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), each federal banking agency is required to prescribe, by regulation, non-capital safety and soundness standards for institutions under its authority. The federal banking agencies, including the OCC, have adopted standards covering internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. An institution which fails to meet those standards may be required by the agency to develop a plan acceptable to the agency, specifying the steps that the institution will take to meet the standards. Failure to submit or implement such a plan may subject the institution to regulatory sanctions. Union National, on behalf of UNB, believes that it meets substantially all standards which have been adopted. FDICIA also imposed new capital standards on insured depository institutions. See "Supervision and Regulation--Capital Requirements."

         Before establishing new branch offices, UNB must meet certain minimum capital stock and surplus requirements and the Bank must obtain OCC approval.

         Deposit Insurance. As a FDIC member institution, UNB's deposits are insured to a maximum of $100,000 per depositor through the Bank Insurance Fund ("BIF"), administered by the FDIC, and each institution is required to pay semi-annual deposit insurance premium assessments to the FDIC. The BIF assessment rates have a range of 0 cents to 27 cents for every $100 in assessable deposits. Banks with no premium are subject to an annual statutory minimum assessment.

         Limits on Dividends and Other Payments. Union National's current ability to pay dividends is largely dependent upon the receipt of dividends from its banking subsidiary, UNB. Both federal and state laws impose restrictions on the ability of Union National to pay dividends. The FRB has issued a policy statement which provides that, as a general matter, insured banks and bank holding companies may pay dividends only out of prior operating earnings. Under the National Bank Act, UNB may pay dividends only out of retained earnings as defined in the statute. The approval of the OCC is required if the dividends for any year exceed net profits, as defined, for that year plus the retained net profits for the preceding two years. In addition, unless a national bank's capital surplus equals or exceeds the stated capital for its common stock, no dividends may be declared unless the bank makes transfers from retained earnings to capital surplus. In addition to these specific restrictions, bank regulatory agencies, in general, also have the ability to prohibit proposed dividends by a financial institution which would otherwise be permitted under applicable regulations if the regulatory body determines that such distribution would constitute an unsafe or unsound practice.

         Capital Requirements. The federal banking regulators have adopted certain risk-based capital guidelines to assist in the assessment of the capital adequacy of a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit, and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans. For bank holding companies with less than $150,000,000 in consolidated assets, the guidelines are applied on a bank-only basis.

         A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets. The regulators measure risk-adjusted assets, which include off balance sheet items, against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. "Tier 1," or core capital, includes common equity, perpetual preferred stock (excluding auction rate issues) and minority interest in equity accounts of consolidated subsidiaries, less goodwill and other intangibles, subject to certain exceptions. "Tier 2," or supplementary capital, includes, among other things, limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt, and the allowance for loan and lease losses, subject to certain limitations and less required deductions. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. Banks and bank holding companies subject to the risk-based capital guidelines are required to maintain a ratio of Tier 1 capital to risk- weighted assets of at least 4% and a ratio of total capital to risk-weighted assets of at least 8%. The appropriate regulatory authority may set higher capital requirements when particular circumstances warrant. As of December 31, 1996, UNB's ratio of Tier 1 to risk-weighted assets stood at 11.7% and its ratio of total capital to risk-weighted assets stood at 12.9%. In addition to risk-based capital, banks and bank holding companies are required to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage capital ratio, of at least 3%. As of December 31, 1996, UNB's leverage capital ratio was 8.0%.

         In August,  1995 and May, 1996, the federal  banking  agencies  adopted final regulations specifying that the agencies will include, in their evaluations of a bank's capital adequacy, an assessment of the UNB's interest rate risk ("IRR") exposure. The standards for measuring the adequacy and effectiveness of a banking organization's interest rate risk management includes a measurement of board of director and senior management oversight, and a determination of whether a banking organization's procedures for comprehensive risk management are appropriate to the circumstances of the specific banking organization. UNB has internal IRR models that are used to measure and monitor IRR. Additionally, the regulatory agencies have been assessing IRR on an informal basis for several years. For these reasons, Union National does not expect the addition of IRR evaluation to the agencies' capital guidelines to result in significant changes in capital requirements for UNB.

         Failure to meet applicable capital guidelines could subject a banking organization to a variety of enforcement actions, including limitations on its ability to pay dividends, the issuance by the applicable regulatory authority of a capital directive to increase capital and, in the case of depository institutions, the termination of deposit insurance by the FDIC, as well as to the measures described under "--Federal Deposit Insurance Corporation Improvement Act of 1991" below, as applicable to undercapitalized institutions. In addition, future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of UNB to grow and could restrict the amount of profits, if any, available for the payment of dividends to Union National.

         Federal Deposit Insurance Corporation Improvement Act of 1991. In December, 1991, Congress enacted FDICIA, which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and made significant revisions to several other federal banking statutes. FDICIA provides for, among other things, (i) publicly available annual financial condition and management reports for financial institutions, including audits by independent accountants, (ii) the establishment of uniform accounting standards by federal banking agencies, (iii) the establishment of a "prompt corrective action" system of regulatory supervision and intervention, based on capitalization levels, with more scrutiny and restrictions placed on depository institutions with lower levels of capital, (iv) additional grounds for the appointment of a conservator or receiver, and (v) restrictions or prohibitions on accepting brokered deposits, except for institutions which significantly exceed minimum capital requirements. FDICIA also provides for increased funding of the FDIC insurance funds and the implementation of risked-based premiums. See "- Deposit Insurance."

         A central feature of FDICIA is the requirement that the federal banking agencies take "prompt corrective action" with respect to depository institutions that do not meet minimum capital requirements. Pursuant to FDICIA, the federal bank regulatory authorities have adopted regulations setting forth a five-tiered system for measuring the capital adequacy of the depository institutions that they supervise. Under these regulations, a depository institution is classified in one of the following capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." UNB is currently classified as "well-capitalized." An institution may be deemed by the regulators to be in a capitalization category that is lower than is indicated by its actual capital position if, among other things, it receives an unsatisfactory examination rating with respect to asset quality, management, earnings or liquidity.

         FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a cash dividend) or paying any management fees to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. Significantly undercapital-ized depository institutions may be subject to a number of other requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and stop accepting deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator, generally within 90 days of the date such institution is determined to be critically undercapitalized.

         FDICIA provides the federal banking agencies with significantly expanded powers to take enforcement action against institutions which fail to comply with capital or other standards. Such action may include the termination of deposit insurance by the FDIC or the appointment of a receiver or conservator for the institution. FDICIA also limits the circumstances under which the FDIC is permitted to provide financial assistance to an insured institution before appointment of a conservator or receiver.

         Interstate Banking Legislation. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 was enacted into law on September 29, 1994. The law provides that, among other things, substantially all state law barriers to the acquisition of banks by out-of-state bank holding companies were eliminated effective on September 29, 1995. The law also permits interstate branching by banks effective as of June 1, 1997, subject to the ability of states to opt-out completely or to set an earlier effective date. Maryland generally established an earlier effective date of September 29, 1995.

         Monetary Policy. The earnings of a bank holding company are affected by the policies of regulatory authorities, including the FRB, in connection with the FRB's regulation of the money supply. Various methods employed by the FRB are open market operations in United States Government securities, changes in the discount rate on member bank borrowing and changes in reserve requirements against member bank deposits. These methods are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may also affect interest rates charged on loans or paid on deposits. The monetary policies of the FRB have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

Employees

         As of July 31, 1997, UNB had the equivalent of 124 full-time employees. None of its employees is represented by a collective bargaining unit. UNB considers relations with its employees to be good.

Properties

         Union National's principal office is located at 117 East Main Street in Westminster, Maryland in a renovated turn-of-the century building. UNB's commercial, mortgage and consumer lending operations, as well as its executive offices, marketing department, human resources offices, deposit account support services and offices for non-deposit investment products are housed here. UNB owns this building and a 17,325 square feet storage facility and parking lot directly across the street at 118 East Main Street.

         Directly next door to the principal office is the main branch banking facility for UNB with drive-up services located at 111 East Main Street, Westminster, Maryland. This branch facility employs seven full time and two part time employees and is also owned by UNB.

         The two story branch office located at 7564 Main Street, Sykesville, Maryland has 2,490 square feet dedicated to providing full banking services and ATM access. This branch employs three full time and two part time employees. UNB owns this facility and rents the upper floor to a local small business. UNB's other six locations, all of which provide ATM services and five of which provide drive-up services, are leased with terms currently ranging from five to fifteen years and with annual rent payments currently ranging from $21,532 to $46,371.

Legal Proceedings

         Neither Union National nor UNB is a party to, nor is any of their property the subject of, any material pending legal proceedings incidental to the business of Union National other than those arising in the ordinary course of business. In the opinion of management, no such proceeding will have a material adverse effect on the financial position or results of Union National.

                                   MANAGEMENT

         Union National's Board of Directors presently consists of 14 members, one-third (as nearly equal in number as possible) of whom are to be elected annually to serve for a term of three years.

         The following table sets forth the name, age and term of office of each executive officer and director of Union National and the principal occupations of these individuals during the past five years. The executive officers are appointed to their respective offices annually. All directors of Union National also serve as directors of UNB and the terms for both expire at the same time. Unless otherwise indicated, the principal occupation listed for a person has been that person's occupation for at least the past five years. Because a majority of persons listed served as officers or directors of UNB before Union National was formed as its holding company in 1994, the table indicates the earliest year a person became an officer or director for UNB or Union National.



      Name, Age and                   Principal Occupations                 Director or       Year Term as
Position with Company                 During Past Five Years              Officer Since      Director Expires
---------------------                 ----------------------              -------------      ----------------

Virginia W. Smith, 47        President and Chief Executive Officer of          1995               1998
   President and Chief       Union National and UNB (January 1996 to
   Executive Officer,        present); Executive Vice President of UNB
   Director                  (August 1995 to January 1996); Senior Vice
                             President of First  Fidelity Bank (formerly
                             Bank of Baltimore)  (1992 to 1995); Executive
                             Vice President of Signet Banking Corporation
                             (1992);  President of Signet Mortgage
                             Corporation (1987 to 1992)

Thomas F. See, 50            Retired in August 1997; formerly Treasurer of     1979               ---
   Treasurer                 Union National (1994 to August 20, 1997);
                             Senior Vice President and Chief Financial
                             Officer of UNB (1979 to August 20, 1997)

Denise L. Owings, 43         Corporate Secretary of Union National (1994       1989               ---
   Corporate Secretary       to present);  Corporate Secretary to the Board
                             of Directors of UNB (1989 to present)

K. Wayne Lockard, 63         Self-employed real estate consultant and          1973              1998
   Chairman of the Board     partner in  "Lockard  Properties", developers
                             and investors of commercial and residential
                             real estate

Donald C. Essich, 64         Retired in January 1995; formerly self-           1983              1998
   Director, Vice Chairman   employed farmer and President of the local
   of the Board              and statewide Farm Bureau

Joseph H. Beaver, Jr., 63    Retired in January 1996; formerly President       1965              1999
   Director                  and Chief Executive Officer of Union
                             National (1994 to January 1996);  President
                             and Chief  Executive  Officer of UNB (1971 to
                             January 1996)

Wesley D. Blakeslee, 49      Attorney, private practice; President of Will     1988              1999
   Director                  Plan Corp.

David L. Brauning, Sr., 59   Insurance Agent for Nationwide Insurance;         1988              2000
   Director                  Farmer

Robert L. Bullock, 60        Owner of Bullock's Country Meats; Farmer          1983              2000
   Director

Dean H. Griffin, 62          Physician, private practice                       1984              1999
   Director

Bernard L. Jones, Sr., 55    Senior engineer/systemstechnologisti for Vitro    1991              2000
   Director                  Corporation; President of HOPE, Inc. a local
                             developer of low cost housing




      Name, Age and                   Principal Occupations                 Director or       Year Term as
Position with Company                 During Past Five Years              Officer Since      Director Expires
---------------------                 ----------------------              -------------      ----------------

William R. Klinger, 41       Owner and General Manager of Star Vending         1988              2000
   Director                  Service  Company  (1993 to present); Sales
                             Manager of Mid-Atlantic  Coca-Cola  Company
                             (1991 to 1993); Vice President of Westminster
                             Coca-Cola Bottling Company (1984 to 1991)

Robert T. Scott, 53          Orthodontist                                      1990              1998
   Director

Ethan A. Seidel, 54          Vice President of Administration and Finance      1995              1999
   Director                  of Western Maryland College (1993 to
                             present); Professor of Economics at Western
                             Maryland College; Assistant to the President
                             of Western Maryland College (1990 to 1993)

Ellen L. Willis, 49          Director of Business and Industry Training of     1995              1999
   Director                  Carroll Community College; Previously
                             owned and operated a small business

Kenneth B. Wright, 54        Owner and President of Towne Pride Interiors      1986              1998
   Director

         There are no family relationships among any of the executive officers or directors of Union National or UNB. Executive officers of Union National are elected by the Board of Directors on an annual basis and serve at the discretion of the Board of Directors.

Committees of the Board of Directors

         UNB has a Management Oversight Committee, a Finance and Control Committee, a Lending Oversight Committee, a Technology and Support Services Committee and a Community Banking Development Committee.

         The Management Oversight Committee consists of Ms. Virginia Smith, Mr. Donald Essich, Mr. K. Wayne Lockard, Mr. Joseph Beaver, Mr. Robert Bullock, Mr. William Klinger and Mr. Kenneth Wright. This committee oversees and evaluates the Chief Executive Officer ("CEO"), develops new initiatives for presentation to the Board of Directors, establishes compensation, benefits, and personnel policies, recommends the structure of the board and committees of the board, acts as a strategic planning committee, and functions as a full board when the full board of directors cannot meet and a timely response to an issue, such as loan requests, is needed. The CEO does not vote on his or her own compensation issues. This committee meets two times a month.

         The Finance and Control Committee consists of Mr. William Klinger, Mr. Ethan Seidel, Mr. Bernard Jones and Gabrielle M. Peregoy. This committee's primary objective is to provide risk and control oversight of UNB's audit and internal audit control structure, and financial management oversight. The committee reviews and recommends policies on risk, audit, security, compliance, and financial management. This committee meets monthly.

         The Lending Oversight Committee consists of Mr. Robert Bullock, Mr. Dean Griffin and Mr. Joseph Beaver. The primary objectives of this committee include reviewing and making recommendations concerning UNB's credit policy, to review each segment of the loan portfolio on a quarterly and annual basis, review delinquent loan repayments on a monthly basis, monitor UNB's reserve for loan losses, provide an annual strategic analysis and business plan for lending. This committee meets monthly.

         The Technology and Support Services Committee consists of Mr. Robert Scott, Mr. David Brauning and Mr. Kenneth Wright. The primary objective of this committee is to recommend policy and provide oversight and guidance of management in operations, technology, alternative delivery, employee training, management development. This committee meets monthly.

         The Community Banking Development Committee consists of Ms. Ellen Willis, Mr. Donald Essich, and Mr. Wesley Blakeslee. The primary objectives of this committee includes recommending policy and providing oversight and guidance in marketing, products, services, locations, service quality, investment products and services, and oversight of UNB's CRA activities. This committee meets monthly.

Compensation of Directors

          Directors of Union National do not receive compensation in that capacity. However, as directors of UNB, they receive compensation for serving on the Board of Directors in the following amounts: (i) $1,000 per month for the Chairman of the Board, (ii) $550 per month for the Vice-Chairman of the Board, and (iii) $500 per month for all other directors. In addition, all directors of UNB receive $100 for each committee meeting and special meeting of the Board of Directors of UNB in which they are in attendance.

Executive Compensation

          The following table sets forth the compensation paid by Union National and UNB for the last three fiscal years to the CEO of Union National and UNB. There were no other officers of Union National or UNB who received compensation in excess of $100,000 during any of those fiscal years.

                           Summary Compensation Table

                                                                             Other Annual           All Other
Name                                Year          Salary         Bonus       Compensation          Compensation
----                                ----          ------         -----       ------------          ------------

Virginia W. Smith                   1996        $129,000          ---            $7,830(2)            $6,000 (3)
   President, Chief
   Executive Officer

Joseph H. Beaver Jr., (1)           1996          $6,923          ---            $4,280(7)           $43,758 (4)
   Former President,                1995        $120,000       $1,500            $7,444(5)           $20,588 (6)
   Chief Executive Officer          1994        $114,174       $5,709            $1,014(7)           $70,783 (8)
   and Director
-------------------------------

(1)      Mr. Beaver retired from his position as President and CEO of Union National on January 12, 1996.
(2)      Includes the allowance for use of personal automobile for business in the amount of $6,923, and the value of unused sick pay in the amount of $908.
(3)      Director's fee.
(4)      Includes Union National's contributions to 401(k) plan in the amount of
         $138 and contributions  made to the Senior  Employee's  Retirement Plan
         ("SERP") in the amount of $36,920.  Also includes $6,700 for Director's fees and special committee meetings.
(5)      Includes the value of the use of a company automobile in the amount of $5,136, and the value of unused sick pay in the amount of $2,308.
(6)      Includes Union National's contributions to 401(k) plan in the amount of
         $3,601,  contributions  to the  SERP  in the  amount  of  $10,987,  and
         Director's fees in the amount of $6,000.
(7)      Represents value of the use of a company automobile.
(8)      Includes Union National's contributions to 401(k) plan in the amount of
         $3,493,  and  contributions  made to the SERP in the amount of $62,290.
         Also includes $5,000 for Director's fees.


Compensation Committee Interlocks and Insider Participation

         The Management Oversight Committee of the Board of Directors serves as compensation committee of Union National and UNB. The members of the Management Oversight Committee are Ms. Virginia W. Smith, Mr. Donald C. Essich, Mr. K. Wayne Lockard, Mr. Joseph H. Beaver, Jr., Mr. Robert L. Bullock, Mr. Kenneth Wright, and Mr. William R. Klinger. Ms. Smith is the current CEO and President of Union National, and Mr. Beaver is the former CEO and President of Union National. While Ms. Smith and Mr. Beaver were specifically excluded from any Committee discussion concerning their own compensation, they did participate in the Committee's discussion concerning other key executives compensation.

Employment Contracts

         Virginia W. Smith entered into an employment contract with UNB effective August 9, 1995 ("Employment Contract") by which she was made Executive Vice President of UNB at an annual salary of $118,000 until such time as the then-President of UNB retired, whereupon she would be named as President of UNB at an annual salary of $129,000. Ms. Smith became President of UNB on January 12, 1996. Under the Employment Contract, her term as President is for one year, which term and the Employment Contract are automatically renewed each year unless either party provides 120 days' advance notice to the contrary. The
Employment Contract further provides that if Ms. Smith's employment is terminated by UNB for a reason other than for cause, she will be paid her then-current salary and benefits for 12 months thereafter ("Severance Pay"). In addition, if following a merger or other corporate reorganization in which UNB is not the survivor Ms. Smith's duties and authorities are diminished or her salary is decreased or she is forced to relocate, Ms. Smith can make a claim with UNB for Severance Pay. If UNB disagrees that Severance Pay is owing, the dispute is subject to binding arbitration.

1997 Stock Option Plan

General

         On April 15, 1997, Union National's Board of Directors approved the Union National Bancorp, Inc. 1997 Stock Option Plan (the "Plan"). Unless extended or earlier terminated by the Board, the Plan will continue in effect until, and shall terminate on, April 15, 2007. The purpose of the plan is to provide incentives and an additional means of attracting and retaining competent personnel for the executive officers and key employees of Union National, UNB and their subsidiaries.

         The Plan provides for the reservation of 30,000 shares of common stock, par value $.01 of Union National (the "Shares") for issuance upon the exercise of options granted under the Plan. Unless otherwise authorized by the Board, options to purchase no more than 10,000 Shares may be granted under the Plan in any calendar year. The number of Shares reserved for the grant of options and the number of Shares which are subject to outstanding options under the Plan are subject to adjustment in the event of any stock split, stock dividend or other relevant changes in the capitalization of Union National.

Administration of the Plan

         The Plan will be administered by Board. The Board is authorized to determine and designate from time to time those executive officers and key employees to whom options are to be granted. Unless an earlier expiration is specified by the Board in the option agreement containing the terms and conditions of the option, each option granted under the Plan will expire on the 10th anniversary of the date the option was granted. In the event of termination of employment of an optionee other than for cause, all unexercised options will terminate unless such options are exercised by the employee within 3 months after the termination of employment. In the event of death of an optionee or termination of employment due to permanent or total disability, the option may be exercised by the personal representative, administrator, or bequestee, or by the disabled optionee, as the case may be, within 1 year after the death or termination of employment, to purchase that number of shares that were purchasable by the optionee at the time of his or her death or disability.

Terms of Options

         The exercise price for Shares being purchased upon the exercise of options may be paid (i) in cash or by check; (ii) with shares of Union National, to the extent the fair market value of such shares on the date of exercise equals the exercise price of the Shares being purchased; (iii) by surrender to Union National of options to purchase Shares, to the extent of the difference between the exercise price of such options and the fair market value of the Shares subject to such options on the date of such surrender; or (iv) a combination of (i), (ii) or (iii) above. Union National has the right, and the optionee may require Union National, to withhold and deduct from the number of Shares deliverable upon the exercise of any options under the Plan a number of Shares having an aggregate fair market value equal to the amount of any taxes and other charges that Union National is obligated to withhold or deduct from amounts payable to the optionee.

         No option may be transferred by an optionee other than by will and the laws of descent and distribution, or pursuant to a qualified domestic relations order. Options are exercisable only by the optionee during his or her lifetime and only as described in the Plan. Options may not be assigned, pledged or hypothecated, and are not subject to execution, attachment or similar process. Upon any attempt to transfer an option, or to assign, pledge, hypothecate or otherwise dispose of an option in violation of the Plan, or upon the levy of any attachment or similar process upon such option or such rights, the option immediately becomes null and void.

Exercise Periods

         Generally, 20% of the Shares subject to the option will become exercisable on each anniversary date of the grant of the option, so that the option shall become fully exercisable on the fifth anniversary of the date the option was granted. However, upon the occurrence of certain "Extraordinary Events" all options under the Plan will become fully exercisable for the full number of Shares subject to any such option. An "Extraordinary Event" is defined as the commencement of a tender offer (other than by Union National) for any Shares of Union National, or a sale or transfer, in one or a series of transactions, of assets having a fair market value of 50% or more of the fair market value of all assets of Union National, or a merger, consolidation or share exchange pursuant to which the Shares of Union National are or may be exchanged for or converted into cash, property or securities of another issuer, or the liquidation of Union National. If an optionee fails to exercise his or her option upon an Extraordinary Event, or if there is a capital reorganization or reclassification of the Shares, Union National must take action as may be necessary to enable each optionee to receive upon any subsequent exercise of his or her options, in lieu of Shares, securities or other assets as were issuable upon the Extraordinary Event in respect of, or in exchange for, such Shares.

Pension Plan and Thrift Plan

         Pension Plan. UNB sponsors a defined benefit pension plan covering substantially all employees. Benefits are calculated based on the number of years of service and the employee's compensation. UNB's funding policy is to contribute the maximum amount deductible for income tax purposes. Contributions provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Net pension cost for 1996, 1995 and 1994 include the following components:


                                                                1996               1995            1994
                                                                ----               ----            ----

Service cost-benefits earned during the year                 $    86,195         $   71,154     $  88,237
Interest cost on projected benefit obligation                     84,964             88,382        84,508
Actual return on plan assets                                    (103,395)          (139,897)       14,630
Net amortization and deferral                                     54,406             76,498       (59,968)
                                                             -----------         ----------     ---------
                                                             $   122,170         $   96,137     $ 128,407
Additional expense related to settlement
    of pension obligations                                       155,612              --              --
                                                             -----------         ----------     ---------
                                                             $   277,782         $   96,137     $ 128,407
                                                             ===========         ==========     =========

         During 1996, UNB's pension plan made lump sum payments to plan participants which met the criteria for a settlement of pension obligations as defined in Statement of Financial Accounting Standards No. 88, "Employers Accounting for Settlements and Curtailments of Defined Benefit Plans and for Termination Benefit." This settlement resulted in additional pension expense of $155,612 for the year ended December 31, 1996.

         The weighted-average discount rate used in determining the actuarial present value of the project benefit obligation was 7.50% for 1996, 1995, and 1994. The expected long-term rate of return on assets was 7.50% for those years.

         Employee Savings and Investment Plan. UNB has an Employee Savings and Investment Plan in which substantially all employees are eligible to participate. Under the terms of the plan, UNB may match employee contributions up to 6% of compensation. UNB's contributions to this plan were $56,314 for 1996, $56,978 for 1995 and $49,743 for 1994.

         During 1992 UNB entered into an agreement with members of its Board of Directors to allow Director's Fees to be deferred until retirement. A director may defer a portion or all of his fee until retirement. Fees deferred will be paid over a pre-determined period at retirement. This is an insured program that will provide full recovery of cost to UNB.

         UNB has also made arrangements with certain officers to provide additional retirement benefits under a Senior Employee Retirement Plan ("SERP"). This program is designed to, when combined with Social Security and the Defined Pension Plan, give those officers covered approximately 60% of final salary. It is also a cost recovery program. The SERP is unfunded so that amounts payable represent unsecured liabilities of UNB; thereby potentially subject to claims of secured creditors. The amount included in operating expenses was $61,561 for 1996, $52,108 for 1995 and $106,242 for 1994.

                          COMPENSATION COMMITTEE REPORT

         The compensation of the CEO and other executive officers of Union National and UNB is determined by the Management Oversight Committee of the Board of Directors. This Committee sets compensation guidelines intended to provide suitable rewards for individual performance and to tie such performance to increased shareholder value. The compensation paid is designed to attract, retain and reward executive officers who are capable of leading Union National and UNB in achieving its business objectives in an industry characterized by complexity, competitiveness and constant change. The compensation of Union National's key executives is reviewed and approved by the Board of Directors upon recommendation of Union National's Management Oversight Committee.

         Total compensation for Union National's CEO and other key executive officers consists of base salary, benefits, short and long term incentives and perquisites.

         The guidelines and factors considered by the Committee in determining compensation include corporate profitability measured by return on assets, stock price, asset quality, loss reserve levels, market- share, regulatory capital strength, cost control, and regulatory examination.

         Annually, at year end, the Committee reviews the base compensation and benefit levels of the CEO and other executive officers. Each officer's compensation is based on their individual contribution to Union National and UNB, and their meeting of the goals and objectives as set forth in the strategic plan of Union National and UNB. To ensure that the compensation and benefits are reasonable and competitive, the Committee compares the compensation awarded to Union National and UNB executive officers with those of executive officers of similarly sized and situated banks and thrift institutions in the Mid-Atlantic region.

                                               MANAGEMENT OVERSIGHT COMMITTEE:

                                               Virginia W. Smith
                                               Donald C. Essich
                                               K. Wayne Lockard
                                               Joseph H. Beaver, Jr.
                                               Robert L. Bullock
                                               William R. Klinger
                                               Kenneth B. Wright

Performance Graph

         Set forth below is a line graph comparing cumulative shareholder returns as of December 31 for each of the last five years among the Common Stock, a broad market index and either a nationally recognized industry standard or an index of peer companies selected by Union National, assuming in each case both an initial investment of $100 and reinvestment of dividends. Union National has chosen the Nasdaq Market Index as the relevant broad market index. This more closely reflects the market where Union National would be listed if it were eligible. Additionally, Union National has selected the Nasdaq Bank Index since it reflects a large group of banks across the country, both large and small, against Union National's returns can be compared.

Performance Graph

                         BENEFICIAL OWNERSHIP OF SHARES

         The following table reflects the beneficial ownership of the Common Stock as of July 31, 1997, held by directors, executive officers, each person known to management to own beneficially, directly or indirectly, more than 5% of the Common Stock, and all directors and executive officers as a group. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise indicated, the address of all executive officers and directors is the principal office of Union National.

Beneficial Owners and Management                      Number of Shares                Percent of Class
--------------------------------                      ----------------                ----------------

5% Beneficial Owners:
Caroline R. Taylor (1) ...................               62,076                              .07%
   6 Ridge Road
   Westminster, MD  21157
Virginia C. Wantz (2).....................               63,816                              .08%
   205 St. Mark Way
   Westminster, MD  21157
Union National Bank 401(k) Plan (3)                      63,444                              .08%
  117 East Main Street
  Westminster, MD  21158

Executive Officers and Directors:
Virginia W. Smith.........................                3,550                                 *
Denise L. Owings (4)......................                3,746                                 *
K. Wayne Lockard (5)......................                4,842                                 *
Donald C. Essich..........................                2,460                                 *
Joseph H. Beaver, Jr. (6).................               23,584                              .03%
Wesley D. Blakeslee (7)...................                1,970                                 *
David L. Brauning (8).....................               10,974                              .01%
Robert L. Bullock.........................                6,878                                 *
Dean H. Griffin (9).......................                5,750                                 *
Bernard Larry Jones, Sr...................                  300                                 *
William R. Klinger........................                  378                                 *
Gabby Peregoy (10)........................                  939                                 *
Robert T. Scott (11)......................                  760                                 *
Ethan A. Seidel...........................                  300                                 *
Steven Wantz (12).........................                5,478
Ellen Willis..............................                  100                                 *
Kenneth B. Wright (13)....................                1,400                                 *
Thomas F. See (14)........................               17,403                              .02%
All directors and executive officers
  as a group (18 persons).................               90,812                              .11%
                                                         ------                              ---

*Less than 1%
--------------------------

(1)      Includes 23,184 shares held by trustees for the benefit of Caroline R. Taylor.
(2)      Includes 32,136 shares held by trustees for the benefit of Virginia C. Wantz.
(3)      The Union National 401(k) plan, while owning .08% of the outstanding stock of Union National, does not  control  the  voting of those  shares.  Each  participant  is forwarded a proxy  statement  and casts his vote  according to the same rules as any other shareholder.
(4)      Includes 3,648 shares held in the Union National 401(k) plan.
(5)      Includes 1,195 shares owned by his wife, Bonnie M. Lockard, as to which Mr. Lockard disclaims beneficial ownership.

(6) Includes 550 shares owned by his wife, Katherine G. Beaver and 615 shares owned by his son, Sean Beaver, all of which Mr. Beaver disclaims beneficial ownership.
(7)      Includes 1,570 shares held in an individual retirement account.
(8) Include 4,596 shares held by Mr. Brauning and Horace S. Brauning, Jr., as trustees under the Last Will and Testament of Anna M. Brauning, as to which Mr. Brauning disclaims beneficial ownership.
(9) Includes 300 shares jointly held with his son, John W. Griffin, and 410 shares jointly held with his wife, Etta Ray Griffin. Also includes 190 shares owned by his wife, Etta Ray Griffin, as to which Mr. Griffin disclaims beneficial ownership.
(10) Includes 74 shares held jointly with her husband, Mark Peregoy, and 865 shares held in the Union
         National 401(k) plan.
(11)     Includes 160 shares held jointly with his wife, Carolyn L. Scott.
(12) Includes 224 shares held jointly with his wife, Renee L. Wantz, and 5,014 shares held in the Union National 401(k) plan.
(13)     Includes 350 shares held jointly with his wife, Donna K. Wright.
(14) Includes 600 shares owned by his wife, Katherine K. See, as to which Mr. See disclaims beneficial ownership. Also includes 12,957 shares held in Union National 401(k) plan.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indebtedness of Management

         During the past year UNB has had, and expects to have in the future, banking transactions in the ordinary course of business with Union National and UNB directors and executive officers and their associates. Such transactions are made on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the same time for comparable transactions with other persons. The extensions of credit by UNB to these persons have not, and do not currently, involve more than the normal risk of collectability or present other unfavorable features. At December 31, 1996, the outstanding principal amount of indebtedness to UNB owed by directors and executive officers and their associates, who were indebted to UNB on that date, aggregated $4,644,364 which represented approximately 25.9% of UNB's equity capital accounts.

Lease Agreements

         In 1986, UNB entered into a lease involving 2,400 square feet of office space in Hampstead, Maryland, at a monthly rental of $3,150, which UNB uses as its Hampstead branch office. The lessor of the property is K. Wayne Lockard, Chairman of the Board, and his wife, Bonnie M. Lockard, both of whom are shareholders of Union National. The lease was negotiated on an arm's-length basis, and is subject to terms that are generally prevailing in the area for comparable properties. In the opinion of the Union National Board, the terms of the lease are at least as favorable to UNB as could have been obtained from unaffiliated third parties and the lease is fair and reasonable to UNB.

Certain Business Relationships

         UNB has retained, among others, Wesley D. Blakeslee, P.C., the law firm of Director Wesley D. Blakeslee, on an at-will basis to perform collection work. Fees for collection work are assessed on an hourly basis for consumer loans and on a percentage of the amount collected for residential mortgage and commercial loans. UNB paid $15,570.54 in 1996 for these services. The retention of Mr. Blakeslee's firm was negotiated on an arm's-length basis, and is subject to terms that are within the range generally prevailing in this area for collection work. In the opinion of the Union National Board of Directors, the terms are at least as favorable to UNB as could have been obtained from unaffiliated third parties and are fair and reasonable to UNB.

                            DESCRIPTION OF SECURITIES

General

         Union National is authorized to issue 10,000,000 shares of Common Stock. As of July 31, 1997, Union National had outstanding 834,000 shares of Common Stock.

Common Stock

         Dividends

         Holders of the Common Stock are entitled to receive dividends when, as and if declared by its Board out of funds legally available therefor. Since Union National is a holding company, the funds required by it to enable it to pay dividends are derived predominantly from the dividends paid to Union National by its subsidiary, UNB. Union National's ability to pay dividends, therefore, is dependent upon the earnings, financial condition and ability to pay dividends of its subsidiary. Payment of dividends by Union National's subsidiary is subject to a number of regulatory restrictions. See "Supervision and Regulation-Limits on Dividends and Other Payments." UNB is presently permitted to pay dividends without prior approval under such regulatory requirements. At December 31, 1996, an aggregate of approximately $4,445,000 was available for the payment of quarterly dividends to Union National for the last quarter of 1996.

         Liquidation

         In the event of liquidation, dissolution or winding up of Union National, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities.

         Voting

         Holders of the Common Stock are entitled to one vote for each share held by them at all meetings of the shareholders.

         Preemptive Rights

         No holder of the Common Stock has preemptive rights to purchase additional shares.

Changes in Control

         The Articles of Incorporation of Union National provide for the division of its Board of Directors into three classes, as nearly as equal in number as possible, with the term of three years each, and the term of office of one class expiring each year. The Articles of Incorporation provide that the number of directors shall be thirteen and may be increased or decreased as provided in Union National's Bylaws, which permit the Board to increase the number to a maximum of 25 and to decrease the number to the minimum required by Maryland law. The Articles of Incorporation also provide that no director may be removed except for cause and then only by the affirmative vote of at least two-thirds of the total eligible shareholder votes. The Bylaws of Union National require that directors retire from the Board on the date of the annual meeting of shareholder next occurring after a director reaches the age of 70.

         The Articles of Incorporation of Union National authorizes the Board of Directors, when evaluating any offer to (i) make a tender or exchange offer for its common stock, (ii) merge or consolidate with another institution, or (iii) purchase or otherwise acquire all or substantial all of its assets, in connection with the exercise of its judgment in determining the best interests of Union National and its shareholders, to give due consideration to all relevant factors, including without limitation the economic effects of acceptance of such offer on (a) depositors, borrowers, employees and the communities involved, and (b) the ability of the successor to fulfill the objectives of an insured institution under applicable federal and state statutes and regulations.

Business Combinations

         Under the Maryland General Corporation Law, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the corporation's stock (an "Interested Shareholder") must be:
(a) recommended by the corporation's board of directors; and (b) approved by the affirmative vote of at least (i) 80% of the corporation's outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the Interested Shareholder with whom the business combination is to be effected, unless, among other things, the corporation's common shareholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for his shares. In addition, an
Interested Shareholder or any affiliate may not engage in a "business combination" with the corporation for a period of five years following the date he becomes an Interested Shareholder. These provisions of Maryland law do not apply, however, to certain business combinations that are specifically exempted by resolution of the board of directors of a Maryland corporation prior to the time that an Interested Shareholder becomes an Interested Shareholder. National banking associations are required to obtain prior written approval to merge or consolidate with any insured or non-insured bank or institution, to assume liability to pay any deposits, or to transfer assets to any insured or non-insured bank or institution.

Control Shares Acquisitions

         The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast by shareholders, excluding shares owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares which, if aggregated with all other shares previously acquired by such person, would entitle the acquiror to vote 20% or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

         A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the corporation's board of directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders' meeting.

         If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

         The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or excepted by the articles of incorporation or bylaws of the corporation. Any change in control also triggers certain regulatory requirements. See "Supervision and Regulation."

Federal and State Regulations

         Union National and UNB are subject to a variety of Federal statutes and regulations applicable to national banking associations, including the National Bank Act, all of which impact the operations of UNB. See "Supervision and Regulation."


                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for Union National by Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, Baltimore, Maryland.


                                     EXPERTS

         The consolidated financial statements of Union National as of December 31, 1996 and 1995, and for each of the years in the three-year period ending December 31, 1996, included herein have been included in reliance upon the report Stegman & Company, independent certified public accountants, with respect thereto, and upon the authority of said firm as experts in accounting and auditing.

                        FINANCIAL STATEMENTS AND EXHIBITS



Consolidated Financial Statements

Unaudited Consolidated Financial Statements for Six Months Ended June 30, 1997

                                                                                                    Page
                                                                                                    ----

         Consolidated Balance Sheet                                                                  F-2
         Consolidated Statements of Income                                                           F-3
         Consolidated Statements of Stockholders' Equity                                             F-4
         Consolidated Statements of Cash Flows                                                       F-5

Audited Consolidated Financial Statements for Fiscal Years Ended December 31, 1996, 1995 and 1994

Report of Independent Auditors                                                                       F-7

         Consolidated Balance Sheets                                                                 F-8
         Consolidated Statements of Income                                                           F-9
         Consolidated Statements of Stockholders' Equity                                             F-10
         Consolidated Statements of Cash Flows                                                       F-11
         Notes to Consolidated Financial Statements                                                  F-12



                          Union National Bancorp, Inc.
                           Consolidated Balance Sheet
                                   (Unaudited)


                                                                         June 30,                December 31,
                                                                           1997                       1996
                                                                        -----------              ------------
ASSETS                                                                  (Unaudited)

Cash and due from banks                                                  $6,471,761                 $6,910,561
Interest bearing deposits with banks                                         43,627                    160,821
Federal funds sold                                                       11,081,530                  8,882,550
Investment securities available for sale-at fair value                   48,607,907                 38,866,761
Investment securities held to maturity - at amortized
  cost - fair value of $15,026,157 (1997) and $17,304,150 (1996)         14,837,241                 17,073,011
Loans                                                                   148,093,329                147,350,540
Less: allowance for credit losses                                        (1,848,177)                (1,772,433)
                                                                       ------------               ------------

Loans - net                                                             146,245,152                145,578,107
Bank premises and equipment                                               3,903,890                  3,928,561
Foreclosed real estate                                                      646,528                    391,236
Accrued interest receivable                                               1,837,098                  1,292,194
Other assets                                                              1,890,061                  1,951,826
                                                                       ------------               ------------

         TOTAL ASSETS                                                  $235,564,796               $225,035,628
                                                                       ============               ============

LIABILITIES

Deposits:
  Non-interest bearing deposits                                        $ 24,618,474               $ 23,694,607
  Interest bearing deposits                                             180,977,331                175,596,828
                                                                       ------------               ------------

         Total deposits                                                 205,595,805                199,291,435
Short-term borrowings                                                    10,012,991                  6,808,596
Federal Home Loan Bank Borrowing                                                 --                         --
Accrued expenses and other liabilities                                      891,860                    882,930
                                                                       ------------               ------------

         Total liabilities                                              216,500,656                206,982,961
                                                                       ------------               ------------



STOCKHOLDERS' EQUITY
Common stock - $.01 par; 10,000,000 shares authorized;
  834,000 shares issued and outstanding                                       8,340                      8,340
Surplus                                                                   8,342,055                  8,342,055
Unrealized appreciation (depreciation) on securities available
  for sale (net of related tax effects)                                      36,702                    (58,586)
Retained earnings                                                        10,677,043                  9,760,858
                                                                       ------------               ------------

         Total stockholders' equity                                      19,064,140                 18,052,667
                                                                       ------------               ------------

         TOTAL LIABILITIES AND
            STOCKHOLDERS' EQUITY                                       $235,564,796               $225,035,628
                                                                       ============               ============


                          Union National Bancorp, Inc.
                  Consolidated Statements of Income (Unaudited)


                                                              Three Months Ended               Six Months Ended
                                                                   June 30,                        June 30,
                                                                   --------                        --------
                                                               1997            1996             1997           1996
                                                               ----            ----             ----           ----

INTEREST INCOME:
     Interest and fees on loans                           $ 3,387,604    $ 3,475,763      $ 6,734,470     $  6,936,787
     Interest and dividends on investment securities:
        Taxable interest on mortgage backed securities        316,979        370,890          646,958          756,777
        Other taxable interest & dividends                    605,831        290,311        1,140,245          566,035
        Nontaxable interest                                    75,353         94,713          152,931          191,561
     Interest on deposits at other banks                          515         36,724            2,756           57,396
     Interest on federal funds sold                           109,423         87,179          199,897          156,087
                                                          -----------    -----------      ----------       -----------
        Total interest income                               4,495,705      4,355,580        8,877,257        8,664,643
                                                          -----------    -----------      -----------      -----------

INTEREST EXPENSE:
     Interest on deposits:
        Time certificates of deposit of $100,000 and more     270,731        410,079          575,569          642,778
        Other deposits                                      1,687,560      1,512,880        3,238,282        3,216,516
                                                           ----------     ----------       ----------       ----------
            Total interest on deposits                      1,958,291      1,922,959        3,813,851        3,859,294
     Interest on short-term borrowings                         99,248         84,716          231,706          156,039
Interest on Federal Home Loan Bank borrowings                       0              0                0           26,300
                                                           ----------     ----------       ----------       ----------
     Total interest expense                                 2,057,539      2,007,675        4,045,557        4,041,633
                                                           ----------     ----------       ----------       ----------

NET INTEREST INCOME                                         2,438,166      2,347,905        4,831,700        4,623,010

PROVISION FOR CREDIT LOSSES                                    55,000        122,000          115,000          191,000
                                                           ----------     ----------       ----------       ----------
NET INTEREST INCOME AFTER
     PROVISION FOR CREDIT LOSSES                            2,383,166      2,225,905        4,716,700        4,432,010
                                                           ----------     ----------       ----------       ----------
NON-INTEREST INCOME:
     Service charges on deposit accounts                      234,512        174,323          460,852          332,105
     Other service charges                                     66,334         26,529           91,333           56,456
     Gains on sales of loans                                        -              -                -           13,668
     Other income                                              14,807         35,963           84,170           94,802
                                                           ----------     ----------       ----------       ----------
        Total other operating income                          315,653        236,815          636,355          497,031
                                                           ----------     ----------       ----------       ----------

NON-INTEREST EXPENSES:
     Salaries and employee benefits                         1,041,316        902,512        2,064,670        1,890,865
     Occupancy expense of bank premises                       182,584        190,772          358,585          387,270
     Equipment expenses                                       105,849         82,237          197,008          179,757
     Other expenses                                           489,351        472,735          982,872          953,243
                                                           ----------     ----------       ----------       ----------
        Total other operating expenses                      1,819,100      1,648,256        3,603,135        3,411,135
                                                           ----------     ----------       ----------       ----------


                                                          -----------    -----------      -----------     ------------
INCOME BEFORE INCOME TAXES                                    879,719        814,464        1,749,920        1,517,906
APPLICABLE INCOME TAXES                                       289,081        291,453          575,195          526,567
                                                          -----------    -----------      -----------     ------------
NET INCOME                                                $   590,638    $   523,011      $ 1,174,725     $    991,339
                                                          ===========    ===========      ===========     ============
EARNINGS PER COMMON SHARE                                       $0.71          $0.63            $1.41            $1.19
                                                                =====          =====            =====            =====



                          Union National Bancorp, Inc.
           Consolidated Statements of Changes in Stockholders' Equity



                                                                         Unrealized
                                                                        Appreciation
                                                                        (Depreciation)
                                               Common                    Investments       Undivided
                                               Stock       Surplus      on Securities        Profits             Total
                                               -----       -------      -------------        -------             -----

Balance at December 31,1995                 $  8,340  $  8,342,055      $ (183,075)     $    8,372,716    $  16,540,036
     Net income                                    -             -               -             991,339          991,339
     Cash dividends ($.28 per share)               -             -               -            (233,520)        (233,520)
     Unrealized depreciation on securities
         available for sale (net of tax)           -             -        (252,551)                  -         (252,551)
                                            --------  ------------       ---------      --------------    -------------

Balance at June 30, 1996                       8,340     8,342,055        (435,626)          9,130,535       17,045,304
     Net income                                    -             -               -             872,183          872,183
     Cash dividends ($.29 per share)               -             -               -            (241,860)        (241,860)
     Unrealized appreciation on securities
         available for sale (net of tax)           -             -         377,040                   -          377,040
                                            --------  ------------       ---------      --------------    -------------

Balance at December 31, 1996                $  8,340  $  8,342,055      $  (58,586)     $    9,760,858    $  18,052,667

     Net income                                    -             -               -           1,174,725        1,174,725
     Cash dividends ($.31 per share)               -             -               -            (258,540)        (258,540)
     Unrealized appreciation on securities
         available for sale (net of tax)           -             -          95,288                   -           95,288
                                            --------  ------------       ---------      --------------    -------------

Balance at June 30, 1997                    $  8,340  $  8,342,055       $  36,702      $   10,677,043    $  19,064,140
                                            ========  ============       =========      ==============    =============


                          Union National Bancorp, Inc.
                Consolidated Statements of Cash Flows (Unaudited)


                                                                             For the Six Months Ended June 30,
                                                                             ---------------------------------
                                                                                1997                   1996
                                                                                ----                   ----
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                             $   1,174,725          $    991,339
    Adjustments to reconcile net income to net cash
          provided by operating activities:
       Provision for credit losses                                               115,000               191,000
       Depreciation and amortization                                             309,900               291,050
       Gain on sales of other real estate and other assets                       (19,157)              (35,941)
       Deferred income taxes                                                     (18,190)               (2,015)
       Net decrease (increase) in accrued interest receivable                   (544,904)               76,890
       Net increase (decrease) in accrued expenses & other liabilities             8,930                43,572
       Other - net                                                                56,276               150,711
                                                                           -------------          ------------
          Net cash provided by operating activities                            1,082,580             1,706,606
                                                                           -------------          ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of available for sale securities                               (10,930,000)           (8,000,000)
    Proceeds from maturities of available for sale securities                  1,241,584             3,580,793
    Purchase of held to maturity securities                                            -              (445,000)
    Proceeds from maturities of held to maturity securities                    2,327,466             3,782,150
    Proceeds from sale of other real estate and other assets                     137,510               301,182
    Net increase in loans                                                     (1,181,149)           (1,012,815)
    Bank premises and equipment acquired                                               -              (239,773)
    Foreclosed real estate acquired                                             (285,229)             (124,451)
                                                                            ------------           -----------
       Net cash used in investing activities                                  (8,689,818)           (2,157,914)
                                                                            ------------           -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase in deposits                                                  6,304,370              3,841,476
    Net increase (decrease) in short-term borrowings                           3,204,395             1,595,043
    Repayments of Federal Home Loan Bank borrowings                                    -            (5,000,000)
    Cash dividends paid                                                         (258,540)             (233,520)
                                                                            ------------           -----------
       Net cash provided by financing activities                               9,250,225               202,999
                                                                            ------------           -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                           1,642,987              (248,309)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                15,953,932            13,641,267
                                                                            ------------           -----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                 $ 17,596,919           $13,392,958
                                                                            ============           ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Interest paid                                                           $    684,103           $   660,179
                                                                            ============           ===========
    Income taxes paid                                                            515,000               520,000
                                                                            ============           ===========
NON-CASH INVESTING ACTIVITIES
    Transfer from loans to foreclosed real estate                           $    375,000           $   319,708
                                                                            ------------           -----------
    Transfer from available for sale securities
       to held to maturity securities                                       $       -              $      -
                                                                            ============           ===========


                          Union National Bancorp, Inc.
              Note to Consolidated Financial Statements (Unaudited)


Note 1: The accompanying unaudited consolidated financial statements for Union National Bancorp, Inc. ("Company") have been prepared in accordance with the instructions for Form 10-Q and, therefore do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. The interim financial statements have been prepared utilizing the interim basis of reporting and, as such, reflect all adjustments which are normal and recurring in nature and are, in the opinion of management, necessary for fair presentation of the results for the periods presented. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

                          INDEPENDENT AUDITOR'S REPORT





To the Stockholders and Board of Directors
Union National Bancorp, Inc.
Westminster, Maryland

     We have audited the accompanying consolidated balance sheets of Union National Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of Union National's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Union National Bancorp, Inc. and Subsidiary as of December 31, 1996 and 1995, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ Stegman & Company

Towson, Maryland
January 8, 1997

                           CONSOLIDATED BALANCE SHEETS


                                                                                           December 31,
                                                                                           ------------
                                                                                       1996              1995
                                                                                       ----              ----
ASSETS

Cash and due from banks                                                          $   6,910,561      $   5,591,267
Interest bearing deposits with banks                                                   160,821          5,000,000
Federal funds sold                                                                   8,882,550          3,050,000
Investment securities available for sale-at fair value                              38,866,761         27,040,617
Investment securities held to maturity-at amortized cost -- fair value of
  $17,304,150 (1996) and $25,735,869 (1995)                                         17,073,011         25,379,914
Loans                                                                              147,350,540        146,821,594
Less: allowance for credit losses                                                   (1,772,433)        (1,769,077)
                                                                                    ----------       ------------
Loans -- net                                                                       145,578,107        145,052,517
UNB premises and equipment                                                           3,928,561          3,850,858
Foreclosed real estate                                                                 391,236            183,067
Accrued interest receivable                                                          1,292,194          1,401,190
Other assets                                                                         1,951,826          2,266,677
                                                                                  ------------       ------------
    TOTAL ASSETS                                                                  $225,035,628       $218,816,107
                                                                                  ============       ============

LIABILITIES

Deposits:
  Non-interest bearing deposits                                                  $  23,694,607      $  23,092,758
  Interest bearing deposits                                                        175,596,828        170,369,084
                                                                                 -------------      -------------
    Total deposits                                                                 199,291,435        193,461,842
Short-term borrowings                                                                6,808,596          3,140,710
Federal Home Loan Bank Borrowing                                                            --          5,000,000
Accrued expenses and other liabilities                                                 882,930            673,519
                                                                                 -------------      -------------
    Total liabilities                                                              206,982,961        202,276,071
                                                                                 -------------      -------------

STOCKHOLDERS' EQUITY

Common stock--$.01 par; 10,000,000 shares authorized;
  834,000 shares issued and outstanding                                                  8,340              8,340
Surplus                                                                              8,342,055          8,342,055
Unrealized depreciation on securities available for sale
  (net of related tax benefit)                                                         (58,586)          (183,075)
Retained earnings                                                                    9,760,858          8,372,716
                                                                                  ------------       ------------
    Total stockholders' equity                                                      18,052,667         16,540,036
                                                                                  ------------       ------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                    $225,035,628       $218,816,107
                                                                                  ============       ============



See accompanying notes.

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                          For The Years Ended December 31,
                                                                          --------------------------------
                                                                       1996            1995              1994
                                                                       ----            ----              ----

INTEREST INCOME
Interest and fees on loans                                       $   13,707,367   $  13,661,957     $  11,937,587
Interest and dividends on investment securities:
  Taxable interest on mortgage backed securities                      1,453,544       1,530,218         1,480,427
  Other taxable interest and dividends                                1,346,903       1,330,984         1,161,664
  Nontaxable interest                                                   361,482         394,366           455,880
Interest on deposits at other banks                                      61,229          20,400                --
Interest on federal funds sold                                          430,342         153,442            73,291
                                                                  -------------   -------------      ------------
  Total interest income                                              17,360,867      17,091,367        15,108,849

INTEREST EXPENSE Interest on deposits:
  Time certificates of deposit of $100,000 and more                  1,097,504          959,967           470,670
  Other deposits                                                      6,604,581       6,232,214         5,444,471
                                                                  -------------   -------------      ------------
    Total interest on deposits                                        7,702,085       7,192,181         5,915,141
Interest on short-term borrowings                                       370,144         513,642           373,725
Interest on Federal Home Loan Bank borrowings                           26,300          386,281                --
                                                                  ------------    -------------      ------------
  Total Interest Expense                                              8,098,529       8,092,104         6,288,866
                                                                  -------------   -------------      ------------
Net interest income                                                   9,262,338       8,999,263         8,819,983
Provision for credit losses                                             329,000         212,000           342,000
                                                                  -------------   -------------      ------------

NET INTEREST INCOME AFTER PROVISION
 FOR CREDIT LOSSES                                                    8,933,338       8,787,263         8,477,983
                                                                  -------------   -------------      ------------

NON-INTEREST INCOME
Service charges on deposit accounts                                     796,490         723,021         1,190,579
Other service charges                                                   152,765         158,346           127,753
Gains on sales of loans                                                  19,791           4,300            39,453
Loss on securities                                                           --          (1,065)          (90,705)
Other income                                                            116,754          92,948            48,252
                                                                  -------------   -------------      ------------
   Total other operating income                                       1,085,800         977,550         1,315,332
                                                                  -------------   -------------      ------------

NON-INTEREST EXPENSES
Salaries and employee benefits                                        3,879,323       3,721,430         3,393,285
Occupancy expense of bank premises                                      802,443         666,070           611,226
Equipment expenses                                                      335,136         341,731           330,080
Computer service fees                                                   598,147         597,656           590,971
FDIC assessment                                                           2,000         208,912           388,618
Legal and professional                                                  199,965         290,716           207,290
Check clearing fees                                                      40,784         103,913           229,039
Expenses related to terminated merger activities                        287,824              --                --
Other expenses                                                        1,054,788       1,128,209         1,049,025
                                                                   ------------   -------------      ------------
   Total other operating expenses                                     7,200,410       7,058,637         6,799,534
                                                                   ------------   -------------      ------------

INCOME BEFORE INCOME TAXES                                            2,818,728       2,706,176         2,993,781

APPLICABLE INCOME TAXES                                                 955,206         911,948           989,944
                                                                   ------------   -------------      ------------
NET INCOME                                                       $    1,863,522   $   1,794,228     $   2,003,837
                                                                 ==============   =============     =============

EARNINGS PER COMMON SHARE                                        $         2.23   $        2.15     $        2.40
                                                                 ==============   =============     =============

See accompanying notes.

                       CONSOLIDATED STATEMENTS OF CHANGES
                             IN STOCKHOLDERS' EQUITY


                                                      For the years ended December 31, 1996, 1995 and 1994

                                                                                Unrealized
                                                                                   Gains/
                                                                                  Losses
                                                Common                              on          Undivided
                                                 Stock      Surplus             Securities       Profits           Total
                                                 -----      -------             ----------       -------           -----

BALANCE AT JANUARY 1,1994                    $     8,340  $    8,342,055      $     285,166  $    5,425,332       $14,060,893
Net income                                           --             --                --          2,003,837         2,003,837
Cash dividends ($.50 per share)                      --             --                --           (417,000)         (417,000)
Unrealized depreciation on securities
  available for sale (net of tax)                    --             --           (1,699,288)          --           (1,699,288)
                                             ----------   --------------      -------------  --------------       -----------

BALANCE AT DECEMBER 31, 1994                       8,340       8,342,055         (1,414,122)      7,012,169        13,948,442
Net income                                           --             --                --          1,794,228         1,794,228
Cash dividends ($.52 per share)                      --             --                --           (433,681)         (433,681)
Unrealized appreciation on securities
  available for sale (net of tax)                    --             --            1,231,047           --            1,231,047
                                             -----------  --------------      -------------  -------------          ---------

BALANCE AT DECEMBER 31, 1995                 $     8,340  $    8,342,055      $    (183,075) $   8,372,716        $16,540,036
Net income                                           --             --                --         1,863,522          1,863,522
Cash dividends ($.57 per share)                      --             --                --          (475,380)          (475,380)
Unrealized appreciation on securities
  available for sale (net of tax)                    --             --              124,489           --              124,489
                                             -----------  --------------      -------------  -------------        -----------

BALANCE AT DECEMBER 31, 1996                 $     8,340  $    8,342,055      $     (58,586) $   9,760,858        $18,052,667
                                             ===========  ==============      =============  =============        ===========


See accompanying notes.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                               For the years ended December 31, 1996, 1995 and 1994

                                                                        1996            1995              1994
                                                                        ----            ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                         $  1,863,522     $  1,794,228     $  2,003,837
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Provision for credit losses                                           329,000          212,000          342,000
  Depreciation and amortization                                         565,016          470,925          448,751
  Net losses on available for sale securities                                --            1,065           90,706
  Gain on sales of other real estate and other assets                   (50,227)         (39,507)         (31,808)
  Deferred income taxes                                                  (8,359)         (83,152)         (97,085)
  Net decrease (increase) in accrued interest receivable                108,996          (52,032)        (179,584)
Net increase (decrease) in accrued expenses and
 other liabilities                                                      209,411         (193,906)         455,782
  Other -- net                                                          201,992          507,482          378,376
                                                                        -------          -------          -------
    Net cash provided by operating activities                         3,219,351        2,617,103        3,410,975

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available for sale securities                          (18,009,500)      (6,373,418)     (16,984,532)
Proceeds from sale of available for sale securities                          --        2,856,390        4,152,742
Proceeds from maturities of available for sale securities             6,176,022        4,119,062        5,799,107
Purchase of held to maturity securities                                (650,000)      (3,492,632)      (4,584,791)
Proceeds from maturities of held to maturity securities               9,272,045        6,854,751        2,431,063
Proceeds from sale of other real estate and other assets                351,413          265,940           57,115
Net increase in loans                                                (1,301,595)      (7,410,114)     (11,652,288)
UNB premises and equipment acquired                                    (642,719)      (1,040,722)        (374,830)
Foreclosed real estate acquired                                        (124,451)        (111,540)        (184,016)
                                                                       --------         --------         --------
    Net cash used in investing activities                            (4,928,785)      (4,332,283)     (21,340,430)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits                                              5,829,593       10,928,790        9,716,626
Net increase (decrease) in short-term borrowings                      3,667,886       (6,736,602)       4,932,805
Proceeds from Federal Home Loan Bank borrowings                              --       18,000,000
Repayments of Federal Home Loan Bank borrowings                      (5,000,000)     (13,000,000)
Cash dividends paid                                                    (475,380)        (433,681)        (417,000)
                                                                       --------         --------         --------
    Net cash provided by financing activities                         4,022,099        8,758,507       14,232,431
Net increase (decrease) in cash and cash equivalents                  2,312,665        7,043,327       (3,697,024)
Cash and cash equivalents at beginning of year                       13,641,267        6,597,940       10,294,964
                                                                     ----------        ---------       ----------
CASH AND CASH EQUIVALENTS AT
 END OF YEAR                                                        $15,953,932      $13,641,267     $  6,597,940
                                                                    ===========      ===========     ============
Supplemental disclosure of cash flow information:
  Interest paid                                                    $  8,112,787     $  8,291,567     $  6,003,450
                                                                   ============     ============     ============
  Income taxes paid                                                $    922,000     $  1,076,040     $  1,005,500
Non-cash investing activities
  Transfer from loans to foreclosed real estate                    $    384,904     $         --     $         --
  Transfer from available for sale securities to held to maturity
   securities                                                      $         --     $  6,300,000      $10,000,000
                                                                   ============     ============      ===========

See accompanying notes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting and reporting policies of Union National Bancorp, Inc. and subsidiary conform to generally accepted accounting principles and to general practices in the banking industry. Certain reclassifications have been made to amounts previously reported to conform with the classifications made in 1996.

Principles of Consolidation

         The consolidated financial statements include the accounts of Union National Bancorp, Inc. (Union National) and its wholly owned subsidiary, Union National Bank (the Bank). All significant intercompany transactions and balances have been eliminated in consolidation. The financial statements of Union National Bancorp, Inc. (parent only) include the Bank under the equity method of accounting.

Nature of Operations

         UNB provides a full range of banking services to individuals and businesses through its main office and seven branches in Carroll County, Maryland. Its primary deposit products are certificates of deposit and demand, savings, NOW and money market accounts. Its primary lending products are commercial and consumer loans and real estate mortgages.

Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for credit losses and foreclosed real estate, management obtains independent appraisals for significant properties.

         While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review UNB's allowances for credit losses and foreclosed real estate. Such agencies may require UNB to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

Investment Securities Available for Sale

         Investment securities designated as available for sale are stated at fair value based on quoted market prices. Securities available for sale represent those securities which management may sell as part of its asset/liability strategy or that may be sold in response to changing interest rates or liquidity needs.

Unrealized gains and losses are recognized as direct increases or decreases, net of related income tax, to stockholders' equity. The cost of securities sold is recognized using the specific identification method.

Investment Securities Held to Maturity

         Investment securities held to maturity are stated at cost adjusted for amortization of premiums and accretion of discounts. UNB has the ability and intent to hold these securities until maturity.

Interest on Loans

         Loans are stated at their current unpaid balance. Interest income on loans is accrued at the contractual rate on the principal amount outstanding. Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized over the contractual life of the loan as an adjustment of the loan's yield.

         Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

         Loans are considered impaired when, based on current information, it is probable that UNB will not collect all principal and interest payments according to the loans' contractual terms. Generally, loans are considered impaired once principal or interest payments become 90 days or more past due and they are placed on nonaccrual. Management also considers the financial condition of the borrower, cash flows of the loan and the value of the related collateral. Impaired loans do not include large groups of smaller balance homogeneous loans such as residential real estate and consumer installment loans which are evaluated collectively for impairment. Loans specifically reviewed for impairment are not considered impaired during periods of "minimum delay" in payment (90 days or less) provided eventual collection of all amounts due is expected. The impairment of the loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral if repayment is expected to be provided by the collateral. The majority of UNB's impaired loans are measured by reference to the fair value of the collateral. Interest income on impaired loans is recognized on the cash basis.

Allowance for Credit Losses

         The allowance for credit losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for credit losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

Bank Premises and Equipment

         Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of physical properties are computed using the straight-line method over the estimated useful lives of the properties. Expenditures for maintenance, repairs and minor renewals are charged to operations; expenditures for betterment's are charged to the property accounts. Upon retirement or other disposition of properties, the carrying value and the related accumulated depreciation are removed from the accounts.

Foreclosed Real Estate

         Real estate acquired through foreclosure of loans is carried at cost or fair market value minus estimated cost of disposal, whichever is lower. Fair market value is based on independent appraisals and other relevant factors. At the time of acquisition, any excess of the loan balance over fair market value is charged to the allowance for credit losses. Gains and losses on sales of foreclosed real estate are included in other operating income.

Income Taxes

         Deferred income taxes are provided for differences between financial statement and tax bases of assets and liabilities and are measured at current tax rates. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Earnings Per Common Share

         Earnings per common share are based on the weighted average number of shares outstanding of 834,000 for 1996, 1995 and 1994.

Cash Flows

         Union National has defined cash and cash equivalents as those amounts included in the balance sheet captions "Cash and due from banks", "Interest bearing deposits with banks" and "Federal funds sold".

2.       FORMATION OF HOLDING COMPANY

         Union National Bancorp, Inc., a one-bank holding company, began operations on June 30, 1994 pursuant to an Agreement and Plan of Consolidation proposed by management and approved by the shareholders of UNB on April 19, 1994. UNB continues its banking business under the same name as a wholly owned subsidiary of the holding company. Under the Plan of Consolidation, each outstanding share of Bank common stock was exchanged for two shares of Union National's common stock.

3.       ACCOUNTING CHANGES

Impaired Loans

         Effective January 1, 1995 Union National adopted Statement of Financial Accounting Standards ("SFAS") Nos. 114 and 118 "Accounting by Creditors for
Impairment of a Loan" and "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures", respectively. These statements define a loan as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of a loan. If the value of the impaired loan is less than the recorded investment in the loan, the creditor shall recognize the impairment by creating a valuation allowance for the difference. See Note 6 for a discussion of Union National's impaired loans at December 31,1996 and 1995, respectively.

Long-Lived Assets

         Effective January 1, 1996 Union National adopted SFAS No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". This standard requires that long-lived assets be evaluated regularly for other-than-temporary impairment. If circumstances suggest that their value may be impaired, an assessment of recoverability is performed prior to any write-down of the asset. Implementation of this standard did not have a significant impact on Union National's financial condition or results of operations.

Financial Assets and Liabilities

         On January 1, 1997 Union National adopted the provisions of SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of this statement is not expected to have a material impact on Union National's financial position or results of operations.

4.       CASH AND DUE FROM BANKS

         The Federal Reserve requires banks to maintain certain minimum cash balances consisting of vault cash and deposits in the Federal Reserve Bank or in other commercial banks. The amounts of such reserves are based on percentages of certain deposit types and totaled $1,035,000 and $755,000 at December 31, 1996 and 1995, respectively. The average daily reserve balance maintained during 1996 and 1995 was $1,769,656 and $1,653,911 respectively.

5.       INVESTMENT SECURITIES

         Debt and equity securities have been classified in the consolidated statement of financial condition according to management's intent. The carrying amount of securities and their approximate fair values at December 31 were as follows:

Available For Sale:                                                                 1996
-------------------                                                                 ----
                                                                              Gross          Gross
                                                            Amortized      Unrealized      Unrealized           Fair
                                                              Cost           Gains          Losses              Value
                                                              ----           -----          ------              -----
U.S. Treasury securities and obligations of U.S.
 government agencies                                    $   23,498,767    $  104,588        $    38,405       $ 23,564,950
Obligations of states and political subdivisions               496,150       106,350               --              602,500
Mortgage-backed securities                                  13,570,900        75,132            151,902         13,494,132
                                                        --------------    ----------        -----------       ------------
Total debt securities                                       37,565,817       286,070            190,307         37,661,582
Equity securities                                           1,093,227        111,952               --            1,205,179
                                                        -------------     ----------        -----------       ------------
Total securities available for sale                     $   38,659,044    $  398,022        $   190,307       $ 38,866,761
                                                        ==============    ==========        ===========        ============


                                                                              1995
                                                                              ----
                                                                     Gross        Gross
                                                     Amortized     Unrealized   Unrealized       Fair
                                                       Cost           Gains       Losses         Value
                                                       ----           -----       ------         -----
U.S. Treasury securities and obligations of U.S.
  government agencies ..........................   $ 9,001,294   $    35,198   $    30,471   $ 9,006,021
Obligations of states and political subdivisions       453,105       146,895          --         600,000
Mortgage-backed securities .....................    16,294,444       114,917       158,277    16,251,084
                                                   -----------   -----------   -----------   -----------
Total debt securities ..........................    25,748,843       297,010       188,748    25,857,105
Equity securities ..............................     1,094,600        88,912          --       1,183,512
                                                   -----------   -----------   -----------   -----------
Total securities available for sale ............   $26,843,443   $   385,922   $   188,748   $27,040,617
                                                   ===========   ===========   ===========   ===========


Held To Maturity:                                                            1996
-----------------                                                            ----
                                                                    Gross         Gross
                                                     Amortized    Unrealized    Unrealized        Fair
                                                       Cost          Gains        Losses          Value
                                                       ----          -----        ------          -----
U.S. Treasury securities and obligations of U.S.
  government agencies ..........................   $ 2,550,750   $     4,908   $     5,770   $ 2,549,888
Obligations of states and political subdivisions     5,648,234        46,370         2,455     5,692,149
Mortgage-backed securities .....................     8,874,027       188,086          --       9,062,113
                                                   -----------   -----------   -----------   -----------
Total securities held to maturity ..............   $17,073,011   $   239,364   $     8,225   $17,304,150
                                                   ===========   ===========   ===========   ===========


                                                                           1995
                                                                           ----
                                                                    Gross          Gross
                                                    Amortized    Unrealized     Unrealized       Fair
                                                      Cost          Gains         Losses         Value
                                                      ----          -----         ------         -----
U.S. Treasury securities and obligations of U.S.
  government agencies ..........................   $ 9,076,189           482   $    34,666   $ 9,042,005
Obligations of states and political subdivisions     6,762,851        52,319           996     6,814,174
Mortgage-backed securities .....................     9,540,874       338,816          --       9,879,690
                                                   -----------   -----------   -----------   -----------

Total securities held to maturity ..............   $25,379,914   $   391,617   $    35,662   $25,735,869
                                                   ===========   ===========   ===========   ===========


         Gross realized gains and gross realized losses on sales of available for sale were:

                                              1996      1995      1994
                                              ----      ----      ----
Gross realized gains:
     U.S. Government and agency securities   $  --     $10,041   $  --
     State and municipal securities ......      --       2,000      --
     Mortgage-backed securities ..........      --      11,899      --
                                             -----     -------   -----
                                             $  --     $23,940   $  --
                                             =====     =======   =====

Gross realized losses:
     U.S. Government and agency securities   $  --     $10,554   $12,771
     State and municipal securities ......      --        --        --
     Mortgage-backed securities ..........      --      14,451    77,934
                                             -----     -------    ------
                                             $  --     $25,005   $90,705
                                             =====     =======   =======

         The scheduled maturities of securities held to maturity and securities available for sale at December 31,1996, were as follows:


                                Held to maturity securities  Available for sale securities
                                ---------------------------  -----------------------------
                                  Amortized       Fair        Amortized        Fair
                                    Cost          Value         Cost           Value
                                    ----          -----         ----           -----

Due in one year or less ......   $ 2,648,096   $ 2,653,065   $ 2,502,992   $ 2,505,450
Due from one year to five year     3,103,175     3,112,200    20,974,517    21,012,337
Due from five to ten years ...     6,792,722     6,895,788     5,319,779     5,403,535
Due after ten years ..........     4,529,018     4,643,097     8,768,529     8,740,260
                                   ---------     ---------     ---------     ---------
Total debt securities ........   $17,073,011   $17,304,150   $37,565,817   $37,661,582
                                 ============  ===========   ===========   ===========

         For the purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted average contractual maturities because of principal prepayments.

         Securities with a book value of $22,241,003 at December 31, 1996 and $21,010,118 at December 31, 1995 were pledged as collateral for certain deposits and repurchase agreements as required or permitted by law.

         There were no state, county and municipal securities whose book value, as to any issuer, exceeded ten percent of stockholders' equity at December 31, 1996 or 1995.

         During December 1995, UNB reclassified securities with an amortized cost of $6,300,000 from available-for-sale to held-to-maturity. The reclassification was made pursuant to a reassessment of the investment securities portfolio based on the issuance of a special report by the Financial Accounting Standards Board "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." In accordance with this report, business entities were allowed a one time reclassification of the investment securities portfolio between November 15, 1995 and December 31, 1995. There were no transfers of securities during 1996. For 1996, the equity adjustment for the reclassified securities from available-for-sale to held-to-maturity was an unrealized loss of $186,080.95.

6.       LOANS AND ALLOWANCE FOR CREDIT LOSSES

         At December 31 loans were as follows:

                                                                          1996            1995
                                                                          ----            ----
Real estate:
  Construction ..................................................   $   1,842,538   $   2,494,150
  Conventional ..................................................      91,262,210      89,709,340
Loans to farmers ................................................       1,638,900       1,506,172
Commercial and industrial loans .................................      22,551,859      26,247,024
Loans to individuals ............................................      27,111,321      26,191,418
Tax exempt loans to political subdivisions ......................       3,372,488       1,175,969
All other loans .................................................         108,459         177,314
                                                                          -------         -------
  Gross loans ...................................................     147,887,775     147,501,387
Net deferred loan fees and costs ................................        (537,23)        (679,793)
                                                                         -------         --------
  Total loans ...................................................   $ 147,350,540   $ 146,821,594
                                                                    =============   =============

      Changes in the allowance for credit losses were as follows:



                                                 1996          1995           1994
                                                 ----          ----           ----

Balance at January 1 ..................   $ 1,769,077   $ 1,670,940    $ 1,503,371
Provision charged to operating expenses       329,000       212,000        342,000
Recoveries ............................        61,088        93,024         61,904
Loans charged off .....................      (386,732)    (206,887)      (236,335)
                                             --------      --------       --------
Balance at December 31 ................   $ 1,772,433   $ 1,769,077    $ 1,670,940
                                          ===========   ===========    ===========

     Information regarding impaired loans for the years ending December 31, 1996 and 1995 is as follows:

                                                                       1996         1995
                                                                       ----         ----

Impaired loans with a valuation allowance ......................   $  109,495   $   73,043
Impaired loans without a valuation allowance ...................    1,150,063      475,535
                                                                    ---------      -------
    Total Impaired Loans .......................................   $1,259,558   $  548,578
                                                                   ==========   ==========
Allowance for credit losses related to impaired loans ..........   $   96,314   $   52,748
Allowance for credit losses related to other than impaired loans    1,696,119    1,716,329
                                                                    ---------    ---------
    Total allowance for credit losses ..........................   $1,772,433   $1,769,077
                                                                   ==========   ==========
Average impaired loans for the year ............................   $  965,871   $  437,223
                                                                   ==========   ==========
    Interest income on impaired loans recognized on a cash basis   $     --     $   24,774
                                                                   ==========   ==========

         UNB's loans are widely dispersed among individuals and industries. On December 31, 1996, there was no concentration of loans in any single industry that exceeded 5% of total loans.

         UNB is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit.

         UNB's exposure to credit loss in the event of nonperformance by the other party to these financial instruments is represented by the contractual amount of the instruments. UNB uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

         UNB generally requires collateral or other security to support financial instruments with credit risk. The amount of collateral or other security is determined based on management's credit evaluation of the counterparty.

         Contract amount of financial instruments which represent credit risk at December 31, 1996 and 1995:

                                         1996             1995
                                         ----             ----

Commitments to extend credit         $17,438,032      $16,947,043
Standby letters of credit              2,308,082        1,687,540

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. UNB evaluates each customer's creditworthiness on a case-by-case basis.

         Standby letters of credit are conditional commitments issued by UNB to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

7.       BANK PREMISES AND EQUIPMENT

         Bank premises and equipment consist of the following at December 31, 1996 and 1995:

                                                        1996         1995
                                                        ----         ----

Land ............................................   $  204,756   $  204,755
Buildings and leasehold improvements ............    4,827,439    4,607,811
Equipment .......................................    2,605,618    2,922,375
                                                     ---------    ---------
                                                     7,637,813    7,734,941
Accumulated depreciation and amortization .......    3,709,252    3,884,083
                                                     ---------    ---------
                                                    $3,928,561   $3,850,858
                                                    ==========   ==========
8.       DEPOSITS

         Included in time deposits are certificates of deposit issued in denominations of $100,000 or more which totaled $23,406,549 and $21,776,513 at December 31,1996 and 1995 respectively.

         At December 31,1996, the amount outstanding and maturity distribution of time certificates of deposit issued in amounts of $100,000 or more are in the following table: (in thousands)


                                                                                             Maturing
                                                                                Over 3        Over 6
                                                                  3 months      through       through     Over 12
                                                        Total      or less     6 months      12 months     months
                                                        -----      -------     --------      ---------     ------

Time certificates of deposit $100,000 or more         $23,407      $3,176      $4,983         $11,195      $4,053
                                                      =======      ======      ======         =======      ======

         Interest on deposits for the years ended December 31, 1996, 1995 and 1994 consists of the following:

                                                1996         1995         1994
                                                ----         ----         ----

Saving deposits ..........................  $1,873,911   $2,136,685   $2,563,748
Certificates of deposit ($100,000 or more)     626,639      484,109      320,407
Other time deposits ......................   5,201,535    4,571,387    3,030,986
                                             ---------    ---------    ---------

Total at December 31 .....................  $7,702,085   $7,192,181   $5,915,141
                                            ==========   ==========   ==========

9.       SHORT-TERM BORROWINGS

         Short-term   borrowings  which  consist   primarily  of  federal  funds
purchased and securities sold under agreements to repurchase borrowings were as follows:

                                                 1996           1995
                                                 ----           ----

Average amount outstanding during year ...   $ 8,555,503    $ 9,827,234
Weighted average interest rate during year           4.3%           6.3%
Amount outstanding at year end ...........   $ 6,808,596    $ 3,140,710
Weighted average interest rate at year-end           4.5%           5.2%
Highest amount during year ...............   $17,802,839    $17,721,803

         The bank has obtained two 10,000,000 lines of credit from correspondent banks to be used for securities repurchase agreements.

10.      FEDERAL HOME LOAN BANK BORROWINGS

         At December 31,1995, UNB had received an advance from the Federal Home Loan Bank in the amount of $5,000,000 which was due and paid January 31,1996 with interest at 5.7%. UNB has pledged $23,000,000 of mortgage loans as collateral on advances from this source.

11.      PENSION PLAN AND THRIFT PLAN

         UNB sponsors a defined benefit pension plan covering substantially all employees. Benefits are based on years of service and the employee's compensation. UNB's funding policy is to contribute the maximum amount deductible for income tax purposes. Contributions provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Net pension cost for 1996, 1995 and 1994 includes the following components:

                                                                   1996         1995        1994
                                                                   ----         ----        ----

Service cost--benefits earned during the year ................   $  86,195   $  71,154    $ 88,237
Interest cost on projected benefit obligation ................      84,964      88,382      84,508
Actual return on plan assets .................................    (103,395)   (139,897)     14,630
Net amortization and deferral ................................      54,406      76,498     (58,968)
                                                                    ------      ------     -------
                                                                 $ 122,170   $  96,137    $128,407
Additional expense related to settlement of person obligations     155,612        --           --
                                                                   -------   ---------    --------
                                                                 $ 277,782   $  96,137    $128,407
                                                                 =========   =========    ========

         During 1996, UNB's defined benefit pension plan made lump sum payments to plan participants which met the criteria for a settlement of pension obligations as defined in SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Plans and for Termination Benefits". This settlement resulted in additional pension expense of $155,612 for the year ended December 31,1996.

         The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.50% for 1996 , 1995 and 1994.

         The expected long-term rate of return on assets was 7.50% for 1996, 1995 and 1994.

         The following table sets forth the plan's funded status and amounts recognized in UNB's financial position at December 31, 1996 and 1995:


                                                                                         1996             1995
                                                                                         ----             ----

Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits of $779,681
    in 1996 and $1,044,891 in 1995                                                  $    786,243     $  1,051,633
       ----     ----------    ----                                                  ------------     ------------

  Plan assets at fair value, primarily in debt and equity securities                     832,418        1,201,196
  Projected benefit obligation for service rendered to date                           (1,160,553)      (1,402,453)
                                                                                      ----------       ----------

  Projected benefit obligation in excess of plan assets                                 (328,135)        (201,257)
  Unrecognized net gain from past experience different from that assumed
      and effects of changes in assumptions                                              252,538          327,953
  Prior service cost not yet recognized in net periodic pension cost                        (616)            (954)
  Unrecognized net obligation at December 15, 1988 being recognized
      over 15 years                                                                       29,136           34,963
           --                                                                             ------           ------

  Accrued (prepaid) pension liability                                               $    (47,077)    $    160,705
                                                                                    ============     ============

         UNB has an Employee Savings and Investment Plan in which substantially all employees are eligible to participate. Under the terms of the Plan, UNB will match 50% of the employee contributions up to 6% of compensation. UNB's contributions to the Plan were $56,314 for 1996, $56,978 for 1995, and $49,743 for 1994.

         UNB has entered into agreements with certain executive officers and members of its Board of Directors to provide retirement benefits. The present value of the benefits to be paid by UNB upon retirement is being accrued over the number of years remaining to the retirement date of these individuals. The amount included in operating expenses was $61,561 for 1996, $52,108 for 1995, and $106,242 for 1994.

12.      INCOME TAXES

         Applicable income taxes for 1996, 1995 and 1994 consist of the following:

                           1996                              1995                              1994
                           ----                              ----                              ----
               Federal     State     Total        Federal    State     Total        Federal     State      Total
               -------     -----     -----        -------    -----     -----        -------     -----      -----

Current       $788,837  $174,728   $963,565     $788,575  $206,525   $995,100     $857,790   $229,239  $1,087,029
Deferred        (6,844)   (1,515)    (8,359)     (68,080)  (15,072)   (83,152)     (79,479)   (17,606)    (97,085)
                ------    ------     ------      -------   -------    -------      -------    -------     -------

Total         $781,993  $173,213   $955,206     $720,495  $191,453   $911,948     $778,311   $211,633  $  989,944
              ========  ========   ========     ========  ========   ========     ========   ========  ==========

         Deferred tax expense resulting from timing differences in the tax bases
of  assets  and  liabilities  for  tax  and  financial   statement  purposes  is
attributable to:

                                               1996        1995        1994
                                               ----        ----        ----

Provision for credit losses ............   $  5,647    $(37,880)   $(64,681)
Deferred loan fees .....................     89,941      25,480      21,888
Depreciation and amortization ..........    (49,801)    (30,550)    (26,463)
Pension expense ........................    (22,933)     (4,704)     10,011
Deferred compensation ..................    (19,074)    (20,113)    (41,010)
Loan income ............................    (23,905)    (16,008)      3,345
Health insurance .......................     23,638        --          (386)
Other ..................................    (11,872)        623         211
                                            -------         ---         ---

     Total deferred income tax (benefit)   $ (8,359)   $(83,152)   $(97,085)
                                           ========    ========    ========

         Accumulated deferred income tax benefits of $1,138,810 at December 31, 1996 and $1,213,644 at December 31, 1995 are included in other assets and consist of the following:

                                                         1996          1995
                                                         ----          ----

Provision for credit losses ....................   $   541,189    $   539,893
Deferred loan fees .............................       177,532        267,426
Unrealized depreciation of investment securities        36,924        115,191
Depreciation and amortization ..................       205,602        155,364
Deferred compensation ..........................       148,558        130,124
Pension expense ................................       (16,699)       (39,621)
Loan income ....................................        45,880         21,987
Health insurance ...............................          --           23,628
Other ..........................................          (176)          (328)
                                                          ----           ----

    Net deferred tax asset .....................   $ 1,138,810    $ 1,213,664
                                                   ===========    ===========

         Income tax expense of $955,206,  $911,948 and $989,944 for 1996,  1995, and 1994 was 33.9%, 33.7% and 33.1%, respectively, of income before taxes and cumulative effect of accounting change as compared to the maximum statutory rate for federal income taxes, reconciled as follows:

                                                              1996                    1995                      1994
                                                              ----                    ----                      ----
                                                                    Percent                   Percent                  Percent
                                                                   of Pretax                 of Pretax                of Pretax
                                                       Amount         Income    Amount        Income       Amount       Income
                                                       ------         ------    ------        ------       ------       ------

Computed tax at statutory rate ..................  $   958,368         34.0%  $   920,100         34.0%  $ 1,017,886      34.0%
Increases (decreases) in taxes resulting from:
  Tax exempt interest income ....................     (159,792)        (5.7)     (163,881)        (6.1)     (183,516)     (6.1)
  State income taxes, net of federal income
    tax benefit .................................      114,321          4.1       126,359          4.7       139,678       4.7
  Nondeductible interest expense ................       26,271           .9        22,919           .8        19,901        .7
  Officers and directors life insurance .........        7,306           .3         1,452           --         3,605        .1
  Other .........................................        8,732           .3         4,999           .3        (7,610)      (.3)
                                                         -----           --         -----           --        ------       ---

                                                   $   955,206         33.9%  $   911,948         33.7%  $   989,944      33.1%
                                                   ===========         ====   ===========         ====   ===========      ====

13.      LEASES

         UNB is obligated under noncancelable lease agreements for certain bank premises. The leases generally contain renewal options and provide that UNB pay property taxes, insurance and maintenance costs.

         Future minimum lease payments under leases having initial or remaining noncancelable lease terms in excess of one year are as follows:

                                                       Operating
                                                         Leases
                                                         ------

                                    1997                $ 249,850
                                    1998                  202,276
                                    1999                  192,758
                                    2000                  159,331
                                    2001                   91,882
                                    Thereafter            250,738

         UNB has entered into an agreement to lease a branch banking facility from a director through 2001 at a minimum annual rental of $37,800. The lease also contains one five-year renewal option. UNB also has an agreement with an advisory board member to lease a branch facility through November, 2002 at minimum annual rental of $21,532.

14.      RESTRICTION ON SURPLUS AND UNDIVIDED PROFITS

         Under the provisions of the National Bank Act, the approval of the Comptroller of the Currency is required if dividends declared by UNB in any year exceed the total of its net profits (as defined) of that year combined with its retained net profits for the preceding two years, maximum allowable declaration in 1997 without approval is projected at $4,567,520. Additionally, when surplus is less than the par value of common stock, an amount of not less than 10% of net profits of the preceding half-year period must be transferred from undivided profits to surplus before a dividend may be declared.

15.      REGULATORY MATTERS

         Union National and UNB are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on Union National's and UNB's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, UNB must meet specific capital guidelines that involve quantitative measures of UNB's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require Union National and UNB to maintain amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31 1996, that Union National and UNB meet all capital adequacy requirements to which they are subject.

         As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized UNB as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, UNB must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed UNB's category.

         Union National's and UNB's actual capital amounts and ratios are also presented in the table.

                                                                                              To be Well
                                                                      For Capital          Capitalized Under
                                                                       Adequacy            Prompt Corrective
                                                 Actual                Purposes            Action Provisions
                                                 ------                --------            -----------------
                                             Amount       Ratio     Amount       Ratio     Amount      Ratio
                                             ------       -----     ------       -----     ------      -----

As of December 31,1996:
  Total Capital (to risk weighted assets)
         Consolidated                     $19,883,686    12.9%   $12,362,572     8.0%    $15,453,214   10.0%
         Union National Bank              $19,743,016    12.8%   $12,352,038     8.0%    $15,440,048   10.0%
Tier 1 Capital (to risk weighted assets)
         Consolidated                     $18,111,253    11.7%   $ 6,181,286     4.0%    $ 9,271,929    6.0%
         Union National Bank              $17,970,583    11.6%   $ 6,176,019     4.0%    $ 9,264,029    6.0%
Tier 1 Capital (average assets)
         Consolidated                     $18,111,253     8.2%   $ 8,845,453     4.0%    $11,056,816    5.0%
         Union National Bank              $17,970,583     8.1%   $ 8,839,453     4.0%    $11,049,316    5.0%
As of December 31,1995:
  Total Capital (to risk weighted assets)
         Consolidated                     $18,492,189    12.1%   $12,228,140     8.0%    $15,285,175   10.0%
         Union National Bank              $18,346,554    12.0%   $12,217,311     8.0%    $15,271,638   10.0%
Tier 1 Capital (to risk weighted assets)
         Consolidated                     $16,723,112    10.9%   $ 6,114,070     4.0%    $ 9,171,105    6.0%
         Union National Bank              $16,577,477    10.9%   $ 6,108,655     4.0%    $ 9,162,983    6.0%
Tier 1 Capital (average assets)
         Consolidated                     $16,723,112     7.8%   $ 8,584,363     4.0%    $10,730,454    5.0%
         Union National Bank              $16,577,477     7.7%   $ 8,578,363     4.0%    $10,722,954    5.0%

16.      RELATED PARTY TRANSACTIONS

         Certain members of the Board of Directors and senior officers had loan transactions with UNB. Such loans were made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with outsiders. Loans outstanding to directors and senior officers totaled $4,644,364 at December 31, 1996 and $2,979,920 at December 31, 1995.

         The  following   schedule   summarizes  changes  in  amounts  of  loans
outstanding, both direct and indirect, to these persons during 1996.

                  Balance at January 1, 1996                     $2,979,920
                  Additions                                       2,150,592
                  Repayments                                       (486,148)
                                                                   --------

                  Balance at December 31,1996                    $4,644,364
                                                                 ==========

17.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments.

This standard excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amount presented does not represent the underlying value of Union National.

         Cash and due from banks: The carrying amounts reported in the balance sheet for cash and due from banks approximate those assets' fair values.

         Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

         Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

         Off-balance sheet instruments: UNB's off-balance sheet instruments consists entirely of letters of credit ($2,306,082) and lending commitments ($3,873,000) of which fair value is based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The fair value of the off-balance sheet financial instruments is immaterial.

         Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposits approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

         Short-tern borrowings: The carrying amounts of short-term borrowings approximate their fair values.

         The estimated fair value of UNB's financial instruments were as follows at:

                                                     December 31, 1996                 December 31, 1995
                                                     -----------------                 -----------------
                                                 Carrying                          Carrying
                                                  Amount        Fair Value          Amount         Fair Value
                                                  ------        ----------          ------         ----------

Financial assets:
  Cash and due from banks, interest-bearing
    deposits with banks, and federal funds sold $15,953,932    $ 15,953,932      $ 13,641,267    $ 13,641,267
  Investment securities available for sale       38,866,761      38,866,761        27,040,617      27,040,617
  Investment securities held to maturity         17,073,011      17,304,150        25,379,914      25,735,869
  Loans receivable                              147,350,540       145,814,000     146,821,594     147,433,000
  Accrued interest receivable                     1,292,194       1,292,194         1,401,190       1,401,190
Financial Liabilities
  Deposit liabilities                           199,291,435     199,964,000       193,461,842     194,508,000
  Short-term borrowings                           6,808,596       6,808,596         3,140,710       3,140,710
  Federal Home Loan Bank borrowing                  --              --              5,000,000       5,000,000


18.      PARENT COMPANY FINANCIAL INFORMATION

         The Condensed financial statement for Union National Bancorp, Inc. (Parent Only) pertaining to the periods covered by Union National's consolidated financial statement are presented below

Balance Sheets, December 31,                                                    1996               1995
                                                                                ----               ----

ASSETS
  Cash and due from banks                                                  $      9,007        $     10,265
  Investment in subsidiary                                                   17,911,997          16,394,401
  Other assets                                                                   23,220             124,787
  Due from Union National Bank                                                  108,443              10,583
                                                                                -------              ------

    Total Assets                                                            $18,052,667         $16,540,036
                                                                            ===========         ===========

LIABILITIES                                                                $    --             $    --

STOCKHOLDERS' EQUITY
  Common stock                                                                    8,340               8,340
  Surplus                                                                     8,342,055           8,342,055
  Unrealized depreciation on investment securities available for sale           (58,586)           (183,075)
  Retained earnings                                                           9,760,858           8,372,716
                                                                              ---------           ---------

    Total Stockholders' Equity                                               18,052,667          16,540,036
                                                                             ----------          ----------
   Total Liabilities and Stockholders' Equity                               $18,052,667         $16,540,036
                                                                            ===========         ===========

Statements of Income, Years Ended December 31,                                   1996              1995
                                                                                 ----              ----

Income
  Cash dividend from subsidiary                                            $    660,380        $    525,260
  Interest and other expenses                                                   287,824              13,420
                                                                                -------              ------
  Income before income taxes and equity in undistributed income
     of subsidiary                                                              372,556             511,840
  Income tax expense (benefit)                                                  (97,860)             (4,563)
  Income before equity in undistributed income of subsidiary                    470,416             516,403
  Equity in undistributed income of subsidiary                                1,393,106           1,277,825
                                                                              ---------           ---------

    NET INCOME                                                             $  1,863,522        $  1,794,228
                                                                           ============        ============

Statement of Cash Flows, Year Ended December 31,                                 1996              1995
                                                                                 ----              ----

Cash Flows from Operating Activities:
  Net Income                                                               $  1,863,522        $  1,794,228
  Equity in undistributed income of subsidiary                               (1,393,106)         (1,277,825)
  Amortization of organization cost                                              13,181              10,420
  Increase in amount due from Union National Bank                               (97,860)            --
  Decrease in other assets                                                       88,385             --
                                                                           ------------        ------------

    Net cash provided by operating activities                                   474,122             526,823
                                                                           ------------        ------------

Cash Flows from Investing Activities:
  Expenditures related to proposed acquisition                                  --                  (92,878)
                                                                           ------------        ------------

  Net cash used by investing activities                                         --                  (92,878)
                                                                           ------------        ------------

                                      F-26





Cash Flows from Financing Activities:
  Dividends paid                                                               (475,380)           (433,680)
                                                                               --------            --------

    Net cash used by financing activities                                      (475,380)           (433,680)
                                                                               --------            --------

Net (decrease) increase in cash and cash equivalents                             (1,258)                265
Cash and Cash Equivalents at Beginning of Year                                   10,265              10,000
                                                                                 ------              ------

Cash and Cash Equivalents at End Of Year                                   $      9,007        $     10,265
                                                                           ============        ============

19.      TERMINATION OF PROPOSED ACQUISITION

         On October 25, 1995, Union National entered into a definitive agreement to acquire Maryland Permanent Bank & Trust Company ("Maryland Permanent") of Owings Mills, Maryland. On July 26, 1996, prior to the consummation of the merger Union National, as provided in the definitive agreement, terminated negotiations with Maryland Permanent. Costs associated with the proposed affiliation, consisting primarily of professional fees of $287,824, were expensed in 1996.

THIS IS NOT A PROXY

                          Union National Bancorp, Inc.

               1997 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                               Authorization Form

TO: American Stock Transfer and Trust Company, as Agent for Union National Bancorp, Inc. (the "Company"):

         The undersigned desires to participate in the 1997 Dividend Reinvestment and Stock Purchase Plan ("Plan"), receipt of a copy of which is hereby acknowledged, to purchase full and fractional shares of common stock, par value $.01 per share (the "Common Stock") of the Company as specified below:

(Check one)
---
---      FULL DIVIDEND REINVESTMENT - ALL SHARES AND OPTIONAL CASH PAYMENTS.
         I hereby authorize you to apply all dividends on all shares registered in my name, and any optional cash payments I make by check or money order, toward the purchase of shares of Common Stock.
---
--- PARTIAL DIVIDEND REINVESTMENT - LESS THAN ALL SHARES, OPTIONAL CASH PAYMENTS. Apply cash dividends on ____________ shares and any optional cash payments I make by check or money order toward the purchase of shares of Common Stock, and return the remaining shares to me.

         NOTE: Cash dividends on shares of Common Stock credited to the participant's account under the Plan are automatically reinvested in additional shares. Participants will continue to receive cash dividends on those shares not in an account under the Plan.

         I understand that I may withdraw from the Plan by giving written notice thereof to the Agent designated in the brochure or its duly designated successor, in accordance with the terms of the Plan.


PLEASE FILL IN NAME AND ADDRESS EXACTLY               THIS IS NOT A PROXY
AS IT APPEARS ON YOUR STOCK CERTIFICATE:

---------------------------------------------     -----------------------------
                                                            Signature

---------------------------------------------     -----------------------------
                                                            Signature

---------------------------------------------

                                                  All persons whose names appear
---------------------------------------------     on the stock certificate
                                                  must sign.


                                                  Date:________________________

                             SHARE TRANSMITTAL FORM
                          (For Deposit of Shares Only)

TO: American Stock Transfer and Trust Company, Agent for Union National Bancorp, Inc. (the "Company"):

The undersigned desires to participate in the 1997 Dividend Reinvestment and Stock Purchase Plan ("Plan"), receipt of a copy of which is hereby acknowledged, to purchase full and fractional shares of common stock, par value $.01 per share (the "Common Stock") of the Company. In accordance therewith, the undersigned hereby deposits with you the following certificate(s) representing shares of Common Stock. The undersigned acknowledges that the method of transmitting certificates is at the option and risk of the undersigned, and if sent by mail, registered mail with return receipt requested, properly insured, is recommended. Delivery shall be effected and risk of loss and title to the transmitted certificate(s) shall pass only upon proper delivery of such certificate(s) to the Agent.

===================================================================================================================================
                Name and Address of Registered Owner
                           (Please Print)                                                    Certificate(s)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                             Certificate                 Number of Shares
                                                                               Number               Represented by Certificate
                                                                     --------------------------------------------------------------

                                                                     --------------------------------------------------------------

                                                                     --------------------------------------------------------------

                                                                     --------------------------------------------------------------

                                                                     --------------------------------------------------------------

                                                                     --------------------------------------------------------------

                                                                     --------------------------------------------------------------
                                                                       TOTAL No. of Shares
===================================================================================================================================
                             If  additional  space  is  needed,  attach a signed
schedule.

NOTE:    (1)  All certificates delivered for safekeeping must be enrolled in the Plan.  The certificates will be cancelled and reissued in the name of the Agent; upon withdrawal, new certificates will be issued in the name of the participant.

(2) Cash dividends on shares of Common Stock credited to the participant's account under the Plan are automatically reinvested in additional shares.
Participants will continue to receive cash dividends on those shares not in an account under the Plan.

I understand that I may withdraw from the Plan by giving written notice thereof to the Agent designated in the brochure or its duly designated successor, in accordance with the terms of the Plan.

PLEASE FILL IN NAME AND ADDRESS EXACTLY AS        THIS IS NOT A PROXYT
IT APPEARS ON YOUR STOCK CERTIFICATE:

---------------------------------------------     -----------------------------
                                                            Signature

---------------------------------------------     -----------------------------
                                                            Signature

---------------------------------------------

                                                  All persons whose names appear
---------------------------------------------     on the stock certificate
                                                  must sign.


                                                  Date:________________________

No  dealer,   salesperson  or  any   other  person
has   been  authorized  to  give  any  information
or  to  make  any   representation  in  connection
with  this offering  other  than  those  contained
or incorporated  by  reference in this Prospectus,        150,000 Shares
and  if  given   or   made,  such  information  or
representation   must  not be relied upon  as  hav-        UNION NATIONAL
ing  been   so  authorized  by  Union  National.            BANCORP, INC.
This Prospectus does  not  constitute  an  offer to
sell or a solicitation  of an offer to  buy, any of
these securities in any jurisdiction  to any person
to  whom  it  is  unlawful  to  make  such offer or
solicitation  in  such  jurisdiction.  Neither  the
delivery of this  Prospectus nor any sale hereunder        Common Stock
shall, under any circumstances, create any impli-cation that there has been no change in the affairs of Union National since the date hereof or that the information contained herein is correct as of any time subsequent to its date.



TABLE OF CONTENTS
                                              Page   ------------------------
                                              ----
                                                           Prospectus
Prospectus Summary                              3
Risk Factors                                    6     -----------------------
The Company                                     9
1997 Dividend Reinvestment and Stock
     Purchase Plan                              9
Market Prices and Dividends                    17
Use of Proceeds                                18   1997 Dividend Reinvestment
Capitalization                                 18
Selected Financial Information                 19     and Stock Purchase Plan
Management's Discussion and Analysis of
     Consolidated Financial Condition
     and Results of Operations                 20
Supervision and Regulation                     43
Management                                     47
Beneficial Ownership of Shares                 56
Certain Relationships and Related
      Transactions                             57                  , 1997
Description of Securities                      58
Legal Matters                                  60
Experts                                        60

Until , 1997, all  dealers effecting  transactions
in  the  registered  securities,  whether  or  not
participating in this distribution may be required
to  deliver  a  prospectus.  This is  in  addition
to  the   obligation  of  dealers   to  deliver  a
prospectus when acting as underwriters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

         The following is an estimate of expenses payable by Union National in connection with the sale of the securities offered hereby.

                           SEC Registration Fee                $ 1,466
                           Accounting fees and expenses          1,000
                           Legal fees and expenses              25,000
                           Printing and engraving               10,000
                           Miscellaneous                         1,034
                                                                 -----

                           Total                               $40,000

Item 14. Indemnification of Directors and Officers

         Under Maryland law, a corporation is permitted to limit, by provision in its Articles of Incorporation, the liability of directors and officers so that no director or officer shall be liable to the corporation or to any shareholder for money damages except (i) for and to the extent of actual receipt of an improper personal benefit in money, property or services, or (ii) for active and deliberate dishonesty established by a final judgment as being material to the cause of action. Union National's Articles of Incorporation incorporated these provisions.

         Union National's Articles of Incorporation and Bylaws require Union National to indemnify its directors and officers to the maximum extent permitted under Maryland law. As a result, Union National is required to indemnify any present or former director or officer against any claim or liability, including all judgments, penalties, fines, settlements and expenses, unless it is established that (i) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, Union National is required to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by such a person provided that Union National shall have received (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by Union National, and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by Union National if it shall ultimately be determined that the standard of conduct was not met. Union National's Articles of Incorporation and Bylaws also require Union National to provide indemnification, payment or reimbursement of expenses to a present or former director or officer who served a predecessor of Union National in such capacity, and to any employee or agent of Union National or a predecessor of Union National.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted of directors and officers of Union National pursuant to the foregoing provisions or otherwise, Union National has been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.


Item 15. Recent Sales of Unregistered Securities.   None

Item 16. Exhibits and Financial Statement Schedules

Exhibit
Number   Description of Exhibits
------   -----------------------

3(a) Articles of Incorporation of the Registrant (incorporated by reference to the Registrant's Form 10, File No. 0-22523, filed with the Commission on May 5, 1997). 3(b) By-laws of the Registrant (incorporated by reference to the Registrant's Form 10, File No. 0-22523, filed with the Commission on May 5, 1997). 4 1997 Dividend Reinvestment and Stock Purchase Plan (included in the Prospectus) 5 Opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, regarding legality of the shares. 10 Employment Agreement between The Union National Bank of Westminster and Virginia W. Smith (incorporated by reference to the Registrant's Form 10, File No. 0-22523, filed with the Commission on May 5, 1997). 21 Subsidiary of the Registrant (incorporated by reference to the Registrant's Form 10, File No. 0-22523, filed with the Commission on May 5, 1997). 23(a) Consent of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC (included in
         Exhibit 5). 23(b) Consent of Stegman & Company. 24 Power of Attorney (included on Signature Page).

Item 17.          Undertakings

(a)      The undersigned Registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement:

                  (i) To include any prospectus required by Section 10(a)3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement(or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggre-gate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Baltimore, State of Maryland, on September 30, 1997.

                                         UNION NATIONAL BANCORP, INC.


                                         By:  /s/ Virginia W. Smith
                                             ---------------------------------
                                              Virginia W. Smith, President and
                                              Chief Executive Officer


                                POWER OF ATTORNEY

         Each of the undersigned, whose signature appears below constitutes and appoints Virginia W. Smith as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or advisable to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof. This power of attorney may be executed in counterparts.

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                               Title                                     Date
---------                               -----                                     ----


/s/ Virginia W. Smith         Director, President and Chief                     September 30, 1997
----------------------------    Executive Officer
Virginia W. Smith

/s/ Gabrielle M. Peregoy      Treasurer                                         September 30, 1997
----------------------------
Gabrielle M. Peregoy


/s/ K. Wayne Lockard          Chairman of the Board                             September 30, 1997
----------------------------
K. Wayne Lockard


/s/ Donald C. Essich          Vice-Chairman of the Board                        September 30, 1997
----------------------------
Donald C. Essich


                              Director                                          September   , 1997
----------------------------
Joseph H. Beaver, Jr.

                                      II-4






/s/ Wesley D. Blakeslee       Director                                          September 30, 1997
----------------------------
Wesley D. Blakeslee


/s/ David L. Brauning         Director                                          September 30, 1997
----------------------------
David L. Brauning


/s/ Robert L. Bullock         Director                                          September 30, 1997
----------------------------
Robert L. Bullock


                              Director                                          September 30, 1997
----------------------------
Dean H. Giffin


/s/ Bernard Larry Jones, Sr.  Director                                          September 30, 1997
----------------------------
Bernard Larry Jones, Sr.


/s/ William R. Klinger        Director                                          September 30, 1997
----------------------------
William R. Klinger


/s/ Robert T. Scott           Director                                          September 30, 1997
----------------------------
Robert T. Scott


/s/ Ethan A. Seidel           Director                                          September 30, 1997
----------------------------
Ethan A. Seidel


/s/ Ellen L. Willis           Director                                          September 30, 1997
----------------------------
Ellen L. Willis


/s/ Kenneth B. Wright         Director                                          September 30, 1997
----------------------------
Kenneth B. Wright

C69270E.616 L:14

                                  Exhibit Index

Exhibit
Number   Description of Exhibits
------   -----------------------

3(a) Articles of Incorporation of the Registrant (incorporated by reference to the Registrant's Form 10, File No. 0-22523, filed with the
         Commission   on  May  5,  1997).

3(b)     By-laws  of  the   Registrant   (incorporated   by   reference  to  the
         Registrant's Form 10, File No. 0-22523, filed with the Commission on May 5, 1997).

4        1997 Dividend  Reinvestment  and Stock  Purchase Plan  (included in the
         Prospectus)

5 Opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, regarding legality of the shares.*

10 Employment Agreement between The Union National Bank of Westminster and Virginia W. Smith (incorporated by reference to the Registrant's Form 10, File No. 0-22523, filed with the Commission on May 5, 1997).

21       Subsidiary  of  the  Registrant   (incorporated  by  reference  to  the
         Registrant's Form 10, File No. 0-22523, filed with the Commission on May 5, 1997).

23(a) Consent of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC (included in Exhibit 5).

23(b)    Consent of Stegman & Company.*

24       Power of Attorney (included on Signature Page).












----------------
*  Filed herewith

                                    EXHIBIT 5

                                                                     Exhibit 5
                                   LAW OFFICES
             GORDON, FEINBLATT, ROTHMAN, HOFFBERGER & HOLLANDER, LLC
                              THE GARRETT BUILDING
                             233 EAST REDWOOD STREET
                         BALTIMORE, MARYLAND 21202-3332
                                  410-576-4000


                                Telex 908041 BAL

                                Fax 410-576-4246


                               September 30, 1997



Union National Bancorp, Inc.
117 East Main Street
Westminster, Maryland  21157

         Re: Union National Bancorp, Inc., Registration Statement on Form S-1 1997 Dividend Reinvestment and Stock Purchase Plan

Ladies and Gentlemen:

         We have acted as counsel to Union National Bancorp, Inc., a Maryland corporation (the "Company"), in connection with the issuance by the Company of up to 150,000 shares of common stock, par value $.01 per share (the "Shares"), under the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan"), pursuant to the above-referenced Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), filed on this date by the Company with the Securities and Exchange Commission (the "Commission").

         We have examined copies of (i) the Articles of Incorporation of the Company, as amended (the "Charter"), certified by the Statement Department of Assessments and Taxation of Maryland, (ii) the ByLaws of the Company, (iii) the Plan, and (iv) resolutions adopted by the Board of Directors of the Company relating to the matters referred to herein. We have also examined the Registration Statement and Exhibits thereto (collectively, with the documents described in the preceding sentence, referred to as the "Documents").

         In expressing the opinions set forth below, we have assumed, and so far as is known to us there are no facts inconsistent therewith, that all Documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original documents, all signatures on all such Documents are genuine, all public records reviewed or relied upon by us or on our behalf are true and complete, and all statements and information contained in the Documents are true and complete.

         Based on the foregoing, it is our opinion that, upon the sale of the Shares to participants in the Plan in accordance with the terms of the Plan, the Shares will be duly and validly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the laws of the State of Maryland and of the United States of America and we do not express any opinion herein concerning any other law. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Union National Bancorp, Inc.
September      , 1997
Page 2


         This opinion is being furnished to you for your benefit, and amy not be relied upon by any other person without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this opinion, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

                                          Very truly yours,


                                          /s/ GORDON, FEINBLATT, ROTHMAN,
                                                HOFFBERGER & HOLLANDER, LLC

                                  EXHIBIT 23(b)

                                                               Exhibit 23(b)


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


         We hereby consent to the use in this Registration Statement of our report dated January 8, 1997, relating to the consolidated financial statements of Union National Bancorp, Inc. and Subsidiary, and to the reference to our Firm under the caption "Experts" in the Prospectus.


                                                     Stegman & Company


Towson, Maryland
September 30, 1997